Filed Pursuant to Rule 424(b)(5)
Registration No. 333-236683

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell, nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission.

SUBJECT TO COMPLETION, DATED MARCH 17, 2022

PROSPECTUS SUPPLEMENT

(To the Prospectus dated May 6, 2020)

TÜRKİYE CUMHURİYETİ

(The Republic of Turkey)

$                    % Notes due

The Republic of Turkey (the “Republic” or “Turkey”) is offering and $                 principal amount of its     % Notes due                  (the “notes”). The notes will constitute direct, general and unconditional obligations of the Republic. The full faith and credit of the Republic will be pledged for the due and punctual payment of all principal and interest on the notes. The Republic will pay interest on the notes on                  and                  of each year, commencing on                 .

This prospectus supplement and accompanying prospectus dated May 6, 2020, constitute a prospectus for the purposes of Article 6 of Regulation (EU) 2017/1129 (the “Prospectus Regulation”).

This prospectus supplement and the accompanying prospectus have been approved by the Commission de Surveillance du Secteur Financier of the Grand Duchy of Luxembourg (the “CSSF”), as competent authority under the Prospectus Regulation. Application is being made to list on the Official List and trade the notes on the Regulated Market “Bourse de Luxembourg” of the Luxembourg Stock Exchange, which is a regulated market for the purposes of the Market in Financial Instruments Directive (2014/65/EU), as amended (“MiFiD II”). The CSSF only approves this prospectus supplement and the accompanying prospectus dated May 6, 2020 as meeting the standards of completeness, comprehensibility and consistency imposed by the Prospectus Regulation. Such approval should not be considered as an endorsement of the Republic or the quality of the notes that are the subject of this prospectus supplement and investors should make their own assessment as to the suitability of investing in the notes. The CSSF assumes no responsibility as to the economic and financial soundness of the transaction and the quality or solvency of the Republic in line with the provisions of Article 6(4) of the Luxembourg Prospectus Law.

See the section entitled “Risk Factors” for a discussion of certain factors you should consider before investing in the notes.

The notes will be designated collective action securities and will, therefore, contain “collective action clauses”. Under these provisions, which are described beginning on page 14 of the accompanying prospectus dated May 6, 2020, the Republic may amend the payment provisions of the notes and other “reserved matters” listed in the fiscal agency agreement with the consent of the holders of: (1) with respect to a single series of notes, more than 75% of the aggregate principal amount of the outstanding notes of such series; (2) with respect to two or more series of notes, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding notes of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of notes, more than 66 2⁄3% of the aggregate principal amount of the outstanding notes of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding notes of each series affected by the proposed modification, taken individually. “Reserved matters” include, among other things, changes in the dates on which any amounts are payable on the debt securities, reductions in principal amounts or interest rates on the debt securities, a change in the currency of the debt securities, any change in the identity of the obligor under the debt securities, or a change in the status of the debt securities.

	Per Note		Total
Public Offering Price		%	$
Underwriting discount		%	$
Proceeds, before expenses, to the Republic of Turkey		%	$

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters are offering the notes subject to various conditions. The underwriters expect to deliver the notes on or about March         , 2022 (the “Issue Date”), through the book-entry facilities of The Depository Trust Company (“DTC”), against payment in same-day funds.

Joint Book-Running Managers

CITIGROUP	GOLDMAN SACHS INTERNATIONAL	J.P. MORGAN

The date of this prospectus supplement is March                 , 2022.

ABOUT THIS PROSPECTUS SUPPLEMENT

The Republic accepts responsibility for the information contained within this prospectus supplement and accompanying prospectus. The Republic declares that to the best of their knowledge, the information contained in this prospectus supplement and accompanying prospectus is in accordance with the facts and makes no omission likely to affect its import.

Unless otherwise stated, all annual information, including budgetary information, is based upon calendar years. Figures included in this prospectus supplement and the accompanying prospectus have been subject to rounding adjustments; accordingly, figures shown for the same item of information may vary, and figures that are totals may not be an arithmetical aggregate of their components.

This prospectus supplement and the accompanying prospectus have been prepared for the purpose of giving information with regard to the Republic, which, according to the particular nature of the Republic and the notes, is necessary to enable investors to make an informed assessment of the rights attaching to the notes and the reasons for the issuance of notes and its impact on the Republic.

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, in making your investment decision. The Republic has not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it.

The Republic is offering to sell the notes only in places where offers and sales are permitted.

You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than its respective date.

FORWARD-LOOKING STATEMENTS

The Republic has made forward-looking statements in this prospectus supplement. Statements that are not historical facts are forward-looking statements. These statements are based on the Republic’s current plans, estimates, assumptions and projections. Therefore, you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made. The Republic undertakes no obligation to update any of them in light of new information or future events.

Forward-looking statements involve inherent risks. The Republic cautions you that a number of factors could cause actual results to differ materially from those contained in any forward-looking statements. These factors include, but are not limited to:

•	External factors, such as:

•	interest rates in financial markets outside Turkey;

•	the impact of changes in the credit ratings of Turkey;

•	the impact of changes in the international prices of commodities;

•	economic conditions in Turkey’s major export markets;

•	the decisions of international financial institutions regarding the terms of their financial arrangements with Turkey;

•	the impact of any delays or other adverse developments in Turkey’s accession to the European Union;

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•	the impact of adverse developments in the region where Turkey is located; and

•	the effects of a regional or global health pandemic, including COVID-19, and the impact of actions taken to mitigate such a pandemic.

•	Internal factors, such as:

•	general economic and business conditions in Turkey;

•	political, military or internal security events in Turkey;

•	present and future exchange rates of the Turkish currency;

•	foreign currency reserves;

•	the level of domestic debt;

•	domestic inflation;

•	natural events, such as climatic changes, earthquakes and floods;

•	the ability of Turkey to effect key economic reforms;

•	the level of foreign direct and portfolio investment in Turkey; and

•	the level of Turkish domestic interest rates.

SOVEREIGN IMMUNITY AND ARBITRATION

The Republic is a foreign sovereign state. Consequently, it may be difficult for investors to obtain or realize upon judgments of courts in the United States against the Republic. See “Debt Securities — Governing Law and Consent to Service” in the accompanying prospectus.

CURRENCY AND EXCHANGE RATE DATA

References to “Turkish Lira” and “TL” in this prospectus supplement in the context of a point in time after January 1, 2009 are to the Turkish Lira, the Republic’s new official currency, which was introduced on January 1, 2009 in place of the New Turkish Lira; references in this prospectus supplement to “New Turkish Lira” and “YTL” are to the lawful currency of the Republic for the period beginning on January 1, 2005 and ending on December 31, 2008; and references to “Turkish Lira” and “TL” in this prospectus supplement in the context of a point in time prior to January 1, 2005 are to the Turkish Lira before it was replaced with New Turkish Lira. References to “U.S.$”, “$”, “U.S. Dollars” and “dollars” in this prospectus supplement are to lawful money of the United States of America. References to “€” and “euro” in this prospectus supplement are to the lawful currency of the European Union.

Translations of amounts from Turkish Lira to dollars are solely for the convenience of the reader and, unless otherwise stated, are made at the exchange rate prevailing at the time as of which such amounts are specified. No representation is made that the Turkish Lira or dollar amounts referred to herein could have been or could be converted into dollars or Turkish Lira, as the case may be, at any particular rate or at all.

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OVERVIEW

This overview should be read as an introduction to the prospectus supplement and the accompanying prospectus. Any decision to invest in the notes by an investor should be based on consideration of the prospectus supplement and the accompanying prospectus as a whole. Where a claim relating to the information contained in the prospectus supplement or the accompanying prospectus is brought before a court in a Member State of the European Economic Area and the United Kingdom, the plaintiff may, under the national legislation of the Member State where the claim is brought, be required to bear the costs of translating the prospectus supplement and the accompanying prospectus before the legal proceedings are initiated.

Issuer	The Republic of Turkey.

The Republic of Turkey is located in southwestern Asia, where it borders Iran, Armenia, Georgia, Azerbaijan, Iraq and Syria, and southeastern Europe, where it borders Greece and Bulgaria, with a total territory (inclusive of its lakes) of approximately 814,578 square kilometers. Turkey’s population, as of December 2021, was estimated to be 84,680,273.

The Republic of Turkey was founded in 1923 and currently has a parliamentary form of government. The Republic has undertaken many reforms to strengthen its democracy and economy, in connection with its accession negotiations with the European Union.

Securities Offered	$ % Notes due (the “notes”).

Maturity Date	.

Issue Price	% of the principal amount of the notes.

Interest Payment Dates	and of each year, commencing on , 2022.

Status and Ranking	The notes will constitute direct, general, unconditional and unsubordinated public external indebtedness of the Republic for which the full faith and credit of the Republic is pledged. The notes rank and will rank without any preference among themselves and equally with all other unsubordinated public external indebtedness of the Republic. It is understood that this provision shall not be construed so as to require the Republic to make payments under the debt securities ratably with payments being made under any other public external indebtedness. See “Debt Securities — Status of the Debt Securities” and “Debt Securities — Negative Pledge” in the accompanying prospectus.

Markets	The notes are offered for sale in those jurisdictions where it is legal to make such offers. See “Underwriting”.

Listing and Admission to Trading	Application is being made to list on the Official List and trade the notes on the Regulated Market “Bourse de Luxembourg” of the Luxembourg Stock Exchange.

Negative Pledge

Clause (9) of the definition of Permitted Lien set forth on pages 6 and 7 of the accompanying prospectus shall read as follows for purposes of the notes: Liens on assets (other than official holdings of gold) in existence on , 2022, provided that such Liens remain confined to the assets affected thereby on , 2022, and secure only those obligations so secured on , 2022.

Form	The notes will be book-entry securities in fully registered form, without coupons, registered in the names of investors or their nominees in denominations of $200,000 and integral multiples of $1,000 in excess thereof.

Clearance and Settlement	Beneficial interests in the notes will be shown on, and transfer thereof will be effected only through, records maintained by DTC and its participants, unless certain contingencies occur, in which case the notes will be issued in definitive form. Investors may elect to hold interests in the notes through DTC, Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, S.A. (“Clearstream Banking Luxembourg”), if they are participants in such systems, or indirectly through organizations that are participants in such systems. See “Global Clearance and Settlement”.

Payment of Principal and Interest	Principal and interest on the notes will be payable in U.S. dollars or other legal tender of the United States of America. As long as the notes are in the form of a book-entry security, payments of principal and interest to investors shall be made through the facilities of DTC. See “Description of the Notes — Payments of Principal and Interest” and “Global Clearance and Settlement — Ownership of Notes through DTC, Euroclear and Clearstream Banking Luxembourg”.

Default	The notes will contain events of default, the occurrence of which may result in the acceleration of our obligations under the notes prior to maturity. See “Description of the Notes — Default; Acceleration of Maturity” in this prospectus supplement.

Collective Action Securities

The notes will be designated Collective Action Securities under the Fiscal Agency Agreement, dated as of March 23, 2015, between the Republic and The Bank of New York Mellon, as amended by Amendment No. 1 to the Fiscal Agency Agreement dated March 15, 2017 (the “Fiscal Agency Agreement”). The notes will contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers that differ from those applicable to certain other series of U.S. dollar denominated debt securities issued by the Republic and described in the accompanying prospectus. The provisions described in this prospectus supplement will govern the notes. These provisions are commonly referred to as “collective action clauses.” Under these provisions, which are described beginning on page 15 of the accompanying prospectus dated May 6, 2020, the Republic may amend the payment provisions of the notes and other reserved matters listed in the Fiscal Agency Agreement with the consent of the holders of: (1) with respect to a single series of notes, more than 75% of the aggregate principal amount of the outstanding notes of such series; (2) with respect to two or more series of notes, if certain

“uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding notes of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of notes, more than 66 2/3% of the aggregate principal amount of the outstanding notes of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding notes of each series affected by the proposed modification, taken individually. These provisions are described in the section “Debt Securities — Collective Action Securities Issued On or After January 1, 2015” in the accompanying prospectus.

Sinking Fund	None.

Prescription Period	None.

Use of Proceeds	The Republic will use the net proceeds of the sale of the notes for general financing purposes, which may include the repayment of debt. The amount of net proceeds (before expenses) is $ .

Risk Factors	Risks associated with the notes generally include: 1) the trading market for the notes may be volatile and may be adversely impacted by many events; 2) there may be no active trading market for the notes; 3) the notes may not be a suitable investment for all investors; 4) the notes are unsecured; 5) the notes contain provisions that permit the Republic to amend the payment terms without the consent of all holders; and 6) legal investment considerations may restrict certain investments.

Risks associated with the Republic generally include: 1) the Republic is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it; 2) there can be no assurance that the Republic’s credit ratings will not change; 3) risks associated with political and economic environment; 4) risks associated with significant seismic events; 5) volatile international markets and events may have a negative effect on the Turkish economy; 6) potential refinancing risk; 7) potential inflation risk; 8) risks associated with the Republic’s current account deficit; 9) risks associated with the foreign exchange rate of the Republic’s currency; 10) risks associated with delays or other adverse developments in the Republic’s accession to the European Union may have a negative impact on the Republic’s economic performance and credit ratings; 11) risks associated with pending arbitration proceedings; 12) risks associated with external shocks; 13) risks associated with recent federal court decisions in New York relating to ranking provisions; 14) risks associated with the adverse effects of the novel coronavirus (COVID-19) on the Republic’s economy; and 15) risks associated with the ongoing conflict between Russia and Ukraine.

These risk factors are described in the section entitled “Risk Factors” of this prospectus supplement.

Fiscal Agency Agreement	The notes will be issued pursuant to the Fiscal Agency Agreement.

Taxation	For a discussion of material United States federal income and Turkish tax consequences associated with the notes, see “Taxation” in this prospectus supplement. Investors should consult their own tax advisors in determining the U.S. federal, U.S. state, U.S. local, non-U.S. and any other tax consequences to them of the purchase, ownership and disposition of the notes.

Governing Law	The notes will be governed by the laws of the State of New York, except with respect to the authorization and execution of the notes, which will be governed by the laws of the Republic of Turkey.

Clearing Reference Numbers	ISIN No. US

CUSIP No.

RISK FACTORS

You should read this entire prospectus supplement and the accompanying prospectus carefully. Words and expressions used in this section but not defined herein shall have the same meanings assigned to them elsewhere in this prospectus supplement and the accompanying prospectus. Investing in the notes involves certain risks. In addition, the purchase of the notes may involve substantial risks and be suitable only for investors who have the knowledge and experience in financial and business matters to enable them to evaluate the risks and merits of an investment in the notes. You should make your own inquiries as you deem necessary without relying on the Republic or any underwriter and should consult with your financial, tax, legal, accounting and other advisers, prior to deciding whether to make an investment in the notes. You should consider, among other things, the following:

Risks Relating to the Market for the Notes

The trading market for the notes may be volatile and may be adversely impacted by many events.

The market for the notes is expected to be influenced by economic, political, social and market conditions and, to varying degrees, interest rates, currency exchange rates and inflation rates in the United States and Europe and other countries. There can be no assurance that events in Turkey, the United States, Europe or elsewhere will not cause market volatility or that such volatility will not adversely affect the price of the notes, or that economic, political, social and market conditions will not have any other adverse effect.

There may be no active trading market for the notes and limited liquidity for noteholders.

There can be no assurance that an active trading market for the notes will develop, or, if one does develop, that it will be maintained. If an active trading market for the notes does not develop or is not maintained, the market or trading price and liquidity of the notes may be adversely affected. If the notes are traded after their initial issuance, they may trade at a discount to their initial offering price, depending upon prevailing interest rates, the market for similar securities, general economic conditions and the financial condition of the Republic. Although an application will be made to list on the Official List and trade the notes on the Regulated Market “Bourse de Luxembourg” of the Luxembourg Stock Exchange, there is no assurance that such application will be accepted or that an active trading market will develop.

Risks Relating to the Notes

The notes may not be a suitable investment for all investors.

You must determine the suitability of investment in the notes in the light of your own circumstances. In particular, you should:

(i) have sufficient knowledge and experience to make a meaningful evaluation of the information contained in this prospectus supplement and of the notes and the merits and risks of investing in the notes;

(ii) have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of your particular financial situation, an investment in the notes and the impact the notes will have on your overall investment portfolio;

(iii) have sufficient financial resources and liquidity to bear all of the risks of an investment in the notes, including where the currency for principal or interest payments is different from your currency;

(iv) understand thoroughly the terms of the notes and be familiar with the behavior of any relevant indices and financial markets; and

(v) be able to evaluate (either alone or with the help of a financial adviser) possible scenarios for economic, interest rate and other factors that may affect your investment and your ability to bear the applicable risks.

The notes are unsecured.

The notes constitute unsecured debt obligations of the Republic, and are not, either directly or indirectly, an obligation of any third party. In the event the Republic were to default on its obligations, you may not receive any amounts owed to you, including any repayment of principal, under the terms of the notes.

The notes contain provisions that permit the Republic to amend the payment terms without the consent of all holders.

The notes contain provisions regarding acceleration and voting on amendments, modifications, changes, consents and waivers, which are commonly referred to as “collective action clauses”. Under these provisions, certain key provisions of the notes may be amended, including the maturity date, interest rate and other payment terms, with the consent of the holders of 75% of the aggregate principal amount of the outstanding notes. The Republic expects that all series of notes issued under the program will include such collective action clauses, thereby giving the Republic the ability to request modifications or actions in respect of these matters across multiple series of notes. This means that a defined majority of the holders of such series of notes (when taken in the aggregate only, in some circumstances, and/or individually) would be able to bind all holders of notes in all the relevant aggregated series. See “Description of the Notes — Default; Acceleration of Maturity” and “— Amendments and Waivers” in this prospectus supplement and “Debt Securities — Collective Action Securities Issued On or After January 1, 2015” in the accompanying prospectus.

Risks Relating to the Republic

The novel coronavirus (COVID-19) has had an adverse effect on the Republic’s economy.

The outbreak of COVID-19, and the measures implemented to contain its spread, have significantly weakened global economic conditions and continue to have an indeterminable adverse impact on the world economy, including increased volatility in financial markets. COVID-19 was reportedly first detected in Wuhan, Hubei Province, China, and first reported to the World Health Organization (“WHO”) country office in China on December 31, 2019. On January 30, 2020, the WHO declared COVID-19 a public health emergency of international concern and on March 11, 2020, declared the outbreak a pandemic.

As a result of the COVID-19 outbreak and the measures implemented to contain its spread, Turkey and many other major economies reported economic contractions in the first and second quarters of 2020. Although Turkey and some other economics have shown signs of recovery since the second half of 2020, in recent months, some major countries, such as China, have reported a resurgence of COVID-19 and significant increases in COVID-19 infections in certain regions. In response to the increase in infections, some countries have re-introduced lockdown and other restrictive measures, which could have an impact on global economic conditions. Accordingly, the magnitude and duration of the economic impact of COVID-19 remains highly uncertain, and it is possible that another surge in COVID-19 cases could result in a prolonged economic slowdown in Turkey and globally, which could differ significantly in terms of severity and duration depending on the country.

To address the spread of COVID-19 in Turkey, the Turkish government has, since March 2020, implemented a series of protective measures. See “Recent Developments and Summary — General — COVID-19”. The measures implemented so far have resulted in a significant slowdown in economic activity that adversely affected economic growth in 2020 and may affect the economic growth in the upcoming periods to a degree that the Republic cannot quantify as of the date hereof. Any prolonged restrictive measures put in place in order to control an outbreak of contagious disease or other adverse public health development in Turkey may have a longer lasting material and adverse effect on Turkey’s economy. In order to accelerate the normalization in daily life and to enhance the level of openness of the economy, a vaccination process is being carried out throughout the country. As of March 12, 2022, an estimated 85.22% of the adult population has received two vaccines, which include vaccines purchased internationally and the “Turkovac” vaccine, which has been developed within Turkey and has received authorization for emergency use from the Turkish authorities. Any failure to fully vaccinate the population, or emergence of Covid-19 variants that are resistant to one or more of the vaccines used in Turkey, could result in an increase in infection rates and/or deaths and the tightening of lockdown restrictions to halt the spread. Any delay or failure in the vaccination supply may negatively affect the normalization of the economy during the post-COVID-19 period.

The Republic is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it.

The Republic is a sovereign state. Consequently, the ability of noteholders to sue the Republic may be limited.

The Republic has not consented to service or waived sovereign immunity with respect to actions brought against it under United States federal securities laws or any State securities laws or the securities laws of any other jurisdiction. In the absence of a waiver of immunity by the Republic with respect to these actions, it would not be possible to obtain judgment in such an action brought against the Republic in a court in the United States unless the court were to determine that the Republic is not entitled under the Foreign Sovereign Immunities Act to sovereign immunity with respect to such action. Further, even if a United States judgment could be obtained in such an action, it may not be possible to enforce in the Republic a judgment based on such a United States judgment. Execution upon property of the Republic located in the United States to enforce a United States judgment may not be possible except under the limited circumstances specified in the Foreign Sovereign Immunities Act.

The courts of Turkey will not enforce a judgment obtained in a court established in a country other than Turkey unless:

•	There is in effect a treaty between such country and Turkey providing for reciprocal enforcement of court judgments;

•	There is de facto reciprocity in such country of judgments rendered by Turkish courts; or

•	There is a provision in the laws of such country that provides for the enforcement of judgments of the Turkish courts.

There is no treaty between the United States and Turkey providing for reciprocal enforcement of judgments. There is no de facto reciprocity between the United States and Turkey. Moreover, there is uncertainty as to the ability of an investor to bring an original action in Turkey based on U.S. federal or non Turkish securities laws.

Turkish courts have rendered at least one judgment in the past confirming de facto reciprocity between the courts of New York State and Turkey. However, since de facto reciprocity is decided by the relevant court on a case by case basis, there is uncertainty as to the enforceability of court judgments obtained in the United States or the United Kingdom by Turkish courts.

In addition, the Turkish courts will not enforce any judgment obtained in a court established in a country other than Turkey if:

•	the defendant was not duly summoned or represented;

•	the defendant’s fundamental procedural rights were not observed and the defendant brings an objection before the Turkish court against the request for enforcement on either of these grounds;

•	the judgment in question was rendered with respect to a matter within the exclusive jurisdiction of the Turkish courts;

•

the judgment is incompatible with a judgment of a Turkish court between the same parties and relating to the same issues or, as the case may be, with an earlier foreign judgment on the same issue and enforceable in Turkey;

•	the judgment is not of a civil nature;

•	the judgment is clearly against public policy rules of Turkey;

•	the court rendering the judgment did not have jurisdiction to render such judgment;

•	the judgment is not final and binding with no further recourse for appeal under the laws of the country where the judgment has been rendered; or

•

the judgment was rendered by a foreign court which treated itself as competent even though it had no actual relationship with the parties or the subject matter at hand and the defendant brings an objection before the Turkish court against the request for enforcement on this ground.

Furthermore, to be enforceable under the laws of Turkey, the choice of laws of a foreign jurisdiction or submission to the jurisdiction of the courts of such a foreign jurisdiction should indicate the competent courts with sufficient precision. Therefore, lack of precision while determining the competent court of a foreign jurisdiction may render the choice of foreign court unenforceable. Also, Turkish law enables the parties’ ability to choose the law applicable to claims relating to tort and/or unjust enrichment only after the commitment or occurrence of the relevant tortious act or the relevant unjust enrichment.

As a result, it may not be possible to:

•	effect service of process outside Turkey upon any of the directors and official officers named in this prospectus; or

•	enforce, in Turkey, court judgments obtained in courts of jurisdictions other than Turkey against the Republic or any of the directors and official officers named in this prospectus in any action.

There can be no assurance that the Republic’s credit ratings will not change.

Long-term foreign currency debt of the Republic of Turkey is currently rated sub-investment grade by four nationally recognized statistical rating organizations, Fitch Ratings Limited (“Fitch”), S & P Global Ratings Europe Limited (“Standard & Poor’s”), Moody’s Investors Service Inc. (“Moody’s”) and Japan Credit Rating Agency, Ltd. (“Japan Credit Rating”).

On July 12, 2019, Fitch lowered Turkey’s rating to “BB-” from “BB” with a negative outlook. On November 1, 2019, Fitch revised Turkey’s outlook from “negative” to “stable” and affirmed its “BB-” rating. Fitch stated that Turkey had continued to make progress in rebalancing and stabilizing its economy, leading to an easing in downside risks since Fitch’s previous review in July 2019. On February 21, 2020, Fitch affirmed Turkey’s current rating and outlook. On August 21, 2020, Fitch affirmed Turkey’s current rating but revised its outlook to “negative” from “stable”. According to the statement released by Fitch, while the given rating was supported by Turkey’s moderate levels of government and household debt, large and diversified economy with a vibrant private sector, and GDP per capita and Ease of Doing Business indicators that compares favourably with ‘BB’ medians, Turkey’s weak external finances, a track record of economic volatility, high inflation and political and geopolitical risks were remarked as negative factors. On the negative side, Fitch mainly pointed to exacerbated external financing risks, and an increased risk of insufficiently monetary policy tightening which was contributing to further external imbalances, market instability and a more disorderly adjustment. On February 19, 2021, Fitch affirmed Turkey’s current rating at “BB-” and revised its outlook to “stable” from “negative”. Fitch mainly pointed to easing near-term external financing risks on the positive side. On August 13, 2021, Fitch kept Turkey’s credit rating and outlook unchanged. On December 2, 2021, Fitch affirmed Turkey’s current rating but revised its outlook to “negative” from “stable”. Fitch stated that the Central Bank’s (“CBRT”) monetary policy easing cycle and the prospect of further rate cuts or additional economic stimulus ahead of the 2023 presidential election had led to a deterioration in domestic confidence and rising inflation, and these developments created risks to macroeconomic and financial stability. On February 11, 2022, Fitch lowered

Turkey’s credit rating to “B+” and maintained its outlook as “negative”. Fitch cited weak policy credibility and predictability, high inflation, low external liquidity relative to high external financing requirements and dollarization, and geopolitical risks as reasons for the downgrade. The next announced dates of Fitch for the review of credit rating actions with respect to Turkey are scheduled for July 8, 2022 and November 18, 2022.

On August 17, 2018, Standard & Poor’s lowered Turkey’s foreign currency long term credit rating to “B+” and its local currency long term credit rating to “BB-” and assigned a stable outlook for both rating categories. Standard & Poor’s stated that the downgrade reflects its expectations that the extreme volatility of the Turkish Lira and the resulting projected sharp balance of payments adjustment will undermine Turkey’s economy. Standard & Poor’s also noted that the weakening of the Lira is putting pressure on the indebted corporate sector and has considerably increased the funding risk for Turkey’s banks. Standard & Poor’s indicated that it could lower the Republic’s credit ratings if (1) it sees an increasing likelihood of a systemic banking crisis with the potential to undermine the country’s fiscal position or (2) Turkey’s economic growth turned out to be materially weaker than currently projected, with a deeper recession taking place over the four-year forecast horizon. On May 6, 2020, on July 24, 2020, on January 22, 2021, on May 28, 2021, and on October 22, 2021, Standard & Poor’s kept Turkey’s credit rating and outlook unchanged. On December 10, 2021, Standard & Poor’s affirmed Turkey’s current rating but revised its outlook to “negative” from “stable”. The next announced dates of Standard & Poor’s for its solicited and unsolicited review of credit rating actions with respect to Turkey are scheduled for April 1, 2022 and September 30, 2022.

On June 14, 2019, Moody’s downgraded Turkey’s long-term issuer and senior unsecured debt ratings to “B1” from “Ba3” and assigned a negative outlook. According to Moody’s, its credit view of Turkey balances the large, diversified economy and still-moderate levels of government indebtedness against heightened external vulnerabilities and a continued erosion of institutional strength and policy effectiveness. Moody’s indicated that economic policy uncertainty persists despite the tighter fiscal and monetary policies in place since September 2018. Moody’s underlined that external refinancing requirements remain high and costly and the risk of a balance of payments crisis continues to rise. On September 11, 2020, Moody’s downgraded Turkey’s long-term issuer and senior unsecured debt ratings to “B2” from “B1” and affirmed its “negative” outlook. Moody’s stated that the three key drivers for the downgrade were as follows: (i) Turkey’s external vulnerabilities are increasingly likely to crystallize in a balance of payments crisis; (ii) as the risks to Turkey’s credit profile increase, the country’s institutions appear to be unwilling or unable to effectively address these challenges; and (iii) Turkey’s fiscal buffers, which have been a source of credit strength for many years, are eroding. On December 4, 2020, on June 4, 2021 and on December 3, 2021, Moody’s kept Turkey’s credit rating and outlook unchanged. The next announced dates of Moody’s for its solicited and unsolicited review of credit rating actions with respect to Turkey are scheduled for May 27, 2022 and November 25, 2022.

On April 10, 2020, Japan Credit Rating lowered Turkey’s long-term issuer and senior unsecured debt ratings to sub-investment grade “BB+” from “BBB-” and assigned a negative outlook. Japan Credit Rating stated that the outlook for the Syrian situation and for COVID-19 remained highly uncertain, and the downward pressure on the Turkish Lira was likely to lead to further decline in Turkey’s foreign exchange reserves and would put further pressure on external financing by the private sector if the problems related to Syria and COVID-19 became serious and prolonged. Japan Credit Rating indicated that further fiscal stimulus might be required to prevent economic bottoms, and the general government debt, which stood at 33% of GDP (“GDP”) at the end of 2019, was likely to increase significantly in the future. On May 31, 2021, Japan Credit Rating downgraded Turkey’s long-term issuer and senior unsecured debt ratings to “BB” from “BB+” and assigned a stable outlook.

A security rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, reduction or withdrawal at any time by the assigning rating agency. Any adverse change in an applicable credit rating could adversely affect the trading price for the notes and have the potential to affect the Republic’s cost of funds in the international capital markets and the liquidity of and demand for the Republic’s debt securities. Any adverse change in outlook or credit watch by Standard & Poor’s, Fitch, Moody’s or Japan Credit Rating could have similar adverse effects. The Republic’s current long-term debt ratings consist of sub-investment grade ratings from Standard & Poor’s, Moody’s, Fitch, and Japan Credit Rating. These ratings indicate that the notes are regarded as having significant speculative characteristics, and that there are major ongoing uncertainties or exposure to financial or economic conditions which could compromise the Republic’s capacity to meet its financial commitment on the notes.

The ongoing conflict between Russia and Ukraine could negatively impact the Republic.

In response to the recent military operations of Russia in Ukraine and Russia’s recognition of the independence of the self-proclaimed republics of Donetsk and Luhansk in the Donbas region of Ukraine, the Republic’s Ministry of Foreign Affairs has issued press releases indicating Turkey’s opposition to these actions and noting that Turkey’s support for the political unity, sovereignty and territorial integrity of Ukraine will continue. Turkey has also announced that it intends to implement all the provisions of the 1936 Montreux Convention which allows Turkey to restrict passage of military ships through the Bosphorus straits during a time of war, except when they are returning to their bases.

Furthermore, the governments of the United States, the United Kingdom, the European Union, Japan and other jurisdictions have announced the imposition of extensive sanctions on certain industry sectors in Russia and the regions of Donetsk and Luhansk and on certain individuals in Russia and abroad. The sanctions announced to date include restrictions on selling or importing goods, services or technology in or from affected regions, travel bans and asset freezes impacting connected individuals and political, military, business and financial organizations in Russia, severing Russia’s largest bank from the U.S. financial system, barring some Russian enterprises from raising money in the U.S. market and blocking the access of Russian banks to financial markets. The U.S. and other countries could impose wider sanctions and take other actions should the conflict further escalate.

The Republic has strong relations with both Ukraine and Russia. It depends significantly on Russia to meet its domestic energy requirements, particularly with regards to its consumption of natural gas. The share of Turkey’s natural gas import from Russia in 2020 was nearly 34% and the share of Turkey’s crude oil import from Russia was 11% in 2020. The two countries also cooperate in other industries, including tourism, the construction industry and the ongoing construction of the Akkuyu Nuclear Power Plant. Ukraine is a strategic partner of Turkey. Bilateral trade volume was U.S.$4.6 billion in 2020 and the two countries have in recent years increased their cooperation in the defense industry. Support for Ukraine’s territorial integrity and sovereignty has been among the priorities of Turkish foreign policy since 2014. Turkey does not recognize the illegal annexation of Crimea and favors peaceful settlement of the Donbas conflict in line with the Minsk agreements and with the territorial integrity of Ukraine.

Because of the close relationship with, and Turkey’s geographic proximity to, both countries, the current hostilities between Russia and Ukraine are likely to have an increasingly adverse effect on the Republic’s political, economic and financial position, especially if Turkey were to be obliged to source its energy needs elsewhere; its tourism, construction or other industries that rely on business from Russia were to experience material declines in demand for their services from Russia or Russians; the sanctions and export controls imposed by the United States, the European Union and other countries were to restrict or impede business cooperation between Russia and Turkey; or if counterresponses by the government of Russia were to impact its relationship with Turkey.

In addition, Turkey is a member of NATO, which has denounced Russia’s military activities in Ukraine. Russia has, in response, placed its strategic nuclear forces on a higher state of readiness than previously. Any armed confrontation between the armed forces of a NATO member country and the armed forces of Russia, in Ukraine or elsewhere, could pose significant risks to the Republic given its membership in NATO and its geographic proximity to both Ukraine and Russia.

If any of the risks discussed above were to materialize, it may affect the ability of the Republic to perform its payment obligations under the notes.

Volatile international markets and events may have a negative effect on the Turkish economy.

As a result of further economic instability in many developed and emerging markets, the international financial markets have experienced a significant amount of volatility and many financial market indices have declined significantly. The potential impact of such volatility on the Turkish market and on securities issued by the Republic, including the notes, is uncertain.

The Republic is located in a region which has been subject to ongoing political and security concerns, especially in recent years. These concerns in certain neighboring countries, such as Iran, Iraq, Georgia, Armenia and Syria, have been one of the potential risks associated with investment in securities issued by the Republic. Further, since December 2010, political instability has increased markedly in a number of countries in the Middle East and North Africa, such as Libya, Tunisia, Egypt, Syria, Jordan, Bahrain and Yemen.

As a result of the anti-government uprising in Syria, approximately four million Syrian refugees have fled to the Republic and more can be expected to cross the Turkish-Syrian border as the unrest in Syria continues. The ongoing conflict in Syria has been the subject of significant international attention, and its impact and resolution are difficult to predict. Relevant international parties and Syrian representatives continue to hold talks regarding the stabilization of Syria. Any failure related to the joint international efforts and/or any continuation or escalation of political instability or international military intervention in Syria may act as a destabilizing factor for Turkey. The high number of refugees within Turkey’s borders and foreign intelligence agents infiltrating both refugee camps and local communities remain current threats. Unrest in other countries may affect the Republic’s relationships with its neighbors, have political implications in the Republic or otherwise have a negative impact on the Republic’s economy. For additional information, see “Recent Developments and Summary — Foreign Policy and International Relations.”

Terrorist incidents (especially in 2015 and 2016) have contributed to a significant reduction in levels of tourism and tourism receipts in 2016, which led to a decrease in GDP in the third quarter of 2016. Tourism revenue recovered to a certain extent in 2017, 2018 and 2019. If additional attacks occur in the future, the Republic’s capital markets, levels of tourism in the Republic and foreign investment in the Republic, among other things, may suffer, or may suffer further.

There has been a significant decrease in the number of foreign visitors visiting the Republic since March 2020, due to the COVID-19 pandemic. Although, the tourism sector significantly recovered again in 2021 in terms of both the number of foreign visitors and tourism revenues, there can be no assurance that this recovery will persist or that the number of visitors or tourism revenues will not decrease in the future. For additional information, see “Recent Developments and Summary — Tourism.”

On January 20, 2018, Turkey launched “Operation Olive Branch”, a military operation to neutralize terrorist elements in Syria’s northern Afrin district along the Turkish-Syrian border. “Operation Olive Branch” aims to clear the region of armed forces aligned with the Kurdistan Workers’ Party (“PKK”), including the Democratic Union Party (“PYD”) and People’s Protection Units (“YPG”), that control the territory and who threaten the Republic’s national security and civilians in the region. According to statements released by the Turkish Presidency and the Turkish Armed Forces, Operation Olive Branch is based on the Republic’s right to self-defense under international law, as outlined in Article 51 of the UN Charter and the relevant UN Security Council resolutions 1373(2001), 1624(2005), 2170(2014) and 2178(2014) and has been carried out with full respect of Syria’s territorial integrity. The current phase of the operation is focused on ensuring security and stability (de-mining, establishing order, local governance and security, facilitating the return of internally displaced persons (“IDPs”) and refugees originally from Afrin) based on the principle of “local ownership.” On October 9, 2019, the Turkish Armed Forces, together with the Syrian National Army, launched “Operation Peace Spring” against the PKK/YPG and DAESH terrorists in northern Syria. Turkey has paused Operation Peace

Spring after the agreement reached with the U.S. on October 17, 2019. On October 22, 2019, Turkey and Russia agreed on a memorandum of understanding in terms of combatting terror, ensuring Syria’s territorial integrity and political unity, and facilitating the return of refugees. On October 26, 2021, Turkish parliament ratified a motion extending authorization to launch cross-border anti-terrorist operations in northern Iraq and Syria for two more years, as well as continued participation in a Lebanon peacekeeping mission. The motion allows the Turkish military to carry out cross-border operations in northern Iraq and Syria until October 20, 2023. For additional information, see “Recent Developments and Summary — Foreign Policy and International Relations.”

The continuation of the conflict in Syria and/or its further deterioration could have a material negative impact on the Turkish economy. Regional conflicts, terrorist attacks and the threat of future terrorism have had and could continue to have a material adverse effect on Turkey’s capital markets, the level of tourism, foreign investment, exports and other elements of the Turkish economy. The escalation of political instability in the Middle East could also be a destabilizing factor for Turkey and the region as a whole. The Republic’s drilling activities in the Eastern Mediterranean may lead to political reactions from the littoral states and other international bodies, such as the European Union, and adversely affect the Republic’s economic and financial indicators. In addition, any further possible regional issue to be emerged in the future may adversely affect the Republic’s economy if such issues lead to any conflict between the Republic and any relevant regional and international parties. Any further possible major conflicts to be emerged in the relations of the Republic with other countries, may also negatively affect the economic and financial indications. For additional information, see “Recent Developments and Summary — Foreign Policy and International Relations.”

The above circumstances could have a material adverse effect on the Turkish economy.

Risks associated with the Republic’s domestic political and economic environment.

The Republic has from time to time experienced volatile political, economic and social conditions, including two financial crises in 1994 and 2000/2001 and a failed coup d’état attempt in July 2016. The Republic’s economy was also impacted by the 2008-2009 global financial crisis. If similar conditions recur or if the current global economic slowdown persists or worsens, this may adversely affect the Republic’s economy and financial condition.

The Republic had been a parliamentary democracy since its formation in 1923, during which the Republic had sixty-six governments, until the launch of the new executive presidential system in 2018. Political disagreements frequently resulted in early elections. On May 24, 2016, the Prime Minister, Binali Yıldırım, formed the 65th government of the Republic. On July 19, 2017, Prime Minister Binali Yıldırım announced a Cabinet reshuffle, forming the 66th government of the Republic.

Following the November 2015 elections, the Government started negotiations to replace the existing constitution, which had been enacted after the military coup of 1980. On December 10, 2016, a new constitutional reform package was submitted to the Parliament by the AKP ruling party and the MHP opposition party. The constitutional reform package included the creation of vice-presidents and the abolition of the office of prime minister, granting new executive powers to the president (such as the ability to appoint and dismiss ministers, vice presidents, high level diplomats and public officers), lowering the age of candidacy for parliament from 25 to 18, and increasing the number of parliamentarians from 550 to 600. On December 30, 2016, the constitutional reform package was approved by the Constitutional Committee. On January 20, 2017, the constitutional reform package was approved by Parliament, and on February 10, 2017, the constitutional reform package was approved by the President. The constitutional reform package was approved in the public referendum held on April 16, 2017. The package of constitutional amendments allowed the winner of the presidential election to assume full control of the government and transform the parliamentary system into an executive presidential system. Among the executive presidential system related articles in the constitutional reform package, the article that gives the President the right to have a political party affiliation and the articles related to changes in the judicial system became effective immediately. The new executive presidential system became fully effective after the first parliamentary and presidential elections under the new constitution were held on June 24, 2018. Both presidential and parliamentary elections will be held every five-years on the same date.

On June 24, 2018, the general and presidential elections were held to elect the first president and deputies, marking the beginning of the transition towards an executive presidential system. According to the official results announced by the Supreme Election Council on July 4, 2018, President Recep Tayyip Erdoğan won an absolute majority in the presidential election with 52.59% of the vote. For additional information, see “Recent Developments and Summary — Political Conditions”.

The Turkish military establishment has historically been an important factor in Turkish government and politics, interfering with civilian authority three times between 1959 and 2021 (in 1960, 1971, 1980 and 2016). Each time, the military withdrew after the election of a new civilian government and the introduction of changes to the legal and political systems.

On July 15, 2016, a coup d’état was attempted in Turkey against state institutions, including, but not limited to the Government by a faction within the army that is linked to the terrorist group called Fethullah Terrorist Organization (“FETÖ”). The coup plotters attempted to overthrow the Government by seizing control of several key institutions and buildings in Ankara, Istanbul, and elsewhere, but failed to do so as there was strong public opposition. During the coup attempt, around 250 people were killed and more than 2,200 were injured while many government buildings, including the Turkish Parliament and the Presidential Palace, were damaged. On July 21, 2016, the Parliament approved the declaration of a three-month state of emergency, under Article 120 of the Constitution, in order to enable the authorities to take action against those responsible for the failed coup, which also resulted in the temporary suspension of the European Convention on Human Rights pursuant to Article 15 of the Convention. On August 7, 2016, several million people gathered in Istanbul for an anti-coup rally organized by the Turkish authorities. The President, Prime Minister and the two leaders of the opposition parties participated in the anti-coup rally. On each of October 3, 2016, January 3, 2017, April 18, 2017, July 17, 2017, October 17, 2017, January 18, 2018, and April 18, 2018, the Parliament approved an extension of the state of emergency, declared after the country’s failed military coup, by a further three months. The state of emergency concluded on July 18, 2018.

Turkish authorities are continuing to search for coup participants and others with alleged links to the FETÖ, and may detain, arrest, prosecute, fire or suspend more people. These actions have been the subject of criticism by the EU and others and may lead to strain in the Republic’s relationships with other countries, such as the tension with the United States associated with Turkish requests to extradite Fethullah Gülen.

Any further negative changes in the political environment of the Republic may affect the stability of the Turkish economy or its institutions. In addition, any instability in the Turkish economy and financial system may adversely affect the Republic’s credit quality. In 2018, Turkey’s GDP increased by 3.0% compared to the previous year. In 2019, Turkey’s GDP increased by 0.9% compared to the previous year. In 2020, GDP increased by 4.4% in the first quarter, decreased by 10.4% in the second quarter, increased by 6.3% in the third quarter and increased by 6.2% in the fourth quarter compared to the same periods in 2019. Overall, in 2020, GDP increased by 1.8% compared to the previous year. In 2021, GDP increased by 7.3% in the first quarter, by 21.9% in the second quarter, 7.5% in the third quarter and 9.1% in the fourth quarter compared with the same quarters of the previous year. In 2021, Turkey’s GDP increased by 11% compared to the previous year.

The failure of the Turkish Government to implement its proposed economic and financial policies, including those set forth in the Republic’s Economic Reform Agenda and the 2022-2024 Medium Term Program, may also adversely affect the Turkish economy and the Republic’s credit quality. For additional information, see “Recent Developments and Summary.”

Potential refinancing risk.

The Republic has sizeable amounts of domestic and international debt and its domestic debt has a relatively short maturity structure. Central government gross domestic debt stock was approximately TL 1,354.839 billion and central government gross external debt stock was approximately U.S.$109.278 billion as of the end of January 2022.

In addition, on December 8, 2016, the Government announced plans to establish a credit guarantee fund (the “Credit Guarantee Fund”), a joint-stock company founded by Cabinet decree authorized to provide guarantees for small and medium sized enterprises that will provide guarantees that could create up to TL 25 billion in contingent liabilities for loans of up to TL 250 billion. On January 22, 2018, the Government announced a loan guarantee package to the Credit Guarantee Fund scheme worth TL 55 billion (consisting of the remaining TL 50 billion from last year’s scheme and TL 5 billion from returns). Under the new scheme, TL 25 billion of the total amount is strictly channeled towards industrial companies and TL 15 billion towards exporters. Special guarantee limits have been reserved for agricultural enterprises and female entrepreneurs. On May 18, 2018, the Government introduced another loan guarantee package in the Credit Guarantee Fund scheme worth TL 35 billion. On June 12, 2019, the Government introduced another loan guarantee package in the Credit Guarantee Fund scheme of TL 25 billion. On March 30, 2020, the total size of the Credit Guarantee Fund scheme was increased from TL 250 billion to TL 500 billion and the guarantee limit was increased from TL 25 billion to TL 50 billion. On December 8, 2020 the Credit Guarantee Fund announced that it had partnered with the European Investment Fund to launch a guarantee payment program worth TL 6 billion. The funds from this program are intended to aid cash strapped businesses during the COVID-19 pandemic. On January 31, 2022, the Government announced the plan to establish a new loan guarantee package under the Credit Guarantee Fund scheme worth TL 60 billion. On February 12, 2022, the relevant Minister announced the details of the new guarantee scheme. For additional information related to the economic and financial measures taken by the Government during the pandemic, see “Recent Developments and Summary — General — COVID-19” and “Recent Developments and Summary – Economic Developments.”

On December 20, 2021, the Government announced a new deposit scheme called the “Foreign Exchange-Protected Turkish Lira Deposit Account” for the benefit of individuals resident in Turkey (persons with legal residences in Turkey, and including Turkish citizens in foreign countries). Aiming to encourage Turkish citizens to keep their savings in Turkish Lira rather than foreign currencies and offering them an interest rate plus exchange rate guarantee for the determined maturities, this new scheme will compensate potential losses of individual depositors for possible increase in foreign exchange rates during the determined maturities. On January 11, 2022 and February 1, 2022, the Government expanded the application area of this new deposit scheme to include legal entities resident in Turkey and Turkish citizens resident in foreign countries, respectively. For additional information, see “Recent Developments and Summary — Economic Developments” and “Recent Developments and Summary – Monetary Policy.”

Any deterioration in financing conditions as a result of market, economic or political factors, which may be outside the Republic’s control, may jeopardize the ability of the Republic to refinance its debt in a timely manner.

Potential inflation risk.

The Republic has experienced, and continues to experience, substantial inflationary pressures, which increased significantly in 2021 and 2022. Inflation presents serious challenges to the Turkish economy. The Republic’s PPI and CPI for the December 2016 — December 2017 period were 15.47% and 11.92%, respectively, for the December 2017 — December 2018 period were 33.64% and 20.30%, respectively, for the December 2018 — December 2019 period were 7.36% and 11.84%, respectively, for the December 2019 — December 2020 period were 25.15% and 14.60%, respectively and for the December 2020 — December 2021 period were 79.89% and 36.08%, respectively.

On January 27, 2022, the CBRT released its January 2022 Inflation Report. In this report, the CBRT stated that inflation is projected to be 23.2% at the end of 2022 and fall to 8.2% at the end of 2023 before stabilizing around 5% in the medium term. Moreover, the disinflation process is expected to start on the back of measures taken for sustainable price and financial stability along with the decline in inflation owing to the base effect.

On December 29, 2021, the CBRT released its 2022 Monetary Policy Report. In this report, the medium-term inflation target of 5% set jointly with the Government has been maintained and the CBRT stated that the monetary policy will be formulated to bring inflation to the target gradually. CBRT also stated that while converging to the medium-term inflation target, the targets announced by the CBRT via Inflation Reports will serve as interim targets and a reference to inflation expectations. Hence, the figures envisaged to provide investors with guidance on the future course of inflation are the inflation forecasts in the short term and the inflation target in the medium term.

In February 2022, the Republic’s annual CPI and domestic PPI increased by 54.44% and 105.01% respectively, as compared with the same month of the previous year. During the same month, the CPI and PPI increased by 4.81% and 7.22% respectively, compared with the previous month. In a statement released after the most recent Monetary Policy Committee meeting on February 17, 2022, the CBRT stated that recovery in global demand, high course of commodity prices, supply constraints in some sectors, particularly in energy, and high transportation costs have led to producer and consumer price increases internationally.

There can be no assurance that inflation will not increase further in the future. In particular, strong domestic demand and/or an increase in global or regional economic activity that influences the prices of oil and other commodities and external demand could cause an increase in inflation. Increases in unprocessed food prices and adjustments in tobacco prices, which have contributed to recent increases in inflation, may increase inflation again in the future. In particular, the current hostilities between Russia and Ukraine could exacerbate the present inflationary pressures in the global economy, given the importance of both in the production and supply of key commodities, such as natural gas and wheat. Increases in employment and wage developments, as well as adjustments to administered prices and taxes, could also contribute to increases in inflation. In addition, the exchange rate pass-through effect has had, and in the future may have, a negative impact on the price of imports, contributing to inflation. A significant increase in inflation may cause the Republic to take action that could inhibit the Republic’s economic growth. In addition, inflation can result in greater market volatility by causing economic uncertainties and reduced consumption, GDP growth and consumer confidence. Inflation measures to combat inflation and speculation about possible additional actions to combat inflation may lead to economic uncertainty. Any of these factors could adversely impact the Republic and its economy.

Risks associated with the Republic’s current account deficit.

In 2018, the CAD was approximately U.S.$21.7 billion (2.7% of GDP). In 2019, the current account balance posted a U.S.$5.3 billion surplus (0.7% of GDP). In 2020, the CAD was U.S.$35.5 billion. (5.0 % of GDP) From January through December 2021, the CAD was approximately U.S. $14.88 billion. (2.5% of GDP).

Financing CAD might be difficult in the event of a global liquidity crisis and/or declining interest of foreign investors in Turkey. A widening CAD may result in an increase in the levels of borrowing by the Republic, a decline in the CBRT’s reserves to finance the CAD and/or depreciation of the Turkish Lira. A widening CAD may also affect the capacity of the Republic’s economy to generate foreign currency assets sufficient to cover liabilities arising from external debt. Any of these events could have a material adverse effect on the financial and economic condition of the Republic.

Risks associated with the foreign exchange rate of the Republic’s currency.

The depreciation of the Turkish Lira against the U.S. Dollar or other major currencies might adversely affect the financial condition of the Republic, such as through potential unhedged foreign currency positions of Turkish banks and the deterioration of bank asset quality.

The Turkish corporate sector may also be susceptible to additional foreign exchange risk because a large volume of corporate loans is denominated in foreign currencies, resulting in additional risk if the Turkish Lira depreciates. Turkish corporate borrowers may not have sufficient foreign currency reserves or adequate hedging, particularly if Turkish Lira depreciation is compounded by macroeconomic factors that particularly impact certain sectors or clients (such as the potential combined impact of Turkish Lira depreciation and global oil price reductions in the energy sector).

An exchange rate shock could have negative implications for the Turkish banking sector, the main lenders of corporate debt, as well as the credit quality of Turkish corporate entities. Accordingly, the Republic’s economy faces risks associated with the refinancing of private sector external debt, which constituted 52.80% of the Republic’s gross external debt as of the third quarter of 2021, which risks are exacerbated by Turkish Lira depreciation. See “Recent Developments and Summary — Debt.”

In addition, depreciation of the Turkish Lira may increase the price of imported goods, which may increase the trade deficit and the CAD. Any significant depreciation of the Turkish Lira against the U.S. Dollar or other major currencies might also have a negative effect on the Republic’s ability to repay its debt denominated in currencies other than the Turkish Lira, including the amounts due under the notes. From time to time, the Turkish Lira may be subject to increased volatility. For example, on August 13, 2018, the Turkish Lira depreciated from TL 3.7652 per U.S. Dollar as at January 2, 2018 to TL 6.8798 per U.S. Dollar due to market volatility and tensions with the United States. For more information, see “Recent Developments and Summary — Foreign Policy and International Relations — United States.” In connection with the volatility of the Turkish Lira, on the same day, the CBRT introduced Turkish Lira and foreign exchange liquidity management measures in order to support financial stability and sustain the effective functioning of markets. On September 13, 2018, the CBRT decided to increase the policy rate from 17.75% to 24%.

After a series of rate cuts in the second half of 2019 and in the first half of 2020, the CBRT decided to increase the policy rate from 8.25% to 10.25% in September 2020, from 10.25% to 15% in November 2020, from 15% to 17% in December 2020 and from 17% to 19% in March 2021. Between March 2021 and September 2021, the CBRT’s policy rate had not been changed.

The CBRT decided to decrease the policy rate from 19% to 18% on September 23, 2021, from 18% to 16% on October 21, 2021, from 16% to 15% on November 18, 2021, and from 15% to 14% on December 16, 2021. On January 20, 2022 and on February 17, 2022, the CBRT decided to keep the policy rate constant at 14%. Between September 23, 2021 and March 10, 2022 the Turkish Lira depreciated against the US Dollar by 41.27%. As of March 11, 2022, the CBRT’s policy rate was 14.00% and the exchange rate was TL 14.9024 per U.S. Dollar.

Risks associated with delays or other adverse developments in the Republic’s accession to the European Union may have a negative impact on the Republic’s economic performance and credit ratings.

The Republic commenced negotiations on its accession to the EU on October 3, 2005 and expects to join the EU at some point in the future. The EU decided in 2006 to suspend negotiations in eight out of 35 parts, or “chapters”, and not to “close” the other 27 chapters, of the Republic’s accession negotiations because of the Republic’s restrictions with respect to the Greek Cypriot Administration. Moreover, during the EU General Affairs Council meeting of December 8, 2009, Greek Cypriots declared that “normalization” of relations is a precondition for progress in 6 chapters. As a result, 14 chapters have been blocked. Delays or other adverse developments in the Republic’s accession to the EU may have a negative effect on the Republic’s economic performance and credit ratings. On November 24, 2016, the European Parliament passed a non-binding resolution to suspend talks with Turkey. The EU Foreign Ministers rejected the call by the European Parliament to freeze the accession process of Turkey on December 13, 2016.

On April 25, 2017, the Parliamentary Assembly of the Council of Europe decided to reopen a political monitoring process against Turkey. On March 13, 2019, the European Parliament again called EU governments and the European Commission, to suspend membership negotiations with Turkey. The European Parliament rejected floor amendments which sought to terminate or formally end the membership negotiation process instead advocating for its suspension. On March 15, 2019, the 54th Meeting of the Turkey-EU Association Council, the highest decision making body established by the Ankara Agreement, was held in Brussels after an interval of almost four years.

On May 19, 2021, European Parliament adopted its 2019-2020 report on Turkey. The report recommended the suspension of accession negotiations with Turkey.

The Republic’s accession depends on a number of economic and political factors relating to both the Republic and the EU. Although the shared objective of the negotiations is accession, these negotiations are an open-ended process, the outcome and timing of which cannot be guaranteed.

Certain pending arbitration proceedings could have an adverse effect on the Republic.

Several claimants have filed claims against the Republic ranging in amounts from U.S.$750 million to U.S.$19 billion before the International Centre for the Settlement of Investment Disputes or under the United Nations Commission on International Trade Arbitration Rules alleging either that: (a) they have been harmed because the takeover of banks by the Savings Deposit Insurance Fund indirectly impaired their investments in companies affiliated with these banks or their shareholders, without adequate compensation; or (b) they have been indirectly harmed because the Republic cancelled certain contracts with companies in which they allege they held investments. While the Republic does not believe that such proceedings will in the aggregate have a material adverse impact on the Republic, the outcome of some of these arbitration proceedings is uncertain.

The Republic’s economy remains vulnerable to external shocks, such as those that could be caused by future significant economic difficulties of its major regional trading partners or by more general “contagion” effects, which could have an adverse effect on the Republic’s economic growth and its ability to service its public debt.

Emerging market investment generally poses a greater degree of risk than investment in more mature market economies because the economies in the developing world are more susceptible to destabilization resulting from domestic and international developments. Foreign direct equity investments in the Republic, in particular, are vulnerable to changes in investor appetite due to political uncertainty and the overall retrenchment from emerging markets.

The Republic’s economy also remains vulnerable to external shocks, including turmoil in the markets for sovereign and other debt, foreign currencies and equities. If there is a significant decline in the economic growth of any of the Republic’s major trading partners, such as the European Union, or any euro area member experiences difficulties issuing securities in the sovereign debt market or servicing existing debt or ceases to use the euro as its national currency, it could have a material adverse impact on the Republic’s balance of trade and adversely affect the Republic’s economic growth. The European Union, particularly Germany, is the Republic’s largest export market. A decline in demand for imports from any member of the European Union could have a material adverse effect on Turkish exports and the Republic’s economic growth. Furthermore, the Republic’s economy is vulnerable to external events that increase global risk aversion, which could include such events as U.S. Federal Reserve interest rate decisions.

Increases in U.S. or global interest rates may result in the reduction of external financing to Turkish banks and corporate entities, volatility in capital flows (including outflows), adverse fluctuations in currency markets, a suppression of demand and market volatility. A slowing or reversal of accommodative monetary policies in developed economies or other events may also cause capital outflows from emerging economies and generate a negative impact on emerging economies, such as Turkey. In addition, because international investors’ reactions to the events occurring in one emerging market country sometimes appear to demonstrate a “contagion” effect, in which an entire region or class of investment is disfavored by international investors, the Republic could be adversely affected by negative economic or financial developments in other countries, including emerging market countries. The Republic has been adversely affected by such contagion effects on a number of occasions, including following the two financial crises in 1994 and 2000/2001, the 2008/2009 global economic crisis and the recent COVID-19 related imbalances in the global economy. Possible volatility in the markets stemming from concerns over China’s economic growth may adversely affect economic growth in other emerging economies with close trade links with China. Although China is not a major trading partner of the Republic, no assurance can be given that these developments will not have a negative effect on the economic or financial conditions of the Republic. In addition, similar developments can be expected to affect the Turkish economy in the future.

There can be no assurance that any crises or external shocks such as those described above or similar events will not negatively affect investor confidence in emerging markets, the economies of the principal countries in Europe or the Republic. In addition, there can be no assurance that these events will not adversely affect the Republic’s economy and its ability to raise capital in the external debt markets in the future.

Risks Relating to Investing in Emerging Markets

Investing in securities involving emerging markets generally involves a higher degree of risk

Investors in emerging markets, such as Turkey, should be aware that these markets are subject to greater risk than more developed markets, including in some cases significant legal, economic and political risks. Investors should also note that emerging economies, such as the Turkish economy, are subject to rapid change and that the information set out herein may become outdated relatively quickly. Accordingly, investors should exercise particular care in evaluating the risks involved and must decide for themselves whether, in the light of those risks, their investment is appropriate. Generally, investment in emerging markets is suitable only for sophisticated investors who fully appreciate the significance of the risks involved.

In addition, market participants in countries in emerging markets, including Turkey, may be particularly susceptible to disruptions in the capital markets and the resulting reductions in the availability of credit or increases in financing costs, which could result in them experiencing financial difficulty and limit their ability to service their indebtedness, including the notes.

RECENT DEVELOPMENTS AND SUMMARY

The information included in this section supplements the information about the Republic contained in the Republic’s Annual Report for 2020 on Form 18-K filed with the SEC on September 24, 2021, as amended from time to time. To the extent the information in this section is inconsistent with the information contained in the Annual Report for 2020, as amended from time to time, the information in this section supersedes and replaces such information. Capitalized terms not defined in this section have the meanings ascribed to them in the Annual Report for 2020.

GENERAL

The Republic’s GDP increased by 9.1% in the fourth quarter of 2021 compared with the fourth quarter of 2020. In 2021, GDP increased by 11% compared to the previous year. See “Recent Developments and Summary — Economic Developments” for more information.

In the wake of the coup attempt of July 15, 2016, over 100,000 people have been detained by public prosecutors pending trial in connection with the failed coup and over 100,000 government officials have been fired from various public institutions by statutory decrees under the state of emergency, which concluded on July 18, 2018. As of December 31, 2021, the State of Emergency Inquiry Commission, which was established in January 2017 pursuant to Decree 685 as a legal remedy, has received 126,783 appeals from those removed from public sector jobs by emergency decree, 120,703 of which have been reviewed and 6,080 of which remain pending. Overall, the State of Emergency Inquiry Commission has delivered 120,703 decisions (16,060 accepted and 104,643 rejected).

On November 26, 2020, at the trial of officers at the Akinci Airbase, which served as a headquarter for the failed 2016 attempt, the court handed aggravated life sentences to 310 defendants, 46 others were sentenced to life, while 70 others were acquitted. Other defendants in the case were handed lighter prison terms on charges of membership in a terrorist group.

On September 11, 2020, Moody’s downgraded Turkey’s long-term issuer and senior unsecured debt ratings from B1 to B2 and affirmed its “negative” outlook. On December 21, 2020, Moody’s announced it would deliver rating reviews for Turkey on June 4, 2021, and December 3, 2021. On June 4, 2021 and December 3, 2021, Moody’s kept Turkey’s credit rating and outlook unchanged.

On January 31, 2020, Standard & Poor’s affirmed Turkey’s sovereign ratings. On May 6, 2020 and on July 24, 2020, Standard & Poor’s affirmed Turkey’s long-term foreign currency sovereign credit rating at B+ and outlook at stable. On December 17 Standard & Poor’s announced it would deliver ratings reviews for Turkey in 2021 on January 22, 2021, May 28, 2021, and October 22, 2021. On January 22, 2021, on May 28, 2021 and on October 22, 2021 Standard & Poor’s kept Turkey’s long-term foreign currency sovereign credit rating at B+ and outlook at stable. On December 10, 2021, Standard & Poor’s revised Turkey’s outlook from “stable” to “negative” and affirmed its “B+” rating.

On August 21, 2020, Fitch revised Turkey’s outlook from “stable” to “negative” and affirmed its “BB-” rating. On December 17, 2020, Fitch announced it would deliver ratings reviews for Turkey on February 19, 2021 and August 13, 2021. On February 19, 2021, Fitch revised Turkey’s outlook from “negative” to “stable” and affirmed its “BB-” rating. On August 13, 2021, Fitch kept Turkey’s credit rating and outlook unchanged. On December 2, 2021, Fitch revised Turkey’s outlook from “stable” to “negative” and affirmed its “BB-” rating. On February 11, 2022, Fitch lowered Turkey’s credit rating to “B+” and maintained its outlook as “negative”.

On April 10, 2020, Japan Credit Rating lowered Turkey’s long-term issuer and senior unsecured debt ratings to sub-investment grade and assigned a negative outlook. On May 31, 2021, Japan Credit Rating downgraded Turkey’s long-term issuer and senior unsecured debt ratings from BB+ to BB and assigned a stable outlook.

The Turkish parliament ratified the Paris Agreement on October 6, 2021 and the Agreement entered into force on November 10, 2021. Turkey, which had previously committed to reducing its emissions by 21% by 2030 (relative to the expected business as usual scenario in 2030), adopted the target of achieving net zero emissions by 2053.

COVID-19

The outbreak of COVID-19 in 2019 and its subsequent variants continued to have an adverse impact on the world economy in 2021. COVID-19 was reportedly first detected in Wuhan, Hubei Province, China, and first reported to the World Health Organization (“WHO”) country office in China on December 31, 2019. On January 30, 2020, the WHO declared COVID-19 a public health emergency of international concern and on March 11, 2020, declared the outbreak a pandemic. COVID-19 and the measures implemented to address its spread have had numerous worldwide effects on general commercial activity.

Following the discovery of the first case of COVID-19 in Turkey, the Turkish government implemented various protective measures. Following cycles of restrictions and normalization, Turkey entered a period of controlled and gradual normalization with several easing measures starting from June 2021. As of July 1, 2021 all lockdown measures and intercity travel restrictions were terminated. On March 2, 2022, the requirements of wearing a mask outdoors and presenting Hayat Eve Sığar (“HES”, Turkey’s contact tracing app) codes prior to entry into any building or event were lifted.

General COVID-19 Measures Taken by the Ministry of Health

As of July 3, 2021, a total of 61,455,218 tests had been carried out across the country. As of March 9, 2022, COVID-19 PCR tests are being carried out in 526 authorized diagnostic laboratories across the country. COVID-19 PCR tests are also carried out at certain airports, including Istanbul Airport and Istanbul – Sabiha Gökçen International Airport among others, and certain border gates in the country. On March 13, 2022, 298,252 tests were carried out across the country.

Turkey’s vaccination program comprises internationally and domestically produced vaccines, including the Sinovac vaccine produced in China; the Pfizer/BioNTech vaccine; the Sputnik V vaccine produced in Russia and, under license, in Turkey; and the Turkovac vaccine, produced in Turkey. As of March 12, 2022, 57,733,283 people across the country have received the first dose, 52,894,493 of whom received the second dose, and 27,382,303 of whom received the third dose. As of March 12, 2022, 85.22% of the adult population (over 18) had received at least two doses of the vaccine.

Measures Regarding Border Control:

As of March 4, 2022, quarantine measures have been lifted for persons coming to the Republic from abroad via airlines (i) if they have received at least two doses of the vaccines approved for emergency use by the World Health Organization or by the Republic (or one dose in the case of the Johnson & Johnson vaccine), who submit a document stating that their most recent vaccination took place at least 14 days earlier; (ii) if they submit a document issued by the relevant country’s official authorities stating that they have had the virus within the last 6 months (the 6-month period starts from the 28th day of the first PCR positive test result.); or (iii) if they present a negative PCR test result received within the last 72 hours or a negative rapid antigen test taken within the last 48 hours. No documents will be required from persons who enter the Republic through the land, sea and railway border gates. In addition, children under the age of 12 have been exempted from the PCR/antigen test report and the submission of a vaccine certificate when they enter the Republic, regardless of where or how they enter the country.

Economic and Financial Measures Taken by the Government

Early Payment of Pensioners

The lowest pension payment has been increased to TL 2,500 as of January 2022. Pension payments to approximately 650,000 retirees have been increased.

Social Supports

In January of 2022, the Minister of Family, Labor and Social Services announced that the social and economic support package amount was increased to TL 1,611 for each eligible child.

Postponement of Municipal Payments

With the law published on April 17, 2020, the income tax withholding declaration and payment periods of Metropolitan municipalities, municipalities and affiliated institutions, as well as all of the social insurance premium payments to be collected for the upcoming 3-month period were postponed for 3 months without any increase in interest. These periods could be extended up to 3 additional months if deemed necessary. As of January 2022 this measure has been discontinued.

Financial Measures Taken by the Banking Regulation and Supervision Agency

As of March 23, 2020, when calculating the amount subject to credit risk in accordance with the Regulation on the Measurement and Evaluation of Capital Adequacy of Banks, banks are permitted to use the simple arithmetic average of the CBRT’s foreign exchange buying rates of the last 252 business days prior to the calculation date. This measure applies when calculating the relevant special provision amounts and amounts valued in accordance with the Turkish Accounting Standards for the monetary assets and non-monetary assets, except for foreign currency items measured at historical cost. This policy was extended to September 30, 2021. On September 16, 2021, BRSA decided to allow the continuation of this policy until a new BRSA board decision revoking it is issued. On December 21, 2021, BRSA decided to permit the banks to use the simple arithmetic average of the Central Bank’s foreign exchange buying rates of the last 252 business days prior to December 31, 2021, effective from January 1, 2022 and until revoked by a new BRSA board decision.

Sectoral Effects

Effects on SOEs Operating in the Transport Sector

The General Directorate of State Airports Authority had announced a support package applicable to the operators for the Build-Operate-Transfer (BOT) projects in the freight and passenger transportation sectors and airports affected by the COVID-19 outbreak. Operating periods are extended and lease payments are postponed. Also, in the airports operated by the DHMİ, the rental invoices issued in 2020 were cancelled and for 2021-2022 rentals will be 50% discounted for 2 years.

Other Measures Taken by the Government in Various Areas During the Pandemic

On March 2, 2022, the Health Minister Fahrettin Koca announced that Turkey had lifted its requirement to wear a mask outdoors. The Health Minister also said that if ventilation was sufficient in closed environments and social distancing rules could be followed, it was no longer necessary to wear a mask indoors either. In addition, the use of HES codes, which is Turkey’s coronavirus contact tracing system, has been lifted, and the public will no longer have to show their HES code at the entrance to any building or event.

POLITICAL CONDITIONS

On June 4, 2020, a CHP deputy and two HDP deputies were sentenced for “being part of an armed terrorist group” and “leaking state secrets” a day after the parliament revoked their seats. The parliamentary status of these deputies was removed due to the finalized sentences given by the courts. On February 11, 2021, the CHP deputy regained his deputyship after a court order for his retrial. On March 17, 2021, the parliamentary status of another HDP deputy was removed due to sentences on terrorism charges, but his deputyship was restored on July 16 2021, after Turkey’s Constitutional Court determined on July 1, 2021 that his removal had been a violation of his rights. On the same day, the chief public prosecutor of the Supreme Court of Appeal filed an indictment seeking dissolution of the opposition party, HDP. On March 31, 2021, Turkey’s Constitutional Court returned the indictment on the closure of HDP over procedural deficiencies. On June 7, 2021, the chief public prosecutor of the Supreme Court of Appeal refiled the indictment that sought the dissolution of HDP. On June 21, 2021, the Constitutional Court accepted the new indictment for the case to ban HDP, which was sent to HDP for its initial defense. On November 5, 2021, HDP handed over its preliminary defense. On November 29, 2021, the chief public prosecutor of the Supreme Court of Appeal completed his opinion and demanded that the objections and requests raised by the HDP in its preliminary defense be rejected and the HDP be permanently closed. After the Constitutional Court handed the chief public prosecutor’s opinion to HDP on January 20, 2022, HDP demanded an additional 4 months to prepare its defense. On February 16, 2022, the Constitutional Court decided to grant HDP an additional 60 days for its defense.

On May 17, 2021, a new political party, named Homeland Party, was founded by Muharrem İnce, who is a former CHP deputy. The party is represented by three deputies in the Grand National Assembly of Turkey.

On August 26, 2021, a new political party, the “Victory Party”, was founded by Ümit Özdag, who is a former IYI Party deputy. The party is represented by two deputies in the Grand National Assembly of Turkey.

On January 29, 2022, Bekir Bozdağ was re-appointed as the Minister of Justice, replacing Abdulhamit Gül.

On February 28, 2022, leaders of six opposition parties consisting of the Republican People’s Party, the Democracy and Progress Party, the Democratic Party, the Future Party, the İYİ Party and the Felicity Party signed a joint declaration outlining a plan to restore parliamentary system if they win the next elections.

On March 4, 2022, Vahit Kirişçi was appointed as the Minister of Agriculture and Forestry, replacing Bekir Pakdemirli.

The following table sets forth the composition of the Assembly by total number of seats as of March 12, 2022:

Number of Seats
Justice and Development Party (AKP)	285
Republican People’s Party (CHP)	135
Peoples’ Democratic Party (HDP)	56
Nationalist Action Party (MHP)	48
İYİ Party	36
Homeland Party	2
Turkish Workers Party	4
Grand Unity Party	1
Democracy and Progress Party	1
Democratic Party	2
Victory Party	2
Democratic Regions Party	1
Felicity Party	1
Novelty Party	1
Independent	6

Total	581

Source: The Grand National Assembly of Turkey

FOREIGN POLICY AND INTERNATIONAL RELATIONS

The European Union

On December 14, 2021, the European Council emphasized its commitment to maintaining an open and frank dialogue with Turkey, including addressing common challenges and cooperating in essential areas of joint interest such as migration, public health, climate, counter-terrorism and regional issues. The Council also commended Turkey’s significant efforts in hosting and addressing the needs of nearly four million refugees.

European Commission’s 2021 Report

The European Commission published the 2021 Enlargement Package, including Country Reports of all candidate and potential candidate countries on October 19, 2021 (the “2021 EC Report”). The 2021 EC Report stated that Turkey’s ability to assume the obligations of EU membership was limited and pursued on an ad hoc basis. While the 2021 EC Report indicated Turkey’s limited progress and backsliding on a number of issues, it nevertheless reaffirmed that Turkey remains a key partner of the EU. The 2021 EC Report noted the high level of integration in terms of trade between Turkey and the EU, indicating, however, a decline on the share of Turkish exports to the EU in 2020 compared to 2019. On the other hand, the 2021 EC Report also indicated that the share of Turkish imports from the EU-27 slightly increased between 2019 and 2020. The 2021 EC Report highlighted that Turkey is EU’s sixth largest trading partner and that the EU is Turkey’s largest trading partner. The 2021 EC Report underlined the importance of good neighbourly relations and regional cooperation, especially in light of geopolitical tensions in the Aegean Sea and the Eastern Mediterranean. The 2021 EC Report indicated that the EU intended to nurture a more positive dynamic in EU-Turkey relations by expressing readiness to engage with Turkey in a phased, proportionate and reversible manner in a number of areas of common interest, subject to the conditionalities set out by the European Council.

United States

On October 15, 2019, the U.S. Department of Justice announced that the indictment prepared by the New York South District Prosecutor’s Office regarding Türkiye Halk Bankası A.Ş. (“Halkbank”) was accepted. Halkbank was charged in a six-count indictment with fraud, money laundering, and sanctions offenses related to the bank’s alleged participation in a scheme to evade unilateral U.S. sanctions on Iran. On January 4, 2022, the United States Court of Appeals for the Second Circuit put the federal government’s prosecution of Halkbank on hold while the bank appeals to the U.S. Supreme Court.

On October 31, 2021, President Erdoğan and President Joe Biden agreed on the formation of a joint mechanism to strengthen and improve bilateral ties in a meeting on the sidelines of the two-day G20 leaders’ summit in Italy. The leaders stressed the importance of the NATO alliance and the strategic partnership, and also expressed satisfaction about mutual steps taken on climate change.

Russia

On February 21, 2022, Russian President Vladimir Putin officially recognized Ukraine’s breakaway Donetsk and Luhansk regions as independent states and signed related agreements with separatist leaders in the Kremlin. On February 22, 2022, the Ministry of Foreign Affairs of Republic of Turkey issued a press release in which it stated that the Russian Federation’s decision was unacceptable and Turkey rejected it. In this press release, Turkey also indicated that in addition to contradicting the Minsk Agreements, this decision constituted a clear violation of Ukraine’s political unity, sovereignty and territorial integrity.

On February 24, 2022, Russian President Vladimir Putin announced a special military operation in eastern Ukraine’s Donbas region. Following this announcement, the Ministry of Foreign Affairs of Republic of Turkey issued a press release and said that this operation was unacceptable and Turkey opposed it. Turkey also called on the Russian Federation to immediately stop this unjust and unlawful act, and its support for the political unity, sovereignty and territorial integrity of Ukraine will continue.

Due to the war in Ukraine, Turkey’s flag carrier Turkish Airlines cancelled all Ukraine and Moldova flights as of February 24, 2022. On March 7, 2022, suspension of Ukraine and Moldova flights was extended until March 22, 2022. On March 15, 2022, suspension of Ukraine and Moldova flights was extended until April 10, 2022. On the same day, Turkish Airlines announced that all Belarus flights had been cancelled until March 31, 2022, and all Rostov and Sochi flights had been cancelled until April 10, 2022.

Following the start of Moscow’s military intervention, Ukraine asked Turkey to close the Canakkale (Dardanelles) and Istanbul (Bosphorus) Straits to Russian ships. On February 27, 2022, Turkey’s Foreign Minister Mevlüt Çavuşoğlu said Turkey would implement all provisions of the Montreux Convention in a transparent manner as the situation in Ukraine constitutes a “war”, as defined thereunder.

On February 28, 2022, Turkish President Recep Tayyip Erdoğan said that Turkey would use its authority over the Turkish Straits under the 1936 Montreux Convention to prevent the Russia-Ukraine crisis from further escalating. He also added that Turkey had strictly fulfilled its responsibilities within the framework of the institutions and alliances with which it is involved, especially the UN, NATO, and the EU.

On March 7, 2022, Turkey’s Foreign Minister Mevlüt Çavuşoğlu announced that a tripartite meeting with Ukraine and Russia to be held at the Antalya Diplomacy Forum on March 10, 2022. He underlined that Turkey had been engaged in intense diplomatic efforts to bring the Ukrainian and Russian parties together since the beginning of the war, and that since the war began he had spoken with Ukraine’s Foreign Minister Dmytro Kuleba six times and with the Russian Federation’s Foreign Minister Sergey Lavrov four times, and that Turkish President Recep Tayyip Erdogan had held a total of 19 phone calls with his counterparts.

As of March 7, 2022, Turkey has evacuated over 12,306 citizens from Ukraine since Russia began the war on Ukraine.

On March 10, 2022, Turkey’s Foreign Minister Mevlüt Çavuşoğlu met with his Russian and Ukrainian counterparts in Antalya to mediate between the warring countries. After the meeting, Ukraine’s Foreign Minister said that talks between the top diplomats of Russia and Ukraine produced no breakthrough on ending the war in Ukraine following Russia’s invasion. Both parties, however, agreed to continue efforts to seek a solution to the humanitarian situation on the ground.

Iraq

Turkish armed forces continue to carry out their military activities against terrorist organizations as needed in order to ensure the security of the Turkish people and the country’s borders. In this respect, Operation Claw-Tiger and Operation Claw-Eagle have been launched since June 2020 in order to neutralize the PKK and other terrorist elements. Operation Claw-Eagle-2 was launched on February 10, 2021 in order to neutralize the PKK and other terrorist elements and in order to ensure the security of the country’s borders. The most recent operations by the Turkish armed forces, Operations Claw-Lightning and Claw-Thunderbolt, were launched on April 23, 2021 in order to neutralize the PKK and other terrorist elements. These two operations, targeting terrorist hideouts and caves, are still ongoing.

Israel

On March 9-10, 2022, Israeli President Isaac Herzog visited Turkey upon the invitation of Turkish President Recep Tayyip Erdoğan. President Erdoğan said that the historic visit of Israeli President Isaac Herzog would be a “new turning point” in relations and strengthening the ties with Israel was of great importance for regional stability and peace as well as for the two countries.

Eastern Mediterranean

On January 25, 2021, Turkey and Greece began a new round of exploratory talks to address issues related to the Aegean and Eastern Mediterranean, following a five-year hiatus. In the talks in Istanbul, top Turkish and

Greek officials evaluated the issues from previous rounds of talks as well as the current situation, recent developments, and possible steps to be taken. The next talks between Turkey and Greece were held in Athens, the Greek capital, on March 16, 2021, in Ankara, the Turkish capital, on 6 October 2021, and in Athens, the Greek capital again, on February 22, 2022. The consultative talks were focused on resolving bilateral disputes in the Aegean and Mediterranean seas, including achieving fair and equitable settlements to issues in the Aegean that began in 2002.

On September 17, 2021, the EU Mediterranean Leaders reiterated their call for dialogue on the delimitation of the maritime zones between Turkey and Greece.

On September 20, 2021, Turkey issued a Navtex rejecting a Navtex issued by Greece for violating Turkey’s continental shelf in the Eastern Mediterranean Sea.

Afghanistan

After the Taliban took control of Kabul, the Afghan capital, a Turkish Armed Forces airplane evacuated over 200 Turkish citizens from the country on August 18, 2021. On August 26, 2021, National Defense Minister Hulusi Akar said that the evacuation of Turkish troops from Afghanistan had begun and would be completed at the as quickly as possible. On the same day, the first batch of Turkish troops evacuated from Afghanistan landed in Ankara. On August 27, 2021, President Erdoğan said that Turkey had completed the evacuation of its troops and citizens from Afghanistan, leaving a small technical group behind. On October 12, 2021, President Erdoğan proposed the creation of a working group on Afghanistan under the G20, saying that Turkey is ready to assume the chairmanship of the group at the G20 extraordinary meeting on Afghanistan. On December 10, 2021, President Erdoğan stated that “it is a common wish that Afghanistan achieves lasting peace and stability,” at a meeting of the Parliamentary Union of the Organization of Islamic Cooperation Member States.

Migration Issues

The Republic is continuing its humanitarian efforts to provide shelter to those fleeing the conflict in Syria. As of February 17, 2022, Turkey had granted temporary protection to 3,744,139 Syrians. 51,196 of those are residing in temporary accommodation centres. As of January 2022, there are 1.1 million school-age (between 5 and 17 years old) Syrian children in Turkey and 730,806 of them can attend school. The number of polyclinic services provided to Syrians since 2011 has reached over 66 million, while those receiving in-patient treatment exceeded 2.3 million. Almost 2 million surgeries were conducted on Syrians and over 526,000 Syrian babies were born in Turkey.

In addition to Syrians, there are close to 320,000 persons from different nationalities in Turkey seeking international protection, as of March 31, 2021, according to data released by the United Nations Refugee Agency (“UNHCR”).

Following the Taliban’s takeover of Afghanistan, Turkey have tightened measures against a new influx of irregular migrants. In this respect, Turkish security forces patrol the eastern border with Iran 24 hours a day, 7 days a week, which border is protected by tightened security measures including a modular wall, observation posts and trenches. On August 22, 2021, President Erdogan had a phone conversation with President of the European Council, Charles Michel. During the call, President Erdogan said that Turkey, which already hosts over 5 million refugees, could not handle another migrant wave. On August 23, 2021, President Erdogan stated that Turkey was involved in diplomatic initiatives regarding the ongoing crisis in Afghanistan and would continue to take steps to ensure regional security.

Energy Issues

On June 4, 2021, Turkey announced the discovery of 135 bcm of natural gas in Black Sea’s Sakarya gas field. Turkey estimates between 15 bcm-20 bcm annual production from the gas reserves of the Black Sea.

ECONOMIC DEVELOPMENTS

Nominal GDP was approximately TL 1,391 billion in the first quarter of 2021, TL 1,585 billion in the second quarter of 2021, TL 1,919 billion in the third quarter of 2021 and TL 2,314 billion in the fourth quarter of 2021.

The following table sets forth the percentage of GDP represented by type of economic activity (at current prices and expressed in percentages) for the periods indicated:

GDP by Type of Economic Activity*		2020 Q2	2020 Q3	2020 Q4	2021 Q1	2021 Q2	2021 Q3	2021 Q4
		(in %)
1.	A- Agriculture, forestry and fishing	5.3	11.7	5.7	2.8	4.1	9.9	4.9
2.	BCDE- Industry	21.5	21.5	24.4	25.5	26.4	24.0	27.7
3.	F- Construction	6.4	4.7	5.0	5.2	5.7	4.9	4.7
4.	GHI- Services	20.3	22.0	23.5	22.8	24.0	24.9	25.8
5.	J- Information and communication	2.9	2.4	3.1	2.6	2.7	2.4	3.0
6.	K- Financial and insurance activities	5.1	4.0	2.5	3.3	2.9	2.7	2.5
7.	L- Real estate activities	7.3	5.7	5.5	6.1	5.4	4.7	4.2
8.	MN- Professional, administrative and support service activities	4.8	4.2	5.2	4.7	5.0	4.7	4.8
9.	OPQ- Public administration, education, human health and social work activities	13.9	10.6	11.0	12.9	11.5	10.2	9.3
10.	RST- Other service activities	1.8	1.7	2.4	2.8	1.9	1.8	2.4
11.	Sectoral total	89.3	88.5	88.1	88.6	89.5	90.3	89.3
12.	Taxes-Subsidies	10.7	11.5	11.9	11.4	10.5	9.7	10.7
13.	Gross Domestic Product (Purchaser’s Price)	100.0	100.0	100.0	100.0	100.0	100.0	100.0

*	Based on the statistical classification of economic activities in the European Community, NACE Rev. 2

Source: TURKSTAT

The following table sets forth increases or decreases in GDP (in the chain linked volume index and expressed in percentages) for the periods indicated:

GDP growth rates	Q1	Q2	Q3	Q4
	(in %)
2020	4.4	-10.4	6.3	6.2
2021	7.3	21.9	7.5	9.1

Source: TURKSTAT

In February 2022, CPI increased by 4.81% and domestic PPI increased to 7.22% compared to the previous month. As of February 2022, the Republic’s annual CPI and domestic PPI had increased by 54.44% and 105.01%, respectively, as compared to the same month of the previous year.

On February 23, 2022, the Government offered an interest rate of 23.49% for its 1652-day TL denominated fixed coupon Government Bond, compared to 13.42% for its 1729-day TL denominated fixed coupon Government Bond on January 6, 2021.

On March 9, 2022, the Government offered an interest rate of 25.36% for its 560-day TL denominated fixed coupon Government Bond issuance compared to 16.50% for its 602-day TL denominated fixed coupon Government Bond on March 17, 2021.

The calendar adjusted industrial production index increased by 7.6% in January 2022 compared to the same month of the previous year.

In January 2022, the seasonally adjusted unemployment rate decreased by 1.4 percentage points to 11.4%as compared to the same month of the previous year. The seasonally adjusted employment rate was realized as 46.5% with a 0.2 percentage point decrease as the number of employed people decreased by 43,000 to approximately 29.9 million. The following table indicates seasonally adjusted unemployment figures for the periods indicated:

2021	Unemployment rate (in %)	Number of unemployed
January	12.8	4,021,000
February	13.2	4,179,000
March	13.0	4,215,000
April	13.8	4,498,000
May	13.3	4,295,000
June	10.6	3,399,000
July	11.2	3,658,000
August	11.6	3,787,000
September	11.4	3,776,000
October	11.2	3,728,000
November	11.3	3,790,000
December	11.4	3,838,000
2022
January	11.4	3,859,000

Source: TURKSTAT

As of January 31, 2022, TL 612.5 billion have been disbursed under the Credit Guarantee Fund.

In 2021, annual credit growth was realized as 37.0%. In January 2022, credit growth was 39.67% compared to the same month in 2021.

On March 12, 2021, President Recep Tayyip Erdoğan announced the Economic Reform Package. The package aims to grow the Turkish economy on the basis of investment, production, jobs, and exports.

On March 23, 2021, the Economic Reform Action Plan for the Economic Reform Package was announced by the Ministry of Treasury and Finance. The action plan contains several measures under 10 main titles – including public finance, price stability, financial sector, current deficit, employment, corporate governance, investment incentives, easing internal trade, rivalry and market surveillance.

On September 5, 2021, the Government announced the Medium Term Program covering the 2022-2024 period (the “2022-2024 Medium Term Program”). In the 2022-2024 Medium Term Program, the GDP growth target is 9% for 2021, 5% for 2022, and 5.5% for 2023 and 2024. According to the Medium Term Program, the Central Government budget deficit to GDP ratio target is 3.5% for 2021 and 2022, and 3.2% for 2023. At the end of the program period, the targeted ratio of budget deficit to GDP is 2.9%. The EU-defined general government debt stock to GDP ratios, which is expected to be 36.6% in 2021, is projected to be 35.8% in 2022, 35.4% in 2023 and 34.7% in 2024. The current account deficit to GDP ratio target is 2.6% for 2021, 2.2% for 2022, 1.5% for 2023 and 1% for 2024. The CPI inflation target is 16.2% by the end of 2021, 9.8% by the end of 2022, 8% by the end of 2023 and 7.6% by the end of 2024. The unemployment target is 12.6% for 2021, 12% for 2022, 11.4% for 2023, and 10.9% for 2024.

On December 20, 2021, President Recep Tayyip Erdogan announced a new deposit protection scheme named “Foreign Exchange-Protected Deposit Account” for the benefit of individuals resident in Turkey (persons with legal residences in Turkey, and including Turkish citizens in foreign countries). This new scheme aims to encourage households to keep their savings in Turkish Lira rather than foreign currencies, and it will be available for individuals who have a Turkish Lira deposit account with maturities of three, six, nine, or twelve months. Under this scheme offering individual depositors an interest rate plus exchange rate guarantee, the Ministry of Treasury and Finance promises to compensate Turkish Lira depositors for losses resulting from a possible depreciation of the Turkish Lira at a rate higher than the given deposit rate between the opening and maturity dates. If the given Turkish Lira deposit rate for a determined maturity remains below the foreign exchange increase rate in the same period, the Ministry of Treasury and Finance will compensate the respective Turkish Lira depositors for possible losses between the opening and maturity dates. In effect, this scheme aims to encourage individuals to increase their savings in Turkish Lira by guaranteeing that the value of the principal of eligible deposits is protected against losses due to depreciation of the Turkish Lira. Through this new deposit scheme, the Government aims to encourage individuals to increase their savings in Turkish Lira. Accordingly, on December 21, 2021, CBRT published the “Communique on Supporting the Conversion to Turkish Lira Depository and Participation Accounts” numbered 2021/14, and amended the same on January 11, 2022 with the Communique No. 2022/1 for the purpose of allowing legal entities to also benefit from similar protections. On March 7, 2022, “Communique on Supporting the Conversion to Turkish Lira Depository and Participation Accounts” and “Communique on Supporting the Conversion of Gold Deposits to Turkish Lira Depository and Participation Accounts” were amended respectively with the Communiques No. 2022/9 and 2022/10 for the purpose of allowing individuals and legal entities to renew their accounts at the end of maturity. Also, with the mentioned amendments dated March 7, 2022, legal entities will be able to benefit from a maturity option of 3 months. On February 1, 2022, the CBRT published the “Communique on Deposit and Participation Accounts Scheme for non-Resident Turkish Citizens (YUVAM)” numbered 2022/7 for the purpose of extending the application area of the new deposit scheme to Turkish citizens resident in foreign countries, and amended the same on February 18, 2022 with the Communique No. 2022/8, which extends the scope of accounts to companies owned or partnered by non-residents. For additional information on the Communiques, see “— Monetary Policy.”

On December 20, 2021, in order to promote domestic savings, President Erdoğan also announced that the government’s contribution to the private pension scheme would be increased from 25% to 30% and the withholding tax (stoppage) on government domestic debt securities would be decreased from 10% to 0%. It was also announced that the corporate tax rate for industrial and export trading companies would be decreased by 1%, from 25% to 24%.

On January 20, 2022, the Turkish Parliament approved the new legislation on Amending the Tax Procedure Law and Corporate Tax Law. This legislation is expected to come into force after the approval of President of the Republic of Turkey and the publication in the Official Gazette. The legislation brings a corporation tax exemption on the gains earned by converting the foreign exchanges to Turkish Lira under the determined provisions. If corporation taxpayers convert their foreign currencies, which are available on their balance sheet on December 31, 2021, into a TL time deposit or participation account with at least three months maturity until the specified date, the income derived from such transactions will be exempt from tax under the determined provisions of the legislation. The legislation also brings the postponement of the inflation accounting until December 2023 under the determined provisions. The relevant “Law on Amending Tax Procedural Law and Corporation Tax Law” numbered 7352 was published in the Official Gazette dated January 29, 2022, amended on February 11, 2022 with the Communique No. 2022/19.

On January 31, 2022, President Recep Tayyip Erdoğan announced a plan to establish a new loan guarantee package under the Credit Guarantee Fund scheme worth TL 60 billion. According to this announcement, this new credit package will have three main sub-packages: (i) card payment support to all companies of all sizes for their operating expenditures, (ii) investment support to the companies working for the production of higher value-added products, and (iii) export support to the SMEs that engage with the activities generating foreign exchange earnings and have the potential to make exports. On February 12, 2022, the Minister of Treasury and Finance, Nureddin Nebati, announced the details of the new guarantee scheme. According to this announcement, of the new guarantee scheme worth TL 60 billion in total, TL 25 billion will be strictly channeled towards investment supports, TL 25 billion towards export supports and TL 10 billion towards card payment supports.

TOURISM

In 2021, the number of foreign visitors visiting the Republic increased by 94.06% to 24,712,266 people as compared to 2020. In January 2022, the number of foreign visitors visiting the Republic increased by 151.41% to 1,281,666 people as compared to the same month in 2021. According to the Turkish Statistical Institute (“TURKSTAT”), in the first quarter of 2021, tourism revenues decreased by 40.2% to U.S.$2,452,213,000 compared to the same period of 2020. In the second quarter of 2021, tourism revenues were U.S.$3,003,628,000. (“TURKSTAT”) announced that the rate of change relative to the second quarter of 2020 could not be calculated since no survey could be conducted at the border gates due to COVID-19-related restrictions in place during the second quarter of 2020. In the third quarter of 2021, tourism revenues increased by 181.8% to U.S.$11,395,117,000 compared to the same period of 2020. The increase is attributable to the fact that the third quarter of 2020 coincided with the period of strictest pandemic-related restrictions on international travel whereas tourism was easier despite ongoing restrictions in the third quarter of 2021. In the fourth quarter of 2021, tourism revenues increased by 95% to U.S.$7,631,374,000 compared to the same period in 2020. Tourism revenues increased by 103% and reached U.S.$24,482,332,000 in 2021 compared to 2020.

EMPLOYMENT AND WAGES

In January 2022, seasonally adjusted total civilian employment was 29.910 million. In January 2022, the seasonally adjusted labor force participation rate was at 52.6%, which represented a 2.8 percentage point increase compared to the same period of the previous year.

As of January 2022, the total asset value of the Unemployment Insurance Fund amounted to approximately TL 92.32 billion. As of January 2022, 86.46% of the Unemployment Insurance Fund was invested in bonds and 13.54% of the assets were held in deposits.

As of November 2021, there were 375 pension funds offered to the public. As of November 2021, the total net asset value of these funds increased to approximately TL 237 billion from approximately TL 165.7 billion in November 2020.

FOREIGN TRADE AND BALANCE OF PAYMENTS

In January 2022, the trade balance posted a deficit of U.S.$10.261 billion, with a 234.9% increase compared with January 2021. In January 2022, total goods imported (c.i.f.), including gold imports, increased by 54.2% to approximately U.S.$27.848 billion, as compared to approximately U.S.$18.065 billion during the same period in 2021. In January 2022, the import of capital goods, which are used in the production of physical capital, increased by 10.2% over the same period in 2021; the import of intermediate goods such as partly finished goods and raw materials, which are used in the production of other goods, increased by 76.2% over the same period in 2021; and the import of consumption goods decreased by 2.7% over the same period in 2021. In January 2022, total goods exported (f.o.b.), increased by 17.2% to approximately U.S.$17.587 billion, as compared to approximately U.S.$15.001 billion during the same period of 2021. According to provisional data, foreign direct investment inflows into Turkey amounted to U.S.$826 million in December 2021. In January 2022, foreign direct investment inflows into Turkey amounted to U.S.$489 million. The following table summarizes the balance of payments of Turkey for the period indicated:

January 2022
in millions of U.S. Dollars
CURRENT ACCOUNT	-7,112
Trade Balance	-8,333
Goods Exports	17,828
Goods Imports	26,161
Services	1,631
Primary Income	-360
Secondary Income	-50
CAPITAL ACCOUNT	0
FINANCIAL ACCOUNT	-6,415
Direct Investment (net)	-516
Portfolio Investment (net)	766
Assets	714
Liabilities	-52
Other Investment (net)	-6,665
Assets	-3,494
Liabilities	3,171
RESERVE ASSETS	-942
NET ERRORS AND OMISSIONS	-245

Source: Central Bank

In December 2021, the volume of crude oil imports increased by 42.42 % compared to December 2020. In December 2021, natural gas imports decreased by 1.21% to 6,184.26 million cubic meters compared to 6,260 million cubic meters in December 2021. In December 2021, liquefied petroleum gas imports increased by 5.45% to 245.922,037 tons compared to 233,206.204 tons in December 2020.

As of January 2022, total gross international reserves were U.S.$109,717 million (compared to U.S.$95,675 million as of January 2021). As of January 2022, gold reserves were U.S.$38,595 million (compared to U.S.$42,169 million as of January 2021) and the Central Bank gross foreign exchange reserves were U.S.$63,302 million as of January 2022 (compared to U.S.$51,938 million as of January 2021).

As of January 2022, the Central Bank reported contingent liabilities in foreign currency, including commercial banks’ reserve requirements held at the Central Bank, to be approximately U.S.$54,746 million (compared to approximately U.S.$48,376 million as of January 2021). As of January 2022, the Central Bank

reported foreign currency loans, securities and deposits to be approximately U.S.$27,286 million (compared to approximately U.S.$28,234 million as of January 2021).

As of March 10, 2022, the Central Bank held approximately TL 60.62 billion in public sector deposits.

MONETARY POLICY

The inflation target for 2022 is 5%, with a 2 percentage point uncertainty band in both directions.

On March 17, 2022, the Central Bank foreign exchange buying rate for U.S. Dollars was TL 14.6697 per U.S. Dollar.

The following table displays the period-end foreign exchange buying rate of Turkish Lira per U.S. Dollar, euro, and Japanese Yen and against the U.S. Dollar-euro currency basket:

Period-End Exchange Rates

2021**
Turkish Lira per U.S. Dollar	13.33
Turkish Lira per euro	15.09
Turkish Lira per 100 Japanese Yen	11.55
Turkish Lira per Currency Basket*	14.21

*	The basket consists of U.S.$0.5 and €0.5.
**	As of December 31, 2021.

Source: Central Bank

As of January 2022, the CBRT’s international reserve level is approximately U.S.$109.7 billion. The Republic deems it necessary to consider both official reserves and external foreign exchange deposits of the banking system and corporations when evaluating the adequacy of all reserve assets held against external liabilities, due to the typical inclination of households and corporations towards foreign exchange deposits in the banking sector. The CBRT aims to strengthen its international reserves and effectively manage its reserves. However, as a result of the implementation of certain monetary and exchange rate policies, short-term fluctuations can be observed in the level of foreign exchange reserves. Among these, banks’ use of the foreign exchange and gold swap facilities provided by the CBRT has been the main cause of temporary fluctuations in the level of foreign exchange reserves. Other factors affecting foreign exchange reserves include changes in foreign exchange and Turkish Lira required reserve ratios, changes in banks’ free foreign currency accounts, foreign exchange sales to energy importing state-owned enterprises, foreign debt and other current foreign exchange transactions carried out on behalf of the Ministry of Treasury and Finance, onshore and offshore foreign exchange denominated issuances by the Ministry of Treasury and Finance, export rediscount credit foreign exchange repayments.

On October 28, 2021, the CBRT released its fourth-quarter inflation report. The CBRT revised its inflation forecast for end-2021 upward by 4.3 percentage points, from 14.1% to 18.4% and expects the inflation rate to fall to 11.8% at the end of 2022 and to 7% at the end of 2023 before stabilizing around 5% in the medium term. Based on main assumptions and under the scenario in which the monetary policy stance would continue to be tight enough to allow inflation to re-settle a downward trend once the temporary effects disappear, inflation is projected to gradually converge to the targets, and the monetary policy stance will be tight enough to ensure that inflation gradually returns to a downward trend.

On November 18, 2021, the Monetary Policy Committee decided to reduce the policy rate (one-week repo auction rate) from 16% to 15%.

On November 25, 2021, the CBRT announced that a Memorandum of Understanding (MoU) had been signed between the CBRT and the Central Bank of the United Arab Emirates on November 24, 2021, laying the groundwork for continued cooperation in the field of central banking. In the framework of the MoU, the two central banks aspire to carry out activities to foster cooperation in the field of central banking.

On December 1, 2021, the CBRT announced that it directly intervened in the markets via selling transactions and it started to conduct transactions at Borsa Istanbul Derivatives Market (VIOP) due to unhealthy price formations in exchange rates. On December 3, 2021, December 10, 2021, December 13, 2021, December 17, 2021, the CBRT announced that it directly intervened in the markets via selling transactions due to unhealthy price formations in exchange rates.

On December 16, 2021, the Monetary Policy Committee decided to reduce the policy rate (one-week repo auction rate) from 15% to 14%.

In a statement released after the Monetary Policy Committee meeting on December 16, 2021, the CBRT stated that the inflation rate increase in November was driven by developments in exchange rates and supply side factors such as the rise in global food and agricultural commodity prices, supply constraints, and demand developments. The CBRT also stated that the cumulative impact of recent policy decisions on inflation and other indicators will be monitored in the first quarter of 2022 and that during this period, all aspects of the policy framework will be reassessed in order to create a foundation for a sustainable price stability.

On December 21, 2021, the CBRT announced that TL-settled foreign exchange forward sales will be carried out at the CBRT via auctions and at the BIST Derivatives Market (VIOP) in order to help exporting and importing companies to manage their exchange rate risk. The Bank stated that the TL-settled foreign exchange forward selling auctions will be held with maturities of 1 month and 3 months.

Also on December 21, 2021, January 11, 2022, February 1, 2022 and March 7, 2022 the CBRT published and subsequently amended the Communique on Supporting the Conversion of Gold Deposits to Turkish Lira Depository and Participation Accounts. According to this Communique, both individuals and, as a result of the 11 January amendment, legal entities resident in Turkey can benefit from the foreign currency protection and (a) individuals can convert their depository or participation fund accounts in U.S. Dollars, EUR and GBP existing on December 20, 2021 to TL accounts with maturity options of 3 months, 6 months and 1 year, and (b) legal entities can convert their depository or participation fund accounts in U.S. Dollars, EUR and GBP existing on December 31, 2021 to TL accounts with maturity options of 3 months, 6 months and 1 year. Additionally, TL accounts opened within the scope of this application may be renewed at the end of their maturity. The renewed accounts continue to benefit from the support based on the amount converted at opening and the conversion rate. The initial conversion rate applicable to any such account is the CBRT’s last announced buy rate, which is announced hourly between 10.00 a.m, and 3.00 p.m., at the time the relevant deposit is made. In case the relevant foreign currency rate at the end of the given maturity at 11 a.m. is higher than the initial conversion rate, and such difference exceeds the accrued interest or profit share, CBRT will reimburse the depositing person via relevant deposit or participation bank.

On December 29, 2021, the CBRT published the “Communique on Supporting the Conversion of Gold Deposits to Turkish Lira Depository and Participation Accounts” numbered 2021/16, and amended the same on December 31, 2021 with the Communique No. 2021/18 and on January 11, 2022 with the Communique No. 2022/2 and on February 1, 2022 with the Communique No. 2022/6 and on March 7, 2022 with the Communique No. 2022/10. According to this Communique, individuals and legal entities resident in Turkey who will convert their gold deposit and participation accounts to the Turkish Lira deposit and participation accounts can benefit from the foreign currency protection scheme. Eligible individuals and legal entities can prefer this conversion with maturity options of 3 months, 6 months and 1 year. The initial conversion rate applicable to any such account is the CBRT’s last announced buy rate, which is announced hourly between 10.00 a.m, and 3.00 p.m., at the time the relevant deposit is made. In case the relevant foreign currency rate at the end of the given maturity at 11.00 a.m. is higher than the initial conversion rate, and such difference exceeds the accrued interest or profit share, CBRT will reimburse the depositing person via relevant deposit or participation bank. TL accounts opened within the scope of this application may be renewed at the end of their maturity. The renewed account continues to benefit from the support based on the amount of gold converted at opening and the conversion rate.

On February 1, 2022, CBRT published the “Communique on Deposit and Participation Accounts Scheme for non-Resident Turkish Citizens (YUVAM)” numbered 2022/7, and amended it on February 18, 2022 with the Communique No. 2022/8 for the purpose of allowing the Turkish citizens who are not resident in Turkey to open FX Protected TL accounts in domestic banks. According to this Communique; if non-resident Turkish citizens or the companies that are owned or partnered by non-resident Turkish citizens transfer their foreign exchange funds abroad to U.S. Dollars/EUR/GBP deposit or participation accounts in domestic banks and subsequently they convert those accounts into Turkish Lira denominated YUVAM accounts, they can benefit from the foreign currency protection mechanism same as that in FX Protected TL Depository Communique. Eligible Turkish citizens can participate in this deposit scheme with maturity options of 3 months, 6 months, 1 year and 2 year. In the event that the relevant foreign currency rate at the end of the given maturity is higher than the initial conversion rate, and such difference exceeds the accrued interest or profit share, CBRT will reimburse the depositing person via relevant deposit or participation bank.

On January 19, 2022, the CBRT announced the establishment of a Bilateral Currency Swap Agreement with the Central Bank of the United Arab Emirates between the UAE Dirham (AED) and the Turkish lira in the nominal size of mutually AED 18 billion and TL 64 billion. The CBRT also added that the agreement will stand for a period of three years, with the possibility of an extension through mutual agreement.

On January 20, 2022, the Monetary Policy Committee decided to keep the policy rate (one-week repo auction rate) at 14%.

On January 27, 2022, the CBRT released the first inflation report of the year which stated its inflation forecasts as 23.2% and 8.2% for year-end 2022 and 2023, respectively. The CBRT stated in the report that the monetary policy stance will be decided with a focus on evaluating the sources of the risks to inflation, their permanency and how they can be controlled by monetary policy, with an ultimate goal of long-term price stability. The CBRT also stated that the deflation process is expected to start on the back of measures taken for sustainable price and financial stability along with the decline in inflation owing to the base effect.

On February 17, 2022, the Monetary Policy Committee decided to keep the policy rate (one-week repo auction rate) at 14%.

With the “Law on Amending Tax Procedural Law and Corporation Tax Law” numbered 7352 and published in the Official Gazette dated January 29, 2022, certain tax regulations were made for the legal entities benefiting from the FX Protected TL Depository Communique and Communique on Supporting the Conversion of Gold Deposits to Turkish Lira Depository and Participation Accounts (as amended).

BANKING SYSTEM

The banking system in the Republic had a capital adequacy ratio of 18.53% and a relatively low non-performing loan ratio of 3.13% as of January 2022.

As of January 2022, the loan to deposit ratio and return on average assets of the banking sector were 95.77% and 0.22%, respectively.

As of March 7, 2022, the reserve requirement ratios (RRRs) for Turkish Lira deposits/participation accounts were between 3.0% and 8.0% depending on maturity. Furthermore, as of that date, RRRs were 8.0% for Turkish

Lira demand deposits, notice deposits and private current accounts, and deposits/participation accounts with maturities up to one month and three months (including 1 and 3 months). On November 27, 2020, the CBRT announced that the same reserve requirement ratios and remuneration rates will be applied to all banks.

According to the decision taken by the BRSA on December 21, 2021, JP Morgan Chase Bank’s Istanbul Turkey Branch was authorized to provide support/advisory services to the direct/indirect subsidiaries or affiliates of JPMorgan Chase & Co in the following areas: preparation, monitoring, reporting and transmission of all kinds of information and documents related to global transaction banking and investment banking products and services, preparation of documentation within the framework of lending processes and providing operational support such as giving reference prices for the transaction, providing communication support on administrative and operational issues, local legislation, compliance, tax and legal issues, and know-your-customer processes.

According to the decision taken by the BRSA on January 13, 2022, Deutsche Bank A.Ş. was authorized to provide support/advisory services to the banks and other financial institutions belonging to Deutsche Bank AG group in the following areas: convening the parties, preparation, monitoring, reporting and transmission of all kinds of information and documents related to foreign financing opportunities and transactions, and providing operational support such as giving reference prices for the transaction, providing communication support on administrative and operational issues, local legislation, compliance, tax and legal issues, and know-your-customer processes.

PUBLIC FINANCE AND BUDGET

In 2021, the Central Government consolidated budget expenditures were approximately TL 1.600 billion (compared to TL 1.204 billion in 2020), the Central Government consolidated budget revenues were approximately TL 1.407 billion (compared to approximately TL 1.028 billion in 2020), the Central Government consolidated budget deficit was approximately TL 192.2 billion (compared to a deficit of TL 175.3 billion in 2020), and the Central Government consolidated budget primary deficit was TL 11.4 billion (compared to a deficit of TL 41.3 billion in 2020).

In January 2022, the Central Government consolidated budget expenditures were approximately TL 146 billion (compared to approximately TL 113.8 billion during the same month of 2021), the Central Government consolidated budget revenues were approximately TL 176 billion (compared to approximately TL 89.6 billion during the same month of 2021), the Central Government consolidated budget surplus was approximately TL 30 billion (compared to a deficit of approximately TL 24.2 billion during the same month of 2021), and the Central Government consolidated budget primary surplus was approximately TL 44.3 billion (compared to a deficit of approximately TL 2.2 billion during the same month of 2021). A Central Government budget deficit to GDP ratio of 3.5% for 2021 and 2022, and 3.2% for 2023 are expected through the 2022-2024 Medium Term Program that was announced on September 5, 2021. At the end of the program period, the ratio of budget deficit to GDP is targeted to be 2.9%.

The Government published Law No. 7338 Amending Certain Provisions in the Tax Procedure Law and Some Other Laws on October 26, 2021. This law introduced income tax and value added tax exemptions for social media content producers and mobile application developers. The law also introduced a tax deduction of 5%, depending on determined provisions, for income taxpayers who conduct commercial, agricultural and self-employment activities and for corporation taxpayers (excluding those operating in the finance and banking sectors, insurance and retirement companies and retirement investment funds). According to the law, income of small business tradesmen will be exempt from income tax under the determined provisions. There will be no withholding tax on agricultural support payments made by the public institutions and such payments will be exempt from income tax under the determined provisions.

On December 16, 2021, President Recep Tayyip Erdoğan announced that the income and stamp tax on the minimum wage will be abolished. Additionally, the Government published the Law No. 7349 Amending Income

Tax Law and Some Other Laws on December 25, 2021. This law exempted the before-tax minimum wage (after deducting social security premium and unemployment insurance premium) from income tax, and stamp tax.

On February 12, 2022, the Government announced that the value added tax on basic food products will be decreased from 8% to 1%. The relevant Presidential Decree numbered 5189 was published in the Official Gazette dated February 13, 2022.

The following table sets forth the details of the Central Government budget for the periods indicated:

Central Government Budget	2021 (cumulative)	January 2022
	(In Thousands of TL)
Budget Expenditures	1,599,642,395	145,958,217
1-Excluding Interest	1,418,790,125	131,726,822
Compensation of Employees	346,258,237	47,624,425
Social Security Contributions	57,368,431	7,602,825
Purchase of Goods and Services	130,103,715	5,762,507
Current Transfers	626,663,751	64,135,606
Capital Expenditures	130,926,312	4,346,615
Capital Transfers	25,491,996	1,098
Lending	101,977,683	2,253,746
2-Interest	180,852,270	14,231,395
Budget Revenues	1,407,398,713	176,002,411
1-General Budget Revenues	1,369,503,450	173,491,931
Taxes	1,164,808,943	147,418,402
Property Income	55,511,179	2,088,182
Grants and Aids and Special Revenues	17,874,044	421,601
Interest, Shares and Fines	121,226,649	23,167,625
Capital Revenues	8,814,608	344,375
Collections from Loans	1,268,027	51,746
2-Special Budget Institutions	28,924,724	1,858,113
3-Regularity & Supervisory Institutions	8,970,539	652,367
Budget Balance	-192,243,682	30,044,194
Balance Excluding Interest	-11,391,412	44,275,589

Source: Ministry of Treasury and Finance

Following Parliamentary negotiations that took place in October, November, and December of 2021, the final 2022 Budget Law No: 7344 was approved in the Parliament on December 17, 2021 and it was published in the Official Gazette on December 31, 2021.

PRIVATIZATION

The privatization implementations of Turkey amounted to approximately U.S.$413.10 million in 2021 and approximately U.S.$109 million as of March 9, 2022.

The following table sets out a summary of the most significant privatization implementations completed since 2018:

Name of The Company or Asset	Date of Privatization	Amount (U.S. Dollars)
EÜAŞ - Menzelet ve Kılavuzlu HES	3/9/2018	335,004,857
T. Şeker Fabrikaları - Turhal Şeker Fabrikası	6/7/2018	123,440,720
T. Şeker Fabrikaları - Çorum Şeker Fabrikası	6/25/2018	112,156,679
T. Şeker Fabrikaları - Afyon Şeker Fabrikası	8/17/2018	125,038,805

Note: Only privatizations worth U.S.$100 million or more are listed above.

Total privatization proceeds realized by the Turkish Privatization Administration since 1986 amounted to approximately U.S.$70.90 billion as of March 9, 2022.

DEBT

On October 28, 2021, the Ministry of Treasury and Finance published the 2022 financing program. According to the financing program, the total amount of debt service in 2022 is projected to be TL 505.9 billion, comprising of payments of TL 293.5 billion in principal and TL 212.5 billion in interest. Total domestic debt service is expected to be TL 385.5 billion while total external debt service is expected to be TL 120.4 billion. On the external financing front, the Ministry of Treasury and Finance plans to raise U.S.$11.0 billion in equivalent external funding in 2022 through bond issuances in international capital markets.

On September 5, 2021, the Medium Term Program for years 2022-2024 was published. According to the 2022-2024 Medium Term Program, the EU-defined general government debt stock to GDP ratio, which is expected to be 36.6% in 2021, is estimated to be 35.8% in 2022, 35.4% in 2023 and 34.7% in 2024.

The Central Government’s total domestic debt stock was approximately TL 1,355 billion as of the end of January 2022, compared to approximately TL 1,064 billion as of the end of January 2021.

In February 2022, the average maturity of the Republic’s domestic cash borrowing was 52.6 months, as compared to 57.3 months in February 2021. The average annual interest rate on domestic cash borrowing (including discounted treasury bills/government bonds) on a compounded basis was 17.18% in February 2022, compared to 13.08% in February 2021.

The Monetary and Exchange Rate Policy for 2022 document was released on December 29, 2021. According to the report, the amount of swap transactions, which was TL 338 billion at the end of 2020, increased by approximately TL 313 billion and reached TL 651 billion by December 24, 2021. Net Open Market Operations, which was TL 276.6 billion at the end of 2020, increased by TL 181.2 billion and reached TL 457.9 billion as of December 24, 2021.

The total gross outstanding external debt of the Republic was approximately U.S.$453,463 million (at then-current exchange rates) at the end of the third quarter of 2021.

The following table summarizes the gross external debt profile of the Republic (at period end):

Gross External Debt Profile	2020 Q3	2020 Q4	2021 Q1	2021 Q2	2021 Q3
	(in millions of U.S. Dollars)
GROSS EXTERNAL DEBT	417,560	433,042	430,457	455,564	453,463
SHORT-TERM	108,081	114,205	115,899	124,433	126,028
Public Sector	22,432	23,257	24,986	24,752	25,645
Central Bank	20,989	21,344	22,616	25,824	25,850
Private Sector	64,660	69,604	68,297	73,857	74,533
LONG-TERM	309,479	318,837	314,558	321,131	327,435
Public Sector	145,602	153,394	152,074	155,509	162,538
Central Bank	0	0	0	0	0
Private Sector	163,877	165,443	162,484	165,622	164,897

Source: Ministry of Treasury and Finance

Since 2003, the Republic’s strategic benchmarking policy, together with high growth rates and prudent fiscal policies, has helped to mitigate the risk exposure of its debt portfolio. For 2022, the Republic’s primary pillars of borrowing strategies are:

•	to borrow mainly in TL and to decrease the share of domestic debt stock denominated in foreign currencies;

•	to borrow in foreign currencies besides the U.S. dollar in international markets for market diversification;

•

to keep the share of debt maturing within 12 months and the share of debt stock with interest rate refixing period of less than 12 months at a certain level, by taking into account appropriate instrument and maturity composition to optimize interest payments; and

•	to keep a strong level of cash reserves in order to reduce the liquidity risk associated with cash and debt management.

The Republic prepares its domestic and external borrowing programs by factoring in these strategies. By implementing a strategic benchmarking policy, the sensitivity of Ministry of Treasury and Finance’s debt portfolio to risks associated with foreign exchange, interest rate and liquidity have been significantly reduced. The Republic has also strengthened its debt sustainability.

The Republic’s general government gross debt to GDP ratio was 37.6% in the third quarter of 2021.

SUMMARY OF KEY ECONOMIC INDICATORS

The following table summarizes the key economic indicators of Turkey for the periods indicated:

	2016	2017	2018	2019	2020	2021		2022
Nominal GDP (in billions of TL)	2,627	3,134	3,758	4,320	5,048	7,209		—
Real GDP Growth (%)	3.3	7.5	3.0	0.9	1.8	11		—
Seasonally Adjusted Unemployment (%)	10.9	10.9	11.0	13.7	13.2	11.2		11.4	**
Consumer Price Index (%)	8.53	11.92	20.30	11.84	14.60	36.08		54.44	***
Domestic Producer Price Index (%)	9.94	15.47	33.64	7.36	25.15	79.89		105.01	***
Current Account Balance (in millions of U.S.$)	-26,849	-40,584	-20,745	8,830	-36,724	-14,882		—
Central Government External Debt Stock (in millions of U.S.$)	82,615	90,241	91,245	96,443	102,317	109,732		109,278	**
Public Sector Borrowing Requirement/GDP (%)	1.0	1.8	2.5	3.2	3.9	3.9	*	3.7	*

*	2022-2024 Medium Term Program realization estimate.
**	For the period of January 2022.
***	As of February 2022.

Sources: TURKSTAT, Central Bank, Ministry of Treasury and Finance

From February 11, 2022 to March 11, 2022, the Istanbul Stock Exchange National 100 Index (since April 5, 2013 the Istanbul Stock Exchange has carried out its operations under the title of “Borsa Istanbul”) decreased by 0.24%.

DESCRIPTION OF THE NOTES

The notes will be issued pursuant to and will be subject to the fiscal agency agreement. The Republic has appointed a fiscal agent, registrar, paying agent and transfer agent in accordance with the fiscal agency agreement.

The following description and the description in the accompanying prospectus contain a summary of the material provisions of the notes and the fiscal agency agreement. The Republic has filed a copy of the fiscal agency agreement and the form of notes with the SEC and at the office of the fiscal agent in New York City.

General Terms of the Notes

The notes:

•	will be issued in an aggregate principal amount of $ .

•	will mature at par on .

•	will bear interest at % per annum from , 2022.

•

will pay interest semi-annually in arrears in equal installments, on the basis of a 360-day year, consisting of twelve 30-day months, on                  and                  of each year, commencing on                 , 2022 to be paid to the person in whose name the note is registered at the close of business on the preceding                  or                 .

•	the yield of the notes will be % per annum.

•	will be designated “Collective Action Securities” as described in the accompanying prospectus.

•

upon issuance, will constitute direct, general, unconditional and unsubordinated public external indebtedness of the Republic for which the full faith and credit of the Republic is pledged. The notes rank and will rank without any preference among themselves and equally with all other unsubordinated public external indebtedness of the Republic. See “Debt Securities — Status of the Debt Securities” and “Debt Securities — Negative Pledge” in the accompanying prospectus.

•	will be recorded on, and transferred through, the records maintained by DTC and its direct and indirect participants, including Euroclear and Clearstream Banking Luxembourg.

•	will be issued in fully registered form, without coupons, registered in the names of investors or their nominees in denominations of $200,000 and integral multiples of $1,000 in excess thereof.

•	will only be available in definitive form under certain limited circumstances.

The notes will contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers that differ from those applicable to certain other series of U.S. dollar denominated debt securities issued by the Republic and described in the accompanying prospectus. These provisions are commonly referred to as “collective action clauses.” Under these provisions, the Republic may amend the payment provisions of the notes and other “reserved matters” listed in the Fiscal Agency Agreement with the consent of the holders of: (1) with respect to a single series of notes, more than 75% of the aggregate principal amount of the outstanding notes of such series; (2) with respect to two or more series of notes, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding notes of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of notes, more than 66 2/3% of the aggregate principal amount of the outstanding notes of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding notes of each series affected by the proposed modification, taken individually. Those provisions are described in the section entitled “Debt Securities — Collective Action Securities Issued On or After January 1, 2015” in the accompanying prospectus. “Reserved matters” include, among other things, changes in the dates on which any amounts are payable on the debt securities, reductions in principal amounts or interest rates on the debt securities, a change in the currency of the debt securities, any change in the identity of the obligor under the debt securities, or a change in the status of the debt securities.

Payments of Principal and Interest

The Republic will make payments of principal and interest on the notes in U.S. dollars through the fiscal agent to DTC, which will receive the funds for distribution to the beneficial holders of the notes. The Republic expects that holders of the notes will be paid in accordance with the procedures of DTC and its direct and indirect participants.

Payment of Additional Amounts

In addition to the disclosure set forth under “Payment of Additional Amounts” on pages 8 and 9 of the accompanying prospectus, with respect to any taxes of whatsoever nature imposed, levied, withheld, or assessed by or within Turkey or any authority of or within Turkey, Turkey shall not pay any additional amounts to a holder who is able to avoid such Taxes by making a declaration of non-residence or other similar claim for exemption to the relevant tax authority.

Default; Acceleration of Maturity

Any of the following events will be an event of default with respect to the notes:

(a) the Republic fails to pay, when due, principal of (and premium, if any, on), or interest on, the notes and such failure continues for a period of 30 days; or

(b) the Republic defaults in the performance or observance of or compliance with any of its other obligations set forth in the notes which default is not remedied within 60 days after written notice of such default shall have been given to the Republic by the holder of the notes at the corporate trust office of the fiscal agent in New York City; or

(c) any other present or future External Indebtedness of the Republic for or in respect of moneys borrowed or raised in an amount in the aggregate of not less than US$40,000,000 (or its equivalent in other currencies or composite currency units) becomes due and payable prior to its stated maturity otherwise than at the option of the Republic or any such amount of External Indebtedness is not paid, when due, (in accordance with any extension granted in any modification, consent or waiver by the holders of such External Indebtedness) or, as the case may be, within any applicable grace period; or

(d) the Republic ceases to be a member of the IMF or of any successor (whether corporate or not) that performs the functions of, or functions similar to, the IMF; or

(e) the Republic announces its inability to pay its debts as they mature; or

(f) it becomes unlawful for the Republic to perform or comply with any of its payment obligations under any notes.

If an event of default described above occurs and is continuing, the holders of at least 25% of the aggregate principal amount of the outstanding notes may, by notice to the fiscal agent, declare all the notes to be due and payable immediately. Holders of notes may exercise these rights only by providing a written demand to the Republic at the office of the fiscal agent at a time when the event of default is continuing.

Upon any declaration of acceleration, the principal, interest and all other amounts payable on the notes will be immediately due and payable on the date the Republic receives written notice of the declaration, unless the Republic has remedied the event or events of default prior to receiving the notice. The holders of 66 2/3% or more of the aggregate principal amount of the outstanding notes may rescind a declaration of acceleration if the event or events of default giving rise to the declaration have been cured or waived.

Fiscal Agent

The fiscal agency agreement contains provisions relating to the obligations and duties of the fiscal agent, to the indemnification of the fiscal agent and to the fiscal agent’s relief from responsibility for actions that it takes.

Paying Agents; Transfer Agents; Registrar

The Republic has initially appointed The Bank of New York Mellon as paying agent, transfer agent and registrar. The Republic may at any time appoint new paying agents, transfer agents and registrars. The Republic, however, will at all times maintain:

•	a principal paying agent in New York City, and

•	a registrar in New York City or another office as designated by the fiscal agent.

In addition, so long as notes are listed on the Official List of the Luxembourg Stock Exchange and admitted to trading on the Regulated Market “Bourse de Luxembourg” of the Luxembourg Stock Exchange and the rules of such stock exchange so require, the Republic will maintain a paying agent in Luxembourg. The Republic has initially appointed Banque Internationale à Luxembourg S.A. to serve as its paying agent in Luxembourg.

The Republic will not appoint a transfer agent in Luxembourg until such time, if any, as the notes are listed on the Official List of the Luxembourg Stock Exchange and definitive notes are issued. Upon the issuance of definitive notes, the Republic will appoint a transfer agent located in Luxembourg. The holder may transfer a note in definitive form when the note is presented at the specified offices of the registrar or the transfer agent, together with any other evidence that they may require. In the case of a transfer of part of a note, the registrar or transfer agent will issue a new note in definitive form to the transferee and a second note in respect of the balance of the note to the transferor.

Definitive Notes

The Republic will issue notes in definitive form only if DTC is unwilling or unable to continue as depositary, is ineligible to act as depositary, or ceases to be a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

Payments will be made on any definitive notes at the global trust services office of the fiscal agent in New York City or the paying agent in Luxembourg. You will not be charged a fee for the registration of transfers or exchanges of definitive notes. You may transfer any definitive registered note, according to the procedures in the fiscal agency agreement, by presenting and surrendering it at the office of any transfer agent. The fiscal agent will exchange without charge definitive notes of the same series of authorized denominations of like tenor as the portion of the global note submitted for exchange.

The Republic will replace any mutilated, destroyed, stolen or lost note or coupon at your expense upon delivery to the fiscal agent or the transfer agent in Luxembourg of the note or coupon or evidence of its destruction, loss or theft satisfactory to the Republic and the fiscal agent, who may also require an indemnity at your expense.

Notices

Notices will be sent to DTC, or its nominee, as the holder thereof, and DTC will communicate these notices to DTC participants in accordance with its standard procedures.

If and for so long as the notes are listed on the Official List of the Luxembourg Stock Exchange, the Republic will also publish notices to the holders of the notes in a leading newspaper having general circulation in Luxembourg. The Republic expects that it will initially make such publication in the Luxemburger Wort. Notices can also be published on the website of the Luxembourg Stock Exchange which is http://www.bourse.lu.

The Republic will cause notice of any resignation, termination or appointment of any paying agent or transfer agent or the fiscal agent and of any change in the office through which such agent will act to be given as provided under this subsection.

Further Issues of the Notes

From time to time, without the consent of holders of the notes, and subject to the required approvals under Turkish law, the Republic may create and issue additional debt securities with the same terms and conditions as those of the notes (or the same except for the amount of the first interest payment and the issue price), provided that such additional debt securities are fungible with the existing notes for purposes of U.S. federal income taxation (regardless of whether any holders of such debt securities are subject to the U.S. federal tax laws). The Republic may also consolidate the additional debt securities to form a single series with the outstanding notes.

Amendments and Waivers

See “Debt Securities — Collective Action Securities Issued On or After January 1, 2015” for discussion relating to amendments and waivers in the accompanying prospectus.

Governing Law

The notes will be governed by the laws of the State of New York, except with respect to the authorization and execution of the notes, which will be governed by the laws of the Republic of Turkey.

Purchase of Notes by the Republic

The Republic may at any time purchase any of the notes in any manner and at any price. If purchases are made by tender, tenders must be available to all holders of the notes alike. All notes that are purchased by or on behalf of the Republic may be held by the Republic or surrendered to the fiscal agent for cancellation, but may not be resold.

General Information

1. The Republic has full power and authority to issue securities, such as the notes, outside Turkey for any and all purposes, under Article 4 and Article 7 of the Law of the Republic Regarding the Regulation of Public Finance and Debt Management (Law No. 4749).

2. The Republic is applying to list the notes on the Official List and trade the notes on the Regulated Market “Bourse de Luxembourg” of the Luxembourg Stock Exchange in accordance with its rules. The total fees and expenses in connection with the admission of the notes to trading on the Regulated Market are expected to be approximately EUR 15,000.

3. The notes have been accepted for clearance through DTC, Euroclear and Clearstream Banking Luxembourg (ISIN No. US                ; CUSIP No.                 ). The address of DTC is 570 Washington Blvd., Jersey City, NJ 07310, United States of America. The address of Euroclear is Boulevard du Roi Albert II, B —1210 Brussels. The address of Clearstream Banking Luxembourg is 42 Avenue JF Kennedy L-1855 Luxembourg.

4. There are no interests of any natural or legal persons, including conflicting interests, that are material to the issue of the notes.

5. The Republic has obtained all necessary consents, approvals and authorizations in the Republic of Turkey in connection with the issue and performance of the notes. The issue of the notes was authorized, pursuant to the provisions of Articles 4 and 7 of the Law Regarding the Regulation of Public Finance and Debt Management of The Republic (Law No. 4749).

6. The address of the Republic is: Ministry of Treasury and Finance, Ismet Inonu Bulvari, No. 36, 06510 Emek, Ankara, Turkey. The telephone number is: +90 216 633 7469.

7. Save as disclosed on pages S-19 through S-37 of this prospectus supplement and in the Annual Report of the Republic on Form 18-K for the fiscal year ended December 31, 2020, as filed with the SEC on September 24, 2021, as amended from time to time (the “Annual Report for 2020”), since December 31, 2020, there have been no significant changes relating to public finance and trade.

8. Turkey will irrevocably waive, to the fullest extent permitted by law, any immunity, including foreign sovereign immunity, from jurisdiction to which it might otherwise be entitled in any action arising out of or based on the debt securities which may be instituted by the holder of any debt securities in each of the United States District Court for the Southern District of New York, the Supreme Court of the State of New York, New York County, and the respective appellate courts therefrom or (except as to venue) in any competent court in Turkey. Turkey’s waiver of immunity does not extend to actions under the United States federal securities laws or state securities laws.

According to Article 82.1 of the Execution and Bankruptcy Law of Turkey (Law No. 2004) published in The Official Gazette (No. 2128) on June 19, 1932, assets and properties of Turkey are immune from attachment or other forms of execution, whether before or after judgment. The United States Foreign Sovereign Immunities Act of 1976, as amended, may also provide a means for limited execution upon any property of Turkey that is related to the service and administration of the debt securities. See “Debt Securities — Governing Law and Consent to Service” in the accompanying prospectus.

9. The information contained in the Annual Report for 2020, as amended from time to time, which contains the economic, financial and statistical information for fiscal years ended December 31, 2020, December 31, 2019, December 31, 2018, December 31, 2015 and December 31, 2014, shall be deemed to be incorporated in, and to form part of, this prospectus supplement and accompanying prospectus.

The information included in the ‘Recent Developments and Summary’ section of this Prospectus Supplement supplements the information contained in the Republic’s Annual Report for 2020, as amended from time to time. To the extent that the information in the ‘Recent Developments and Summary’ section is inconsistent with the information contained in the Annual Report for 2020, the information in the ‘Recent Developments and Summary’ section supersedes and replaces such information.

10. For the the term of this prospectus supplement copies of the following documents may be inspected at the registered office of the paying agent in Luxembourg and at https://www.sec.gov/cgi-bin/browse-edgar?company=republic+of+Turkey&owner=exclude&action=getcompany:

(a) the latest available annual report of the Republic on the Form 18-K filed with the SEC with economic, financial and statistical information for the five preceding years;

(b) the amendments to the latest available annual report of the Republic of the Form 18-K/A filed with the SEC;

(c) copies of the following contractual documents: the Fiscal Agency Agreement, the Underwriting Agreement and the notes; and

(d) the budget of the Republic for the current fiscal year.

11. Save as disclosed on page S-17 of this prospectus supplement and in the Annual Report for 2020, as amended from time to time, the Republic has not been involved in any governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which the Republic is aware) during the 12 months preceding the date of this prospectus supplement which may have, or have had in the recent past, significant effects on the financial position of the Republic.

The prospectus supplement and the accompanying prospectus including the documents containing the information incorporated by reference will be published on the website of the Luxembourg Stock Exchange which is http://www.bourse.lu.

GLOBAL CLEARANCE AND SETTLEMENT

The Republic has obtained the information in this section from sources it believes to be reliable, including from DTC, Euroclear and Clearstream Banking Luxembourg, but the Republic takes no responsibility for the accuracy of this information. DTC, Euroclear and Clearstream Banking Luxembourg are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither the Republic nor the registrar will be responsible for DTC’s, Euroclear’s or Clearstream Banking Luxembourg’s performance of their obligations under their rules and procedures; nor will the Republic or the registrar be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Introduction

The Depository Trust Company

DTC is:

•	A limited-purpose trust company organized within the meaning of the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between its participants. It does this through electronic book-entry changes in the accounts of its direct participants, eliminating the need for physical movement of securities certificates. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the NASDAQ, the American Stock Exchange and the National Association of Securities Dealers, Inc.

According to DTC, the foregoing information about DTC has been provided to the Republic for informational purposes only and is not a representation, warranty or contract modification of any kind.

Euroclear and Clearstream Banking Luxembourg

Like DTC, Euroclear and Clearstream Banking Luxembourg hold securities for their participants and facilitate the clearance and settlement of securities transactions between their participants through electronic book-entry changes in their accounts. Euroclear and Clearstream Banking Luxembourg provide various services to their participants, including the safekeeping, administration, clearance and settlement and lending and borrowing of internationally traded securities. Euroclear and Clearstream Banking Luxembourg participants are financial institutions such as the underwriters, securities brokers and dealers, banks, trust companies and other organizations. The underwriters are participants in Euroclear or Clearstream Banking Luxembourg. Other banks, brokers, dealers and trust companies have indirect access to Euroclear or Clearstream Banking Luxembourg by clearing through or maintaining a custodial relationship with Euroclear or Clearstream Banking Luxembourg participants.

Ownership of notes through DTC, Euroclear and Clearstream Banking Luxembourg

The Republic will issue the notes in the form of a fully registered book-entry security, registered in the name of Cede & Co., a nominee of DTC. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the book-entry security. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts.

You may hold your beneficial interests in the book-entry security through Euroclear or Clearstream Banking Luxembourg, if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream Banking Luxembourg will hold their participants’ beneficial interests in the book-entry security in their customers’ securities accounts with their depositaries.

These depositaries of Euroclear and Clearstream Banking Luxembourg in turn will hold such interests in their customers’ securities accounts with DTC.

The Republic and the fiscal agent generally will treat the registered holder of the notes, initially Cede & Co., as the absolute owner of the notes for all purposes. Once the Republic and the fiscal agent make payments to the appropriate clearing system, the Republic and the fiscal agent will no longer be liable on the notes for the amounts so paid. Accordingly, if you own a beneficial interest in the book-entry security, you must rely on the procedures of the institutions through which you hold your interests in the book-entry security (including DTC, Euroclear, Clearstream Banking Luxembourg, and their participants) to exercise any of the rights granted to the holder of the book-entry security. Under existing industry practice, if you desire to take any action that Cede & Co., as the holder of such book-entry security, is entitled to take, then Cede & Co. would authorize the DTC participant through which you own your beneficial interest to take such action, and that DTC participant would then either authorize you to take the action or act for you on your instructions.

DTC may grant proxies or authorize its participants (or persons holding beneficial interests in the notes through such participants) to exercise any rights of a holder or take any other actions that a holder is entitled to take under the fiscal agency agreement or the notes. Euroclear’s or Clearstream Banking Luxembourg’s ability to take actions as a holder under the notes or the fiscal agency agreement will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream Banking Luxembourg will take such actions only in accordance with their respective rules and procedures.

The fiscal agent will not charge you any fees for the notes, other than reasonable fees for the replacement of lost, stolen, mutilated or destroyed notes. However, you may incur fees for the maintenance and operation of the book-entry accounts with the clearing systems in which your beneficial interests are held.

The laws of some states require certain purchasers of securities to take physical delivery of the securities in definitive form. These laws may impair your ability to transfer beneficial interests in the notes to such purchasers. DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. Thus, your ability to pledge a beneficial interest in the notes to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

Transfers Within and Between DTC, Euroclear and Clearstream Banking Luxembourg

Trading Between DTC Purchasers and Sellers

DTC participants will transfer interests in the notes among themselves in the ordinary way according to DTC rules. DTC participants will pay for such transfers by wire transfer.

Trading Between Euroclear and/or Clearstream Banking Luxembourg Participants

Participants in Euroclear and Clearstream Banking Luxembourg will transfer interests in the notes among themselves in the ordinary way according to the rules and operating procedures of Euroclear and Clearstream Banking Luxembourg.

Trading Between a DTC Seller and a Euroclear or Clearstream Banking Luxembourg Purchaser

When the notes are to be transferred from the account of a DTC participant to the account of a Euroclear or Clearstream Banking Luxembourg participant, the purchaser must first send instructions to Euroclear or

Clearstream Banking Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream Banking Luxembourg will then instruct its depositary to receive the notes and make payment for them. On the settlement date, the depositary will make payment to the DTC participant’s account and the notes will be credited to the depositary’s account. After settlement has been completed, DTC will credit the notes to Euroclear or Clearstream Banking Luxembourg, Euroclear or Clearstream Banking Luxembourg will credit the notes, in accordance with its usual procedures, to the participant’s account, and the participant will then credit the purchaser’s account. These securities credits will appear the next day (European time) after the settlement date. The cash debit from Euroclear’s or Clearstream Banking Luxembourg’s account will be back-valued to the value date (which will be the preceding day if settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the cash debit will instead be valued at the actual settlement date.

Participants in Euroclear and Clearstream Banking Luxembourg will need to make funds available to Euroclear or Clearstream Banking Luxembourg in order to pay for the notes by wire transfer on the value date. The most direct way of doing this is to pre-position funds (i.e., have funds in place at Euroclear or Clearstream Banking Luxembourg before the value date), either from cash on hand or existing lines of credit. Under this approach, however, participants may take on credit exposure to Euroclear and Clearstream Banking Luxembourg until the notes are credited to their accounts one day later.

As an alternative, if Euroclear or Clearstream Banking Luxembourg has extended a line of credit to a participant, the participant may decide not to pre-position funds, but to allow Euroclear or Clearstream Banking Luxembourg to draw on the line of credit to finance settlement for the notes. Under this procedure, Euroclear or Clearstream Banking Luxembourg would charge the participant overdraft charges for one day, assuming that the overdraft would be cleared when the notes were credited to the participant’s account. However, interest on the notes would accrue from the value date. Therefore, in many cases the interest income on notes which the participant earns during that one-day period will substantially reduce or offset the amount of the participant’s overdraft charges. Of course, this result will depend on the cost of funds (i.e., the interest rate that Euroclear or Clearstream Banking Luxembourg charges) to each participant.

Since the settlement will occur during New York business hours, a DTC participant selling an interest in the notes can use its usual procedures for transferring notes to the depositaries of Euroclear or Clearstream Banking Luxembourg for the benefit of Euroclear or Clearstream Banking Luxembourg participants. The DTC seller will receive the sale proceeds on the settlement date. Thus, to the DTC seller, a cross-market sale will settle no differently than a trade between two DTC participants.

Trading Between a Euroclear or Clearstream Banking Luxembourg Seller and DTC Purchaser

Due to time zone differences in their favor, Euroclear and Clearstream Banking Luxembourg participants can use their usual procedures to transfer notes through their depositaries to a DTC participant. The seller must first send instructions to Euroclear or Clearstream Banking Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream Banking Luxembourg will then instruct its depositary to credit the notes to the DTC participant’s account and receive payment. The payment will be credited in the account of the Euroclear or Clearstream Banking Luxembourg participant on the following day, but the receipt of the cash proceeds will be back-valued to the value date (which will be the preceding day if the settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the receipt of the cash proceeds will instead be valued at the actual settlement date.

If the Euroclear or Clearstream Banking Luxembourg participant selling the notes has a line of credit with Euroclear or Clearstream Banking Luxembourg and elects to be in debit for the notes until it receives the sale proceeds in its account, then the back-valuation may substantially reduce or offset any overdraft charges that the participant incurs over that one-day period.

Finally, a day trader that uses Euroclear or Clearstream Banking Luxembourg and that purchases notes from a DTC participant for credit to a Euroclear or Clearstream Banking Luxembourg accountholder should note that these trades would automatically fail on the sale side unless affirmative action were taken. At least three techniques should be readily available to eliminate this potential problem:

(a) borrowing through Euroclear or Clearstream Banking Luxembourg for one day (until the purchase side of the day trade is reflected in its Euroclear or Clearstream Banking Luxembourg account) in accordance with the clearing system’s customary procedures;

(b) borrowing the notes in the United States from a DTC participant no later than one day prior to settlement, which would give the notes sufficient time to be reflected in the borrower’s Euroclear or Clearstream Banking Luxembourg account in order to settle the sale side of the trade; or

(c) staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the Euroclear or Clearstream Banking Luxembourg accountholder.

TAXATION

United States

The following discussion describes the material U.S. federal income tax consequences of your purchase, ownership and disposition of a note. This discussion assumes that you are a beneficial owner of a note and that you (i) hold the note as a capital asset for U.S. federal income tax purposes (generally, an asset held for investment), (ii) purchased the note pursuant to this initial public offering, and (iii) acquired the note at its issue price. This discussion also assumes that you are not subject to any special U.S. federal income tax rules, including, among others, the special tax rules applicable to:

•	persons subject to special tax accounting rules under Section 451(b) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”);

•	dealers in securities or currencies;

•	securities traders using a mark-to-market accounting method;

•	banks or life insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	partnerships (or other entities or arrangements treated as partnerships for U.S. federal income tax purposes), or persons holding the notes through partnerships or other pass-through entities;

•	persons subject to the alternative minimum tax;

•	persons that do not use the U.S. dollar as their functional currency; or

•	tax-exempt organizations.

Finally, this discussion assumes that you are not using a note as part of a more complex transaction, such as a “straddle” or a hedging transaction. If any of these assumptions are not correct in your case, the purchase, ownership or disposition of a note may have U.S. federal income tax consequences for you that differ from, or are not covered in, this discussion.

This discussion does not cover any U.S. state, U.S. local or non-U.S. tax issues, nor does it cover issues under the U.S. federal estate or gift tax laws. The discussion is based on the provisions of the Code, and the regulations promulgated thereunder by the U.S. Department of the Treasury (the “Treasury Regulations”), rulings and decisions made by the U.S. Internal Revenue Service (the “IRS”) and judicial decisions interpreting the Code, all as of the date that this prospectus supplement was issued. These authorities may be repealed, revoked or modified at any time, possibly with retroactive effect. No assurances can be given that any changes in these laws or authorities will not affect the accuracy of the discussion below. Turkey has not sought any ruling from the IRS with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS or the courts will agree with all of such statements and conclusions.

If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note, the tax treatment of a partner in that partnership generally will depend on the status of the partner and the activities of the partnership. Holders of notes that are partnerships and partners in those partnerships should consult their own tax advisors regarding the U.S. federal income tax consequences of the purchase, ownership and disposition of the notes.

You should consult your own tax advisor concerning the U.S. federal, U.S. state, U.S. local, non-U.S. and other tax consequences to you of the purchase, ownership and disposition of a note.

Deemed Taxable Exchange

A change made to the terms of the notes pursuant to the collective action clause may give rise to a deemed taxable exchange for U.S. federal income tax purposes upon which gain or loss would be realized if such change constitutes a “significant modification” (as defined in the Code). Such gain or loss would be measured by the difference between the principal amount (or fair market value in certain circumstances) of the note after the modification and the holder’s tax basis in such note before the modification. A deemed exchange may also result in the “new” notes being treated as having been issued with original issue discount or premium, each discussed in more detail below. A modification of a note that is not a significant modification does not create a deemed exchange for U.S. federal income tax purposes. Under applicable Treasury Regulations, the modification of a note is a significant modification if, based on all of the facts and circumstances and taking into account all modifications of the note collectively (other than modifications that are subject to special rules), the legal rights or obligations that are altered and the degree to which they are altered are “economically significant.” The applicable Treasury Regulations also provide specific rules to determine whether certain modifications, such as a change in the timing of payments, are significant.

U.S. Holders

This section applies to you if you are a “U.S. Holder,” meaning that you are the beneficial owner of a note and you are for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust (A) if a court within the United States is able to exercise primary jurisdiction over your administration and one or more “United States persons” as defined in the Code (each a “U.S. Person”) have authority to control all your substantial decisions, or (B) that was in existence on August 20, 1996 and has made a valid election under applicable Treasury Regulations to be treated as a U.S. trust.

Payments of Interest.    Payments or accruals of stated interest on a note generally will be taxable to you as ordinary interest income. If you generally report your taxable income using the accrual method of accounting, you must include payments of interest in your income as they accrue. If you generally report your taxable income using the cash method of accounting, you must include payments of interest in your income when you actually or constructively receive them. However, the first payment of stated interest on a note will not be includable in your income to the extent that it reflects pre-issuance accrued interest (if any), but will instead reduce your adjusted tax basis in your note.

In addition to interest on the notes, you will be required to include any tax withheld from the interest payment as ordinary interest income, even though you did not in fact receive it, and any additional amounts paid in respect of such tax withheld. For purposes of the “foreign tax credit” provisions of the Code, interest (including any additional amounts) on a note generally will constitute “foreign source income” and will be categorized as “passive” or another category of income depending on your circumstances. You should consult your own tax advisor about the possibility of claiming a foreign tax credit or deduction with respect to any tax withheld from payments on the notes.

Original Issue Discount.    For U.S. federal income tax purposes, a note will be treated as issued with original issue discount (“OID”) if the excess of the “stated redemption price at maturity” of the note over its “issue price” equals or exceeds the “de minimis” amount (generally, 0.25 of one percent of such note’s stated redemption price at maturity multiplied by the number of complete years from the issue date to the maturity date). The stated redemption price at maturity equals the sum of all payments due under the notes, other than any payments of “qualified stated interest.” A “qualified stated interest” payment generally is a payment of stated interest that is unconditionally payable in cash or property, or that will be constructively received, at least annually during the entire term of the note. The issue price will generally equal the initial public offering price at which a substantial number of notes are issued in a given offering.

You must include in gross income amounts of non-de minimis OID as ordinary interest income on an accrual basis generally under a “constant yield to maturity” method described below (whether you are a cash or accrual basis taxpayer). Generally, OID must be included in income in advance of the receipt of cash representing such income.

The amount of OID on a note that you must include in income during a taxable year is the sum of the “daily portions” of OID for that note. The daily portions are determined by allocating to each day in an “accrual period” (generally the period between compounding dates) a pro rata portion of the OID attributable to that accrual period. The amount of OID attributable to an accrual period is the product of the “adjusted issue price” of the notes at the beginning of the accrual period and its yield to maturity reduced by the sum of the payments of qualified stated interest on the note allocable to the accrual period. The “adjusted issue price” of a note at the beginning of any accrual period is generally equal to the sum of its issue price and all prior accruals of OID. Cash payments on an OID note are allocated first to any stated interest then due, then to previously accrued OID (in the order of accrual) to which cash payments have not yet been allocated, and then to principal.

You generally may make an irrevocable election to include in your income the entire return on an OID note (including payments of qualified stated interest) under the constant yield method applicable to OID.

For purposes of the “foreign tax credit” provisions of the Code, any OID accrued on a note and included in your income generally will constitute “foreign source income” and will be categorized as “passive” or another category of income depending on your circumstances.

Treatment of Premium.    If you purchase a note for an amount that is greater than its stated redemption price at maturity (not taking into account pre-issuance accrued interest), you will be considered to have purchased the note with “amortizable bond premium” equal in amount to that excess. You generally may elect to amortize this premium over the term of the note. If you make this election, the amount of interest income you must report for U.S. federal income tax purposes with respect to any interest payment date will be reduced by the amount of premium allocated to the period from the previous interest payment date to that interest payment date. The amount of premium allocated to any such period is calculated by taking the difference between (i) the qualified stated interest payable on the interest payment date on which that period ends and (ii) the product of (a) the note’s overall yield to maturity and (b) your purchase price for the note (reduced by amounts of premium allocated to previous periods). If you make the election to amortize premium, you must apply it to the note and to all debt instruments acquired at a premium (other than debt instruments the interest on which is excludible from gross income) that you hold at the beginning of your taxable year in which you make the election and all debt instruments you subsequently purchase at a premium, unless you obtain the consent of the IRS to a change.

If you do not make the election to amortize premium on a note and you hold the note to maturity, you will realize a capital loss for U.S. federal income tax purposes, equal to the amount of the premium, when the note matures. If you do not make the election to amortize premium and you sell or otherwise dispose of the note before maturity, the premium will be included in your “adjusted tax basis” in the note as defined below, and therefore will decrease the gain, or increase the loss, that you otherwise would realize on the sale or other disposition of the note.

Pre-issuance Accrued Interest.    If a note is issued with pre-issuance accrued interest, you may treat the note, for U.S. federal income tax purposes, as having been issued for an amount that excludes the pre-issuance accrued interest. In that event, a portion of the first stated interest payment equal to the excluded pre-issuance accrued interest will be treated as a return of such pre-issuance accrued interest and will not be taxable to you or otherwise treated as an amount payable on the note, but will reduce your adjusted tax basis in the note by such amount.

Disposition of Notes.    If you sell or otherwise dispose of a note, you generally will recognize a gain or loss equal to the difference between your “amount realized” and your “adjusted tax basis” in the note. Your “amount realized” will be the value of what you receive for selling or otherwise disposing of the note, other than amounts that represent interest that is due to you but that has not yet been paid (which, except in the case of pre-issuance accrued interest, will be taxed to you as ordinary interest income). Your “adjusted tax basis” in the note will equal the amount that you paid for the note, increased by the amount of OID (if any) that you have included as income, and decreased (but not below zero) by any amortized premium (as described above), any amount attributable to pre-issuance accrued interest that you have received and by any cash payments of principal (if any) that you have received with respect to the note.

Gain or loss from the sale or other disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if at the time you sell or dispose of the note, you have held the note for more than one year. Under the current U.S. federal income tax law, long-term capital gains of non-corporate taxpayers may be taxed at lower rates than items of ordinary income. Limitations may apply to your ability to deduct a capital loss. Any capital gains or losses that arise when you sell or dispose of a note generally will be treated as U.S. source income, or loss allocable to U.S. source income, for purposes of the “foreign tax credit” provisions of the Code. Therefore, you may not be able to claim a credit for any Turkish taxes imposed upon a disposition of a note unless you have other income from non-U.S. sources and other requirements are met. You should consult your own tax advisor about the possibility of claiming a foreign tax credit or deduction with respect to any Turkish taxes imposed upon a disposition of a note.

Medicare Tax.    A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8 percent Medicare tax on the lesser of (i) the U.S. Holder’s “net investment income” (or, in the case of an estate or trust, the “undistributed net investment income”) for the relevant taxable year and (ii) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between U.S.$125,000 and U.S.$250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income generally will include its interest income and its net gains from the disposition of the notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are an individual, estate or trust, you are urged to consult your own tax advisor regarding the applicability of this tax to your income and gains in respect of your investment in the notes.

Information with Respect to Foreign Financial Assets.    Owners of “specified foreign financial assets” with an aggregate value in excess of U.S.$50,000 on the last day of the taxable year, or U.S.$75,000 at any time during the taxable year, generally will be required to file information reports with respect to such assets with their U.S. federal income tax returns. Depending on your circumstances, higher threshold amounts may apply. “Specified foreign financial assets” include any financial accounts maintained by non-U.S. financial institutions, as well as any of the following, but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts that have non-U.S. issuers or counterparties, and (iii) interests in non-U.S. entities. The notes may be treated as specified foreign financial assets and you may be subject to this information reporting regime. Failure to file information reports may subject you to penalties. You should consult your own tax advisor regarding your obligation to file information reports with respect to the notes.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder,” meaning that you are a beneficial owner of a note and are not a partnership for U.S. federal income tax purposes and not a “U.S. Holder” as defined above.

Payments of Interest.    Subject to the discussion of backup withholding below, you generally will not be subject to U.S. federal income tax on interest that you receive on a note unless you are engaged in a trade or business in the United States and the interest on the note is treated for U.S. federal income tax purposes as “effectively connected” to that trade or business. If you are engaged in a U.S. trade or business (and in addition, if you are claiming benefits under an applicable income tax treaty, the interest is attributable to a permanent establishment or fixed base (in each case within the meaning of such treaty) in the United States) and the interest income is deemed to be “effectively connected” to that trade or business, you generally will be subject to U.S. federal income tax on that interest income in the same manner as if you were a U.S. Holder (unless the interest is excluded under an applicable tax treaty). In addition, if you are a corporation for U.S. federal income tax purposes, your interest income subject to tax in that manner may increase your liability under the U.S. “branch profits tax” currently imposed at a 30% rate (or a lower rate under an applicable tax treaty).

Disposition of Notes.    Subject to the backup withholding discussion below, you generally will not be subject to U.S. federal income tax or withholding tax on any capital gain that you realize when you sell or otherwise dispose of a note unless:

(1) that gain is “effectively connected” for U.S. federal income tax purposes to any U.S. trade or business you are engaged in (and in addition, if you are claiming benefits under an applicable income tax treaty, the gain is attributable to a permanent establishment or fixed base (in each case within the meaning of such treaty) in the United States); or

(2) if you are a nonresident alien individual, you are present in the United States for 183 days or more during the taxable year in which you sell or otherwise dispose of the note and either (i) you have a “tax home” (as defined in the Code) in the United States during the taxable year in which you sell or otherwise dispose of the note or (ii) the gain is attributable to any office or other fixed place of business that you maintain in the United States.

If you are described under (1) above, you generally will be subject to U.S. federal income tax on such gain in the same manner as a U.S. Holder and, if you are a corporation for U.S. federal income tax purposes, you may also be subject to the “branch profits tax” as described above. If you are described under (2) above, you generally will be subject to a 30% U.S. federal tax on the gain derived from the sale or other taxable disposition of a note, which may be offset by certain U.S. source capital losses (notwithstanding the fact that you generally are not considered a U.S. resident for U.S. federal income tax purposes). Any amount attributable to accrued but unpaid interest on a note generally will be treated in the same manner as payments of interest made to you, as described above under “— Non-U.S. Holders — Payments of Interest.”

Backup Withholding and Information Reporting

If you are a U.S. Holder, and unless you prove that you are exempt, information reporting requirements will apply to payments of principal and interest to you on a note if such payments are made within the United States. Such payments will be considered made within the United States if transferred to an account maintained in the United States or mailed to a United States address, and the amount is paid by or through a custodian or nominee that is a “U.S. Controlled Person,” as defined below. Further, if you are a U.S. Holder, and unless you prove that you are exempt, backup withholding will apply to such payments of principal and interest if (i) you fail to provide an accurate taxpayer identification number; (ii) in the case of interest payments, you fail to certify that you are not subject to backup withholding; or (iii) you are notified by the IRS that you have failed to report all interest and dividend income required to be shown on your U.S. federal income tax returns. If you are a Non-U.S. Holder, you generally are exempt from these withholding and reporting requirements (assuming that the gain or income is otherwise exempt from U.S. federal income tax), but you may be required to comply with certification and identification procedures in order to establish your exemption.

If you are paid the proceeds of a sale or redemption of a note effected at the U.S. office of a broker, you generally will be subject to the information reporting and backup withholding rules described above. In addition, the information reporting rules will apply to payments of proceeds of a sale or redemption effected at a non-U.S.

office of a broker that is a “U.S. Controlled Person,” as defined below, unless the broker has documentary evidence that the holder or beneficial owner is not a U.S. Person (and has no actual knowledge or reason to know to the contrary) or the holder or beneficial owner otherwise establishes an exemption. The backup withholding rules will apply to such payments if the broker has actual knowledge that you are a U.S. Person. As used herein, the term “U.S. Controlled Person” means a broker that is, for U.S. federal income tax purposes:

•	a U.S. Person;

•	a “controlled foreign corporation”;

•	a non-U.S. person 50% or more of whose gross income is “effectively connected” with a U.S. trade or business for a specified three-year period; or

•

a non-U.S. partnership in which U.S. Persons hold, at any time during the non-U.S. partnership’s tax year, more than 50% of the income or capital interests or which is engaged in a U.S. trade or business.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to you generally will be allowed as a refund or a credit against your U.S. federal income tax liability as long as you provide the required information to the IRS in a timely manner.

The Republic of Turkey

Article 30 of the Corporation Tax Law of The Republic (Law No. 5520) (the “Corporation Tax Law”) (published in the Official Gazette dated June 21, 2006, No. 26205) requires a 15% withholding tax from the interest received under the Notes by the limited tax liability persons, whom are legal entities resident outside the Republic. However, according to Article 30 of the Corporation Tax Law and the Council of Ministers’ Decree (Decree No. 2009/14593) (the “Decree No. 2009/14593”) (published in the Official Gazette dated February 3, 2009, No. 27130) issued thereunder, the rate of such withholding tax is reduced to 0%.

Article 94 of the Income Tax Law of The Republic (Law No. 193) (the “Income Tax Law”) (published in the Official Gazette dated January 6, 1961, No. 10700) requires a 25% withholding tax from the interest received under the Notes by the limited tax liability persons, whom are individuals resident outside the Republic. However, according to Article 94 of the Income Tax Law and the Council of Ministers’ Decree (Decree No. 2009/14592) (the “Decree No. 2009/14592”) (published in the Official Gazette dated February 3, 2009, No. 27130) issued thereunder, the rate of such withholding tax is reduced to 0%.

There can be no assurance that such rates will continue to be 0%, but in the event of any increase in such rates, the Republic will be obliged to pay additional amounts as specified under “Payment of Additional Amounts” on pages 8 and 9 of the accompanying prospectus.

It should be noted that, according to Article 15(b) of the Law Regarding the Regulation of Public Finance and Debt Management (Law No. 4749) the principal amount of the Notes and the interest thereon on each interest payment date shall be considered part of the consolidated State debt and as a result shall be exempt from any and all Turkish taxes, including withholding tax, and the issuance, delivery and execution of the Notes are also exempt from Turkish stamp tax and, according to Section IV .24 of Table 2 of the Stamp Tax Law (Law No. 488) (as amended), all documents and agreements issued in connection with the repayment of the Notes are also exempt from Turkish stamp tax.

As a result, Turkish law, as presently in effect, does not require deduction or withholding for or on account of taxes on payment of principal at maturity or on the redemption date or payment of interest to a holder of the Notes.

Residents of the Republic and persons otherwise subject to Turkish taxation and non-residents realizing gains from the sale or disposition of the Notes to Turkish residents (whether individuals or legal entities) and non-residents realizing income from their commercial and business activities in the Republic (whether individuals or legal entities) are advised to consult their own tax advisors in determining any consequences to them of the sale or disposition of the Notes.

UNDERWRITING

The Republic and the underwriters have entered into an underwriting agreement, dated as of                 , 2022 relating to the offering and sale of the notes. In the underwriting agreement, the Republic has agreed to sell to each underwriter, and each underwriter has agreed, severally and not jointly, to purchase from the Republic, the principal amount of notes that appears opposite the name of such underwriter in the table below:

Citigroup Global Markets Inc.	$
Goldman Sachs International	$
J.P. Morgan Securities plc	$

Total	$

The obligations of the underwriters under the underwriting agreement, including their agreement to purchase notes from the Republic, are several and not joint. These obligations are also subject to the satisfaction of certain conditions in the underwriting agreement. The underwriters have agreed to purchase all of the notes if any of them are purchased.

The underwriters have advised the Republic that they propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price minus a selling concession of up to                 % of the principal amount. After the initial public offering, the underwriters may change the public offering price and any other selling terms. The underwriters have agreed to pay certain expenses of the Republic incurred in connection with the offering and expenses incurred in connection with certain investor meetings.

In the underwriting agreement, the Republic has agreed that it will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Application is being made to list the notes on the Official List of the Luxembourg Stock Exchange and to trade the notes on the Regulated Market “Bourse de Luxembourg” of the Luxembourg Stock Exchange in accordance with the relevant rules and regulations of the Luxembourg Stock Exchange. The underwriters have advised the Republic that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market-making in the notes at any time in their sole discretion. Accordingly, the Republic cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Republic or its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of the Republic or its affiliates. Certain of the underwriters or their affiliates that have a lending relationship with the Republic or its affiliates may hedge their credit exposure to the Republic or its affiliates consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in securities of the Republic or its affiliates, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

In connection with this offering, the underwriters (or affiliate of the underwriters) may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

Delivery of the notes will be made against payment therefor on or about the                 New York business day following the date of pricing the notes (such settlement being referred to as “T+    ”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing will be required, by virtue of the fact that the notes will initially settle in T+    , to specify an alternative settlement cycle at the time of such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing should consult their own advisers.

The notes are offered for sale in those jurisdictions where it is legal to make such offers. Only offers and sales of the notes in the United States, as part of the initial distribution thereof or in connection with resales thereof under circumstances where this prospectus supplement and the accompanying prospectus must be delivered, are made pursuant to the registration statement, of which the prospectus, as supplemented by this prospectus supplement, forms a part.

The underwriters have specifically agreed to act as follows in each of the following places:

Public Offer Selling Restrictions under the Prospectus Regulation:    In relation to each Member State of the European Economic Area, each of the underwriters has represented and agreed that it has not made and will not make an offer of notes to the public in that Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation, except that it may make an offer of such notes to the public in that Member State:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), as permitted under the Prospectus Regulation, subject to obtaining the prior consent of the Joint Book Running Managers; or

(c) in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer shall require the Republic or any of the Joint Book Running Managers to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or to supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes and the expression Prospectus Regulation means Regulation (EU) 2017/1129.

MIFID II and UK MiFIR product governance / ECPs, Professional and Retail investors target market: Solely for the purposes of the manufacturer’s product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is eligible counterparties, professional clients and retail clients (subject to applicable selling restrictions), each as defined in MiFID II; and

(ii) all channels for distribution of the notes to eligible counterparties, professional clients and retail clients (subject to applicable selling restrictions) are appropriate. Any person subsequently offering, selling or recommending the notes (a “distributor”) should take into consideration the manufacturer’s target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturer’s target market assessment) and determining appropriate distribution channels.

Solely for the purposes of the manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is (subject to applicable selling restrictions) retail clients, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”), eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook, and professional clients, as defined in Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA (“UK MiFIR”); and (ii) all channels for distribution of the Notes to eligible counterparties, professional clients and retail clients (subject to applicable selling restrictions) are appropriate. Any person subsequently offering, selling or recommending the Notes (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

Selling Restrictions Addressing Additional United Kingdom Securities Laws: Each of the underwriters has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the Republic; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Italy: The offering of the notes has not been registered with the Commissione Nazionale per le Società e la Borsa (“CONSOB”) pursuant to Italian securities legislation and, accordingly, each of the underwriters has represented and agreed that, save as set out below, it has not offered or sold, and will not offer or sell, any notes in the Republic of Italy in an offer to the public and that sales of the notes in the Republic of Italy shall be effected in accordance with all Italian securities, tax and exchange control and other applicable laws and regulation.

Accordingly, each of the of the underwriters has represented and agreed that it will not offer, sell or deliver any notes or distribute copies of this Prospectus Supplement and any other document relating to the notes in the Republic of Italy except:

(1) to “qualified investors”, as defined in Regulation (EU) 2017/1129 of 14 June 2017 (the “Prospectus Regulation”, as amended); or

(2) that it may offer, sell or deliver Notes or distribute copies of any prospectus relating to such Notes in an offer to the public in the period commencing on the date of publication of such prospectus, provided that such prospectus has been approved in another Relevant Member State and notified to CONSOB, all in accordance with the Prospectus Regulation, Legislative Decree No. 58 of 24 February 1998, as amended (the “Decree No. 58”) and CONSOB Regulation No. 11971 of 14 May 1999, as amended (“Regulation No. 11971”), and ending on the date which is 12 months after the date of approval of such prospectus; or

(3) in any other circumstances where an express exemption from compliance with the offer restrictions applies, as provided under the Prospectus Regulation, Decree No. 58 or Regulation No. 11971.

Any such offer, sale or delivery of the notes or distribution of copies of this Prospectus Supplement or any other document relating to the notes in the Republic of Italy must be:

(a) made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of 1 September 1993 as amended, Decree No. 58, CONSOB Regulation No. 20307 of 15 February 2018, as amended and any other applicable laws and regulations;

(b) in compliance with Article 129 of Legislative Decree No. 385 of 1 September 1993, as amended, pursuant to which the Bank of Italy may request information on the issue or the offer of securities in the Republic of Italy and the relevant implementing guidelines of the Bank of Italy issued on 25 August 2015 (as amended on 10 August 2016); and

(c) in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy.

Investors should also note that, in any subsequent distribution of the notes in the Republic of Italy, the Prospectus Regulation and Decree No. 58 may require compliance with the law relating to public offers of securities. Furthermore, Article 100-bis of Decree No. 58 provides that where the notes are placed solely with “qualified investors” and are then systematically resold on the secondary market at any time in the 12 months following such placing, purchasers of notes who are acting outside of the course of their business or profession may in certain circumstances be entitled to declare such purchase void and, in addition, to claim damages from any authorised person at whose premises the notes were purchased, unless an exemption provided for under the Prospectus Regulation or Decree No. 58 applies.

Canada: The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.4 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Singapore: Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”), the Republic has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and “Excluded Investment Products” (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

LEGAL MATTERS

Certain legal matters will be passed upon for the Republic by the Chief Legal Advisor and Director General of Trials, Ministry of Treasury and Finance, the Republic of Turkey. The validity of the notes will be passed upon for the Republic by Arnold & Porter Kaye Scholer LLP, New York, New York, special United States counsel for the Republic, and for the underwriters by Clifford Chance LLP, London, United Kingdom, counsel to the underwriters. All statements in this prospectus supplement with respect to matters of Turkish law have been passed upon for the Republic by the Chief Legal Advisor and Director General of Trials, and for the underwriters by Pekin & Pekin, Istanbul, Turkey. In rendering their opinions, Arnold & Porter Kaye Scholer LLP will rely as to all matters of Turkish law upon the Chief Legal Advisor and Director General of Trials and Clifford Chance LLP will rely as to all matters of Turkish law upon Pekin & Pekin.

TABLE OF REFERENCES

The table below sets out certain page references containing the information incorporated by reference from the Annual Report on Form 18-K for the Republic (for the purposes of this section, the “Issuer”), for the fiscal year ended December 31, 2020 filed with the SEC on September 24, 2021, as amended from time to time, which contains the economic, financial and statistical information for fiscal years ended December 31, 2020, December 31, 2019, December 31, 2018, December 31, 2017 and December 31, 2016:

EC No. 809/2004 Item	Annual Report on Form 18-K for 2020

The Issuer’s position within the governmental framework	“Description of the Republic — Government Organization and Political Background” on pages 47 to 51 of Exhibit D

Geographic location and legal form of the Issuer	“Description of the Republic — Location, Area and Topography” on page 43 of Exhibit D

Structure of the Issuer’s economy	“Economy” on pages 92 to 129 of Exhibit D

Gross domestic product	“Economy — Gross Domestic Product” on pages 94 to 96 of Exhibit D

Turkey’s political system and government	“Description of the Republic — Government Organization and Political Background” on pages 47 to 51 of Exhibit D

Tax and budgetary systems of the Issuer	“Public Finance — Taxation” on pages 182 to 191 of Exhibit D and “Public Finance — Central Government Budget” on pages 180 to 182 of Exhibit D

Gross public debt of the Issuer	“Debt” on pages 202 to 238 of Exhibit D

Foreign trade and balance of payments	“Foreign Trade and Balance of Payments” on pages 129 to 147 of Exhibit D

Foreign exchange reserves	“Foreign Trade and Balance of Payments — International Reserves” on pages 146 and 147 of Exhibit D

Income and expenditure figures	“Public Finance — Central Government Budget” on pages 180 to 181 of Exhibit D

The information included in the ‘Recent Developments and Summary’ section of this Prospectus Supplement supplements the information contained in the Republic’s Annual Report for 2020 on Form 18-K filed with the SEC on September 24, 2021 as amended from time to time. To the extent that the information in the ‘Recent Developments and Summary’ section is inconsistent with the information contained in the Annual Report for 2020, as amended, the information in the ‘Recent Developments and Summary’ section supersedes and replaces such information.

Any information not listed in the cross-reference table but included in the documents incorporated by reference is given for information purposes only.

The prospectus supplement and the accompanying prospectus including the documents containing the information incorporated by reference will be published on the website of the Luxembourg Stock Exchange which is http://www.bourse.lu.

PROSPECTUS

THE REPUBLIC OF TURKEY

$10,000,000,000

Debt Securities

The Republic of Turkey, which may be referred to herein as Turkey or the Republic, may offer up to $10,000,000,000 (or its equivalent in other currencies) aggregate principal amount of its debt securities.

Turkey may offer its debt securities from time to time in one or more offerings. Turkey will provide the specific terms of the debt securities it is offering in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

The debt securities will contain “collective action clauses,” unless otherwise indicated in the applicable prospectus supplement. Under these provisions, which differ from the terms of Turkey’s external indebtedness issued prior to January 1, 2015, Turkey may amend the payment provisions of the debt securities and other “reserved matters” with the consent of the holders of: (1) with respect to a single series of debt securities, more than 75% of the aggregate principal amount outstanding of such series; (2) with respect to two or more series of debt securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of debt securities, more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the proposed modification, taken individually.

Turkey may sell the securities directly, through agents designated from time to time or through underwriters or dealers.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. Turkey has not authorized anyone to provide you with different or additional information. Turkey is not making an offer of these debt securities in any place where the offer is not permitted by law. You should not assume that the information in this prospectus or any prospectus supplement accompanying this prospectus or any document incorporated by reference is accurate as of any date other than the date on the front of those documents.

The date of this prospectus is May 6, 2020

WHERE YOU CAN FIND MORE INFORMATION

Turkey voluntarily files annual reports on Form 18-K with the Securities and Exchange Commission (“SEC”). These reports and any amendments to these reports include certain financial, statistical and other information about Turkey and may be accompanied by exhibits. You may read and copy any document Turkey files with the SEC at the SEC’s public reference room in Washington, D.C. Turkey’s SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room, or log on to www.sec.gov. The SEC is located at 100 F Street, N.E., Washington, DC 20549.

The SEC allows Turkey to “incorporate by reference” the information Turkey files with it. This means that Turkey can disclose important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this prospectus. Turkey incorporates by reference the following documents:

•

Turkey’s Annual Report on Form 18-K for the year ended December 31, 2018 (File Number 033-37817), filed on September 26, 2019, as amended by Amendment No. 1 to Turkey’s Annual Report on Form 18-K/A, filed on November 14, 2019; Amendment No. 2 to Turkey’s Annual Report on Form 18-K/A, filed on February 13, 2020; Amendment No. 3 to Turkey’s Annual Report on Form 18-K/A, filed on April 10, 2020; and Amendment No. 4 to Turkey’s Annual Report on Form 18-K/A, filed on April 29, 2020.

•	all other amendments to Turkey’s Annual Report on Form 18-K for the year ended December 31, 2018 filed prior to the date of this prospectus (File Number 033-37817).

Turkey also incorporates by reference all future annual reports and amendments to annual reports until it sells all of the debt securities covered by this prospectus. Each time Turkey files a document with the SEC that is incorporated by reference, the information in that document automatically updates the information contained in previously filed documents.

You may request a free copy of these filings by writing to or calling Turkey’s Treasury and Financial Counselor at the following address and phone number:

Turkish Embassy

Office of the Counselor for Treasury and Financial Affairs

2525 Massachusetts Avenue, N.W.

Washington, D.C. 20008

Attn: The Office of the Counselor for Treasury and Financial Affairs

(202) 612-6790

DATA DISSEMINATION

Turkey is a subscriber to the International Monetary Fund’s Special Data Dissemination Standard, or “SDDS”, which is designed to improve the timeliness and quality of information of subscribing member countries. The SDDS requires subscribing member countries to provide schedules indicating, in advance, the date on which data will be released, the so-called “Advance Release Calendar”. For Turkey, precise dates or “no-later-than dates” for the release of data under the SDDS are disseminated no later than three months in advance through the Advance Release Calendar, which is published on the Internet under the International Monetary Fund’s Dissemination Standards Bulletin Board. Summary methodologies of all metadata to enhance transparency of statistical compilation are also provided on the Internet under the International Monetary Fund’s Dissemination Standard Bulletin Board. The Internet website is located at https://dsbb.imf.org/sdds/country/TUR/category. The website and any information on it are not part of this prospectus. All references in this prospectus to this website are inactive textual references to this URL, or “uniform resource locator”, and are for your information only.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, Turkey will use the net proceeds from the sale of the debt securities for the general financing purposes of Turkey, which may include the repayment of debt.

DEBT SECURITIES

Turkey may issue debt securities, in distinct series at various times, and these debt securities will be issued pursuant to a fiscal agency agreement between Turkey and a fiscal agent. The financial terms and other specific terms of a particular series of debt securities will be described in a prospectus supplement relating to those securities. If the terms or conditions described in the prospectus supplement that relates to your series of debt securities differ from the terms or conditions described in this prospectus, you should rely on the terms or conditions described in the prospectus supplement.

In this description of debt securities, you will see some initially capitalized terms. These terms have very particular, legal meanings, and you can find their definitions under the heading “Definitions” below.

General

The prospectus supplement that relates to your debt securities will specify the following terms, if applicable:

•	the specific title or designation of the debt securities;

•	the principal amount of the debt securities;

•	the price of the debt securities;

•	the stated maturity date on which Turkey agrees to repay principal;

•	the rate of any interest the debt securities will bear and, if variable, the method by which the interest rate will be calculated;

•	the dates on which any interest payments are scheduled to be made;

•	the date or dates from which any interest will accrue;

•	the record dates for any interest payable on an interest payment date;

•	whether and under what circumstances and terms Turkey may redeem the debt securities before maturity;

•	whether and under what circumstances and terms the holders of the debt securities may opt to have their respective debt securities prepaid;

•	whether and under what circumstances the debt securities will be entitled to the benefit of a sinking fund or other similar arrangement;

•

whether and under what circumstances and terms the holders of the debt securities may opt to obligate Turkey to repurchase or exchange their respective securities, either pursuant to an option that is included in the debt securities or that is or becomes separately tradable following their issuance;

•	the currency or currencies in which the debt securities are denominated, which may be U.S. dollars, another foreign currency or units of two or more currencies;

•	the currency or currencies for which such debt securities may be purchased and in which principal, premium, if any, and interest may be payable;

•	whether any amount payable in respect of the debt securities will be determined based on an index or formula, and, if so, how any such amount will be determined;

•	whether the debt securities will be issued upon the exchange or conversion of other debt securities and, if so, the specific terms relating to this exchange or conversion;

•	whether any part or all of the debt securities will be in the form of a global security and the circumstance in which a global security is exchangeable for certificated (physical) securities;

•	whether the debt securities will be listed and, if listed, the stock exchange on which the debt securities will be listed;

•	whether the debt securities will be designated “Collective Action Securities” (as described below); and

•	any other terms of the debt securities.

If applicable, the prospectus supplement may also describe any United States federal or Turkish income tax consequences and special considerations applicable to that particular series of debt securities.

Status of the Debt Securities

The following description applies to any series of debt securities issued prior to January 1, 2015 (including any further issuances of such debt securities).

The debt securities will be direct, unconditional, unsecured and general obligations of Turkey without any preference one over the other. Turkey will pledge its full faith and credit for the due and punctual payment of principal of and interest on the debt securities and for the timely performance of all of its obligations with respect to the debt securities.

The debt securities of each series will rank pari passu in right of payment with all other payment obligations relating to the External Indebtedness of Turkey.

The following description applies to any series of debt securities issued on or after January 1, 2015.

The debt securities will constitute direct, general, unconditional and unsubordinated public External Indebtedness of Turkey for which the full faith and credit of Turkey is pledged. The debt securities rank and will rank without any preference among themselves and equally with all other unsubordinated public External Indebtedness of Turkey. It is understood that this provision shall not be construed so as to require Turkey to make payments under the debt securities ratably with payments being made under any other public External Indebtedness.

Form of Debt Securities

Unless otherwise specified in the prospectus supplement, debt securities denominated in U.S. dollars will be issued:

•	only in fully registered form; and

•	without interest coupons.

Debt securities denominated in U.S. dollars or in another monetary unit will be issued in denominations set forth in the applicable prospectus supplement.

Payment

Unless otherwise specified in the applicable prospectus supplement, the principal of and interest on the debt securities will be payable in U.S. dollars at the New York office of the fiscal agent, or such other office as designated by the fiscal agent, to the registered holders of the debt securities on the related record date; provided, however, that if so provided in the text of the debt securities, payments of principal and any interest will be paid by check mailed to the registered holders of the debt securities at their registered addresses, or in the case of principal, such other address as provided in writing by the registered holder. The authorization relating to such debt securities may provide that payments may be made to a registered holder of an amount greater than the aggregate principal amount of debt securities specified therein, by transfer of same day funds to an account maintained by the payee with a bank as specified in such authorization, if the registered holder so elects by giving the fiscal agent not less than 15 days’ notice (or such fewer days as the fiscal agent may accept at its discretion) prior to the date of payment.

If any date on which principal or interest is due to be paid is not a business day, Turkey may pay interest on the next day that is a business day and no additional interest will accrue on that payment. For this purpose, business day means any day, other than a Saturday or Sunday, on which banks in the City of New York are not required or authorized by law or executive order to be closed.

The register of holders of debt securities will be kept at the New York office of the fiscal agent, or such other office as designated by the fiscal agent.

Any moneys held by the fiscal agent in respect of debt securities and remaining unclaimed for two years after those amounts have become due and payable shall be returned to Turkey, as provided and in the manner set forth in the debt securities. After the return of these moneys to Turkey, the holders of these debt securities may look only to Turkey for any payment.

Turkey may replace the fiscal agent at any time, subject to the appointment of a replacement fiscal agent. The fiscal agent is an agent of Turkey and is not a trustee for the holders of the debt securities.

Negative Pledge

Turkey undertakes that it will not, so long as any of the debt securities remain outstanding, create or permit to exist (i) any Lien (other than a Permitted Lien) for any purpose upon or with respect to any International Monetary Assets of Turkey; or (ii) any Lien (other than a Permitted Lien) upon or with respect to any other assets of Turkey to secure External Indebtedness of any Person, unless the debt securities are given an equivalent interest.

Definitions

“Exportable Assets” means goods which are sold or intended to be sold for a consideration consisting of or denominated in Foreign Currency and any right to receive Foreign Currency in connection with the sale thereof.

“External Indebtedness” of any Person means (i) each obligation, direct or contingent, of such Person to repay a loan, deposit, advance or similar extension of credit, (ii) each obligation of such Person evidenced by a note, bond, debenture or similar written evidence of indebtedness, and (iii) each Guarantee by such Person of an obligation constituting External Indebtedness of another Person; if in each case such obligation is denominated in a Foreign Currency or payable at the option of the payee in a Foreign Currency; provided that (i) an obligation (or Guarantee thereof) which by its terms is payable only by a Turkish Person to another Turkish Person in the Republic is not External Indebtedness; (ii) an obligation (or Guarantee thereof) to the extent that it is owing only to an individual who is a Turkish citizen is not External Indebtedness; (iii) an obligation is deemed to be denominated in a Foreign Currency if the terms thereof or of any applicable governmental program contemplate that payment thereof will be made to the holder thereof in such Foreign Currency by the obligor, Turkey or any other Turkish Person; (iv) an obligation (or Guarantee thereof) to the extent that it is not equal to or above $100,000,000 is not External Indebtedness; and (v) an obligation (or Guarantee thereof) to the extent that it does not have an original maturity of more than one year or is not combined with a commitment so that the original maturity of one year or less may be extended to a period in excess of one year is not External Indebtedness.

“Foreign Currency” means any currency other than the lawful currency of Turkey.

“Guarantee” includes a suretyship or any other arrangement whereby the respective party is directly or indirectly responsible for any External Indebtedness of another Person, including, without limitation, any obligation of such party to purchase goods or services or supply funds or take any other action for the purpose of providing for the payment or purchase of such External Indebtedness (in whole or in part).

“International Monetary Assets” means all official holdings of gold, Special Drawing Rights, Reserve Positions in the International Monetary Fund and Foreign Exchange which is owned or held by Turkey or any monetary authority of Turkey, all as defined by the International Monetary Fund.

“Lien” means any lien, mortgage, deed of trust, charge, pledge, hypothecation, security interest or other encumbrance.

“Permitted Lien” means

(1) any Lien on Foreign Currency (or deposits denominated in Foreign Currency) securing obligations with respect to a letter of credit issued in the course of ordinary commercial banking transactions (and expiring within one year thereafter) to finance the importation of goods or services into the Republic;

(2) any Lien on Exportable Assets (but not official holdings of gold), documents of title relating thereto, insurance policies insuring against loss or damage with respect thereto and proceeds of the foregoing, securing External Indebtedness incurred to finance the business of producing or exporting Exportable Assets; provided that (x) the proceeds of the sale of such Exportable Assets are expected to be received within one year after such Exportable Assets or documents become subject to such Lien; and (y) such External Indebtedness (i) is to be repaid primarily out of proceeds of sale of the Exportable Assets subject to such Lien and (ii) does not arise out of financing provided by the lender on condition that other External Indebtedness be repaid;

(3) any Lien securing External Indebtedness incurred for the purpose of financing any acquisition of assets (other than International Monetary Assets), provided that the assets which are subject to such Lien are: (x) tangible assets acquired in such acquisition (including, without limitation, documents evidencing title to such tangible assets); (y) claims which arise from the use, failure to meet specifications, sale or loss of, or damage to, such assets; or (z) rent or charter hire payable by a lessee or charterer of such assets;

(4) any Lien on or with respect to assets (other than International Monetary Assets) existing at the time of the acquisition thereof, provided that such Lien was not incurred in contemplation of such acquisition;

(5) any Lien on or with respect to assets (other than International Monetary Assets) acquired (or deemed to be acquired) under a financial lease, or claims arising from the use, operation, failure to meet specifications, sale or loss of, or damage to, such assets, provided that (x) such Lien secures only rentals and other amounts payable under such lease; and (y) such assets were not owned by the Republic for more than 120 days prior to becoming subject to such lease;

(6) any Lien on any assets which arose pursuant to any order of attachment, distraint or similar legal process arising in connection with court proceedings so long as the execution or other enforcement thereof is effectively stayed and the claims secured thereby are being contested in good faith by appropriate proceedings;

(7) any Lien arising by operation of law (and not pursuant to any agreement) which has not been foreclosed or otherwise enforced against the assets to which it applies, including without limitation any right of set-off with respect to demand or time deposits maintained with financial institutions and banker’s liens with respect to property held by financial institutions, provided that such Lien arises in the ordinary course of the activities of the owner of the assets subject thereto and not with a view to securing any External Indebtedness;

(8) any Lien securing External Indebtedness incurred in connection with any Project Financing, provided that the assets to which such Lien applies (x) are not official holdings of gold; and (y) are (i) assets which are the subject of such Project Financing or (ii) revenues or claims which arise from the use, operation, failure to meet specifications, exploitation, sale or loss of, or damage to, such assets;

(9) Liens on assets (other than official holdings of gold) in existence on the initial date of issuance of the securities of a series provided that such Liens remain confined to the assets affected thereby on the initial date of issuance of the securities of such series, and secure only those obligations so secured on the initial date of issuance of the securities of such series;

(10) any Lien arising in connection with contracts entered into substantially simultaneously for sales and purchases at market prices of precious metals; and

(11) any Lien or Liens which otherwise would not be permissible pursuant to the negative pledge and which secure(s) indebtedness in an aggregate amount not exceeding $50,000,000 (or the equivalent thereof in other currencies or composite currency units).

“Person” means an individual, corporation, partnership, joint venture, trust, unincorporated organization or any other judicial entity, including, without limitation, a government or governmental body or agency or instrumentality or any international organization or agency.

“Project Financing” means any financing of the acquisition, construction or development of any asset in connection with a project if the Person or Persons providing such financing expressly agree to look to the asset financed and the revenues to be generated by the use, exploitation, operation of or loss of, or damage to, such asset as a principal source of repayment for the moneys advanced and at the time of such financing it was reasonable to conclude that such project would generate sufficient income to repay substantially all of the principal of and interest on all External Indebtedness incurred in connection with such project.

“Turkish Person ” means Turkey and any Person who is a resident or national of Turkey or which has its principal place of business, seat or head office in Turkey or any Person incorporated or organized under the laws of Turkey.

Default

Any of the following events affecting a particular series of debt securities will be an event of default with respect to that series of debt securities:

(a) Turkey fails to pay, when due, principal of or any interest on the debt securities of that series and such failure continues for a period of 30 days; or

(b) Turkey defaults in performance or observance of or compliance with any of its other obligations set forth in the debt securities of that series, which default is not remedied within 60 days after written notice of such default shall have been given to Turkey by the holder of any debt securities of that series at the corporate trust office of the fiscal agent in the City of New York; or

(c) any other present or future External Indebtedness (as defined above) of Turkey, for or in respect of moneys borrowed or raised in an amount in aggregate of not less than $40,000,000 (or its equivalent in other currencies or composite currency units), becomes due and payable prior to its stated maturity otherwise than at the option of Turkey, or any such amount of External Indebtedness is not paid when due (in accordance with any extension granted in any modification, consent or waiver by the holders of such External Indebtedness) or, as the case may be, within any applicable grace period; or

(d) Turkey ceases to be a member of the International Monetary Fund or of any successor (whether corporate or not) that performs the functions of, or functions similar to, the International Monetary Fund; or

(e) Turkey announces its inability to pay its debts as they mature; or

(f) it becomes unlawful for Turkey to perform or comply with any of its payment obligations under any of the debt securities of a series.

Redemption and Repurchase

Unless otherwise set forth in the applicable prospectus supplement, the debt securities will not be redeemable prior to maturity by Turkey or repayable prior to maturity by the registered holders of these debt securities.

Turkey may at any time purchase debt securities in any manner and for any price. If Turkey purchases debt securities of a series by tender, tenders must be available to all holders of debt securities of that series. Any debt securities purchased by Turkey may, at its discretion, be held by Turkey or surrendered to the fiscal agent for cancellation, but such debt securities may not be resold.

Judgment Currency

If for the purpose of obtaining judgment in any court or from any other tribunal it is necessary to convert an amount due to the holder of a debt security in the currency in which the debt security was required to be paid by its terms (the “Debt Security Currency”) into another currency (the “Judgment Currency”), Turkey and such holder agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, such holder could purchase the Debt Security Currency with such Judgment Currency in the city which is the principal financial center of the country of issue of the Debt Security Currency on the date two business days preceding the date on which actual payment in the Judgment Currency is made to such holder.

To the fullest extent permitted by law, the obligation of Turkey in respect of any amount payable by it to the holder of a debt security shall, notwithstanding any judgment in a Judgment Currency, be discharged only to the extent that on the business day following receipt by such holder of any amount adjudged to be so due in the Judgment Currency, such holder may, in accordance with normal banking procedures, purchase the Debt Security Currency with the Judgment Currency. To the fullest extent permitted by law, if the amount of the Debt Security Currency so purchased is less than the amount originally due to such holder, Turkey undertakes, as a separate and independent obligation, to indemnify and hold harmless each relevant holder of the debt security against the amount of such shortfall and if the amount of the Debt Security Currency so purchased is more than the amount originally due to such holder, and if all of Turkey’s obligations to such holder under the debt securities are fully paid, such holder agrees to remit such excess to Turkey.

Payment of Additional Amounts

All payments of principal and interest in respect of the debt securities by Turkey will be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, assessments or governmental charges imposed, levied, collected, withheld or assessed by or within Turkey or any authority of or within Turkey (together, “Taxes”), unless such withholding or deduction is required by tax law. In that event, Turkey shall pay those additional amounts that will result in receipt by the holders of debt securities of the amounts that would have been received by them had such withholding or deduction not been required, except that no additional amounts shall be payable with respect to any debt security:

•

to a holder (or a third party on behalf of a holder) where such holder is liable to pay such Taxes in respect of any debt security by reason of that holder’s having some connection with Turkey other than the mere holding of that debt security or the receipt of principal and interest in respect of that debt security; or

•

presented for payment more than 30 days after the Relevant Date (see below), except to the extent that the holder of that debt security would have been entitled to additional amounts on presenting the same for payment on the last day of that 30-day period.

The term “Relevant Date” in respect of any debt security means whichever is the later of:

•	the date on which payment in respect of the debt security first becomes due and payable; or

•

if the fiscal agent has not received the full amount of the moneys payable on or before that due date, the date on which notice is given to the holders of debt securities that the full amount of those moneys has been received and is available for payment.

Any reference in this section to “principal” and/or “interest” includes any additional amounts that may be payable under the debt securities.

Upon not less than 30 days’ prior notice to holders of the debt securities, Turkey will have the right to require each holder to present at the office of any paying agency five business days prior to each record date a certificate, in such form as Turkey may from time to time reasonably prescribe in order to comply with applicable law or regulation, to enable Turkey to determine its duties and liabilities with respect to (i) any taxes, assessments or governmental charges which Turkey or the fiscal agent may be required to deduct or withhold from payments in respect of such securities under any present or future law of the United States or any regulation of any taxing authority thereof and (ii) any reporting or other requirements under such laws or regulations. Turkey will be entitled to determine its duties and liabilities with respect to such deduction, withholding, reporting or requirements of the basis of information contained in such certificate or, if no certificate shall be presented, on the basis of any presumption created by any such law or regulation and shall be entitled to act in accordance with such determination, but shall not be entitled to withhold all or part of any such payment except as required by applicable law.

Global Securities

The prospectus supplement that relates to your debt securities indicates whether any of the debt securities you purchase will be represented by a global security. The aggregate principal amount of any global security equals the sum of the principal amount of all the debt securities it represents. The global security will be registered in the name of the depositary identified in the prospectus supplement or its nominee, and will be deposited with the depositary, its nominee or a custodian.

Limitations on Your Ability to Obtain Debt Securities Registered in Your Name. The global security will not be registered in the name of any person other than the depositary or its nominee. Similarly, the global security will not be exchanged for debt securities that are registered in the name of any person other than the depositary or its nominee. An exception to these restrictions would be made only if:

•	the depositary notifies Turkey that it is unwilling, unable or no longer qualified to continue to act as depositary and Turkey does not appoint a successor depositary within 90 days;

•	at any time Turkey decides it no longer wishes to have all or part of the debt securities represented by a global security; or

•	an event of default has occurred and is continuing to occur with respect to the securities.

In those circumstances, the depositary will determine in whose names to register any certificated (physical) debt securities issued in exchange for the global security. These certificated (physical) debt securities will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 and greater multiples, unless otherwise specified in a prospectus supplement.

The depositary or its nominee will be considered the sole owner and holder of the global security for all purposes. As a result:

•	You cannot get debt securities registered in your name for so long as they are represented by the global security;

•	You cannot receive certificated (physical) debt securities in your name in exchange for your beneficial interest in the global security;

•	You will not be considered to be the owner or holder of the global security or any debt securities represented by the global security for any purpose;

•	You cannot assert any right of a holder of the debt securities unless you are authorized by the depositary and the participant through which you hold your beneficial interest; and

•	All payments on the global security will be made to the depositary or its nominee.

In some jurisdictions, certain types of purchasers (such as some insurance companies) are not permitted to own securities represented by a global security. These laws may limit your ability to sell or transfer your beneficial interest in the global security to these types of purchasers.

Beneficial Interests in and Payments on Global Security. Institutions that have accounts with the depositary or a nominee of the depositary, such as securities brokers and dealers, are called participants. Only participants, and persons that hold beneficial interests through participants, can own a beneficial interest in the global security. The depositary keeps records of the ownership and transfer of beneficial interests in the global security by its participants. In turn, participants keep records of the ownership and transfer of beneficial interests in the global security by other persons (such as their customers). No other records of the ownership and transfer of interests in the global security will be kept.

When the depositary receives payment of principal or interest on the global security, the depositary is expected to credit its participants’ accounts in amounts that correspond to their respective beneficial interests in the global security. In turn, after the participants’ accounts are credited, the participants are expected to credit the accounts of the owners of beneficial interests in the global security in amounts that correspond to the owners’ beneficial interests in the global security.

The depositary and its participants establish policies and procedures that govern payments, transfers and other important matters that affect owners of beneficial interests in the global security. The depositary and its participants may change these policies and procedures from time to time. Turkey has no responsibility or liability for the records of owners of beneficial interests in the global security. Also, Turkey is not responsible for supervising or reviewing those records or payments. Turkey has no responsibility or liability for any aspect of the relationship between the depositary and its participants or for any aspects of the relationship between participants and owners of beneficial interests in the global security.

Governing Law and Consent to Service

Turkey is a foreign sovereign government. Consequently, it may be difficult for investors to obtain or realize upon judgments of courts of the United States against the Republic. The fiscal agency agreement and the debt securities will be governed by and interpreted in accordance with the laws of the State of New York, except with respect to the authorization and execution of the debt securities on behalf of Turkey and any other matters required to be governed by the laws of Turkey, which will be governed by the laws of Turkey.

Turkey will irrevocably waive, to the fullest extent permitted by law, any immunity, including foreign sovereign immunity, from jurisdiction to which it might otherwise be entitled in any action arising out of or based on the debt securities which may be instituted by the holder of any debt securities in each of the United States District Court for the Southern District of New York, the Supreme Court of the State of New York, New York County, and the respective appellate courts therefrom or (except as to venue) in any competent court in Turkey. Turkey will appoint the Treasury and Financial Counselor of the Republic of Turkey, 821 United Nations Plaza, 4th Floor, New York, New York, 10017, as its authorized agent upon whom process may be served in any action arising out of or based on the debt securities which may be instituted in any state or federal court in the City or State of New York by the holder of any debt securities. Such appointment shall be irrevocable until all amounts in respect of the principal, premium, if any, and interest, if any, due or to become due on or in respect of all the debt securities issuable under the fiscal agency agreement have been paid by Turkey to the fiscal agent, except that if for any reason the authorized agent ceases to be able to act as such authorized agent or no longer has an address in New York, Turkey will appoint another person in New York as its authorized agent.

The Counselor for Treasury and Economic Affairs is not the agent for service for actions under the United States federal securities laws or state securities laws and Turkey’s waiver of immunity does not extend to such actions. Because Turkey has not waived its sovereign immunity in connection with any actions arising out of or based on United States federal or state securities laws, it will not be possible to obtain a United States judgment against Turkey based on such laws unless a court were to determine that Turkey is not entitled under the United States Foreign Sovereign Immunities Act of 1976, as amended, to sovereign immunity with respect to such actions.

Under the laws of Turkey, assets of Turkey are immune from attachment or other forms of execution, whether before or after judgment. The United States Foreign Sovereign Immunities Act of 1976, as amended, may also provide a means for limited execution upon any property of Turkey that is related to the service and administration of the debt securities.

Collective Action Securities Issued Prior to January 1, 2015

Turkey may designate a particular series of debt securities to be “Collective Action Securities.” The following descriptions apply to any series of debt securities that has been designated Collective Action Securities and issued prior to January 1, 2015 (including any further issuances of such debt securities).

Acceleration of Maturity

If an event of default described under the heading “Debt Securities — Default” above occurs and is continuing with respect to any series of debt securities that have been designated Collective Action Securities, the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of that series may, by notice to the fiscal agent, declare all the debt securities of that series to be due and payable immediately. Holders of less than 25% of the aggregate principal amount of the outstanding debt securities of that series may not, on their own, declare the debt securities of that series to be due and payable immediately. Holders of notes may exercise these rights only by providing a written demand to Turkey at the office of the fiscal agent at a time when the event of default is continuing.

Upon any declaration of acceleration, the principal, interest and all other amounts payable on the debt securities of that series will be immediately due and payable on the date Turkey receives written notice of the declaration, unless Turkey has remedied the event or events of default prior to receiving the notice. The holders of 66 2/3% or more of the aggregate principal amount of the outstanding debt securities of that series may rescind a declaration of acceleration if the event or events of default giving rise to the declaration have been cured or waived.

Meetings

General. A meeting of holders of debt securities of any series may be called at any time:

•	to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided for in the fiscal agency agreement or the debt securities of that series; or

•	to modify, amend or supplement the terms of the debt securities of that series or the fiscal agency agreement.

Turkey or the fiscal agent may at any time call a meeting of holders of debt securities of a series for any purpose described above. This meeting will be held at the time and place determined by the fiscal agent. If Turkey or the holders of at least 10% in aggregate principal amount of the outstanding (as defined in the fiscal agency agreement) debt securities of a series request (in writing) the fiscal agent to call a meeting, the fiscal agent will call such a meeting.

For the purpose of this prospectus, “outstanding debt securities” does not include:

•	previously canceled debt securities;

•	debt securities called for redemption;

•	debt securities which have become due and payable and for which sufficient funds to pay amounts owed under these debt securities have been paid or provided for;

•	debt securities of a series, which have been substituted with another series of debt securities; and

•

for purposes of determining whether the required percentage of holders of debt securities is present at a meeting of holders for quorum purposes or has approved any amendment, modification or change to, or waiver of, the debt securities or the fiscal agency agreement, or whether the required percentage of holders has delivered a notice of acceleration, debt securities held directly by Turkey or on its behalf. See “— Amendments and Waivers” below for additional qualifications to the definition of “outstanding debt securities” as it applies to any series of debt securities that has been designated Collective Action Securities.

Notice. The notice of a meeting will set forth the time and place of the meeting and in general terms the action proposed to be taken at the meeting. This notice shall be given as provided in the terms of the debt securities. In addition, this notice shall be given between 30 and 60 days before the meeting date; however, in the case of any meeting to be reconvened after adjournment for lack of a quorum, this notice shall be given between 15 and 60 days before the meeting date.

Voting; Quorum. A person that holds outstanding debt securities of a series or is duly appointed to act as proxy for a holder of the debt securities of a series will be entitled to vote at a meeting of holders of the debt securities of that series. The presence at the meeting of persons entitled to vote a majority of the principal amount of the outstanding debt securities of a series shall constitute a quorum with respect to that series of debt securities.

At the reconvening of a meeting adjourned for a lack of a quorum, the presence of persons entitled to vote 25% in principal amount of the outstanding debt securities of a series shall constitute a quorum with respect to that series of debt securities for the taking of any action set forth in the notice of the original meeting.

Regulations. The fiscal agent may make reasonable and customary regulations as it deems advisable for any meeting with respect to:

•	the proof of the holding of debt securities of a series and of the appointment of proxies in respect of the holders of debt securities of a series;

•	the record date for determining the holders of debt securities of a series who are entitled to vote at such meeting;

•	the adjournment and chairmanship of such meeting;

•	the appointment and duties of inspectors of votes, certificates and other evidence of the right to vote; and

•	other matters concerning the conduct of the meeting that the fiscal agent deems appropriate.

Amendments and Waivers

Turkey, the fiscal agent and the holders may generally modify or take actions with respect to the fiscal agency agreement or the terms of the debt securities of any series that have been designated Collective Action Securities with:

•	the affirmative vote of the holders of not less than 66 2/3% in aggregate principal amount of the outstanding debt securities of that series that are represented at a duly called and held meeting; or

•	the written consent of the holders of 66 2/3% in aggregate principal amount of the outstanding debt securities of that series.

However, the holders of not less than 75% in aggregate principal amount of the outstanding debt securities of that series, voting at a meeting or by written consent, must consent to any amendment, modification, change or waiver with respect to the debt securities of that series that would:

•	change the due date for the payment of the principal (or premium, if any) of, or any installment of interest on, the debt securities of that series;

•	reduce the principal amount of the debt securities of that series;

•	reduce the portion of the principal amount that is payable in the event of an acceleration of the maturity of the debt securities of that series;

•	reduce the interest rate of the debt securities of that series;

•	reduce the premium payable upon redemption of the debt securities of that series;

•

change the currency in which any amount in respect of the debt securities of that series is payable or (i) with respect to U.S. dollar denominated issuances, exclude the Borough of Manhattan, the City of New York, as a required place at which payment with respect to interest, premium or principal is payable, or (ii) with respect to EUR denominated issuances, exclude the City of London, as a required place at which payment with respect to interest, premium or principal is payable;

•	shorten the period during which Turkey is not permitted to redeem the debt securities of that series if, prior to such action, Turkey is not permitted to do so;

•	change Turkey’s obligation to pay any additional amounts under the debt securities of that series;

•	amend the definition of “outstanding” with respect to the debt securities of that series;

•	change the governing law provision of the debt securities of that series;

•

change Turkey’s appointment of an agent for the service of process in the United States or Turkey’s agreement not to claim and to waive irrevocably immunity (sovereign or otherwise) in respect of any suit, action or proceeding arising out of or relating to the fiscal agency agreement or to the debt securities of that series;

•	change the status of the debt securities of that series, as described under “Debt Securities — Status of the Debt Securities” in the prospectus;

•	in connection with an offer to acquire all or any portion of the debt securities of that series, amend any event of default under the debt securities of that series; or

•	reduce the proportion of the principal amount of the debt securities of that series that is required:

(i)	to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the debt securities of that series; or

(ii)	make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action.

Turkey refers to the above subjects as “reserved matters.” A change to a reserved matter, including the payment terms of any series of debt securities that have been designated Collective Action Securities, can be made without your consent, as long as a supermajority of the holders (that is, the holders of at least 75% in aggregate principal amount of the outstanding notes) agrees to the change.

If both Turkey and the fiscal agent agree, they may, without the vote or consent of any holder of debt securities of a series, modify, amend or supplement the fiscal agency agreement or the debt securities of any series for the purpose of:

•	adding to the covenants of Turkey for the benefit of the holders of the notes;

•	surrendering any right or power conferred upon Turkey;

•	securing the debt securities of that series pursuant to the requirements of the debt securities or otherwise;

•	curing any ambiguity or curing, correcting or supplementing any defective provision contained in the fiscal agency agreement or in the debt securities of that series; or

•

amending the fiscal agency agreement or the debt securities of that series in any manner which Turkey and the fiscal agent may determine and that is not inconsistent with and does not adversely affect the interest of any holder of debt securities of that series.

Any modification, amendment or supplement approved in the manner described in this section shall be binding on the holders of debt securities of such series.

For purposes of determining whether the required percentage of holders of any series of debt securities that have been designated Collective Action Securities is present at a meeting of holders for quorum purposes or has approved any amendment, modification or change to, or waiver of, such debt securities or the fiscal agency agreement, or whether the required percentage of holders has delivered a notice of acceleration, debt securities owned, directly or indirectly, by or on behalf of Turkey or any public sector instrumentality of Turkey will be disregarded and deemed not to be “outstanding”, except that in determining whether the fiscal agent shall be protected in relying upon any amendment, modification, change or waiver, or any notice from holders, only debt securities that the fiscal agent knows to be so owned shall be so disregarded. As used in this paragraph, “public sector instrumentality” means the Central Bank of Turkey, any department, ministry or agency of the federal government of Turkey or any corporation, trust, financial institution or other entity owned or controlled by the federal government of Turkey or any of the foregoing, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of a corporation, trust, financial institution or other entity.

Further Issues of Debt Securities of a Series

From time to time, without the consent of holders of the debt securities of any series that have been designated Collective Action Securities, and subject to the required approvals under Turkish law, Turkey may create and issue additional debt securities with the same terms and conditions as those of the debt securities of that series (or the same except for the amount of the first interest payment and the issue price), provided that such additional debt securities are fungible with the existing notes of such series for purposes of U.S. federal income taxation (regardless of whether any holders of such debt securities are subject to the U.S. federal tax laws). Turkey may also consolidate the additional debt securities to form a single series with the outstanding notes.

Collective Action Securities Issued On or After January 1, 2015

The following descriptions apply to any series of debt securities that has been designated Collective Action Securities and issued on or after January 1, 2015.

Acceleration of Maturity

If an event of default described under the heading “Debt Securities — Default” above occurs and is continuing with respect to any series of debt securities that have been designated Collective Action Securities, the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of that series may, by notice to the fiscal agent, declare all the debt securities of that series to be due and payable immediately. Holders of less than 25% of the aggregate principal amount of the outstanding debt securities of that series may not, on their own, declare the debt securities of that series to be due and payable immediately. Holders of notes may exercise these rights only by providing a written demand to Turkey at the office of the fiscal agent at a time when the event of default is continuing.

Upon any declaration of acceleration, the principal, interest and all other amounts payable on the debt securities of that series will be immediately due and payable on the date Turkey receives written notice of the declaration, unless Turkey has remedied the event or events of default prior to receiving the notice. The holders of 66 2/3% or more of the aggregate principal amount of the outstanding debt securities of that series may rescind a declaration of acceleration if the event or events of default giving rise to the declaration have been cured or waived.

Meetings, Amendments and Waivers

Turkey may call a meeting of the holders of debt securities of a series at any time regarding the fiscal agency agreement or the debt securities of the series. Turkey will determine the time and place of the meeting.

Turkey will notify the holders of the time, place and purpose of the meeting not less than 30 and not more than 60 days before the meeting.

In addition, Turkey or the fiscal agent will call a meeting of holders of debt securities of a series if the holders of at least 10% in principal amount of all debt securities of the series then outstanding have delivered a written request to Turkey or the fiscal agent (with a copy to Turkey) setting out the purpose of the meeting.

Within 10 days of receipt of such written request or copy thereof, Turkey will notify the fiscal agent and the fiscal agent will notify the holders of the time, place and purpose of the meeting called by the holders, to take place not less than 30 and not more than 60 days after the date on which such notification is given.

Only holders and their proxies are entitled to vote at a meeting of holders. Turkey will set the procedures governing the conduct of the meeting and if additional procedures are required, Turkey will consult with the fiscal agent to establish such procedures as are customary in the market.

Modifications may also be approved by holders of debt securities of a series pursuant to written action with the consent of the requisite percentage of debt securities of such series. The fiscal agent will solicit the consent of the relevant holders to the modification not less than 10 and not more than 30 days before the expiration date for the receipt of such consents as specified by the fiscal agent.

The holders may generally approve any proposal by Turkey to modify the fiscal agency agreement or the terms of the debt securities of a series with the affirmative vote (if approved at a meeting of the holders) or consent (if approved by written action) of holders of more than 50% of the outstanding principal amount of the debt securities of that series.

However, holders may approve, by vote or consent through one of three modification methods, any proposed modification by Turkey that would do any of the following (such subjects referred to as “reserved matters”):

•	change the date on which any amount is payable on the debt securities;

•	reduce the principal amount (other than in accordance with the express terms of the debt securities and the fiscal agency agreement) of the debt securities;

•	reduce the interest rate on the debt securities;

•	change the method used to calculate any amount payable on the debt securities (other than in accordance with the express terms of the debt securities and the fiscal agency agreement);

•	change the currency or place of payment of any amount payable on the debt securities;

•	modify Turkey’s obligation to make any payments on the debt securities (including any redemption price therefor);

•	change the identity of the obligor under the debt securities;

•	change the definition of “outstanding debt securities” or the percentage of affirmative votes or written consents, as the case may be, required to make a “reserved matter modification”;

•	change the definition of “uniformly applicable” or “reserved matter modification”;

•

authorize the fiscal agent, on behalf of all holders of the debt securities, to exchange or substitute all the debt securities for, or convert all the debt securities into, other obligations or securities of Turkey or any other person; or

•	change the legal ranking, governing law, submission to jurisdiction or waiver of immunities provisions of the terms of the debt securities.

A change to a reserved matter, including the payment terms of the debt securities, can be made without your consent, as long as the change is approved, pursuant to one of the three following modification methods, by vote or consent by:

•	the holders of more than 75% of the aggregate principal amount of the outstanding debt securities of a series affected by the proposed modification;

•

where such proposed modification would affect the outstanding debt securities of two or more series, the holders of more than 75% of the aggregate principal amount of the outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, if certain “uniformly applicable” requirements are met; or

•

where such proposed modification would affect the outstanding debt securities of two or more series, the holders of more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, and the holders of more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the modification, taken individually.

“Uniformly applicable,” as referred to above, means a modification by which holders of debt securities of all series affected by that modification are invited to exchange, convert or substitute their debt securities on the same terms for (x) the same new instruments or other consideration or (y) new instruments or other consideration from an identical menu of instruments or other consideration. It is understood that a modification will not be considered to be uniformly applicable if each exchanging, converting or substituting holder of debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of debt securities of any series affected by that modification (or, where a menu of instruments or other consideration is offered, each exchanging, converting or substituting holder of debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of debt securities of any series affected by that modification electing the same option under such menu of instruments).

Turkey may select, in its discretion, any modification method for a reserved matter modification in accordance with the fiscal agency agreement and to designate which series of debt securities will be included for approval in the aggregate of modifications affecting two or more series of debt securities. Any selection of a modification method or designation of series to be included will be final for the purpose of that vote or consent solicitation.

Before soliciting any consent or vote of any holder of debt securities for any change to a reserved matter, Turkey will provide the following information to the fiscal agent for distribution to the holders of debt securities of any series that would be affected by the proposed modification:

•

a description of Turkey’s economic and financial circumstances that are in Turkey’s opinion relevant to the request for the proposed modification, a description of Turkey’s existing debts and description of its broad policy reform program and provisional macroeconomic outlook;

•

if Turkey shall at the time have entered into an arrangement for financial assistance with multilateral and/or other major creditors or creditor groups and/or an agreement with any such creditors regarding debt relief, (x) a description of any such arrangement or agreement and (y) where permitted under the information disclosure policies of the multilateral or other creditors, as applicable, a copy of the arrangement or agreement;

•	a description of Turkey’s proposed treatment of external debt instruments that are not affected by the proposed modification and its intentions with respect to any other major creditor groups; and

•	if Turkey is then seeking any reserved matter modification affecting any other series of debt securities, a description of that proposed modification.

For purposes of determining whether the required percentage of holders of the debt securities of a series has approved any amendment, modification or change to, or waiver of, the debt securities or the fiscal agency agreement, or whether the required percentage of holders has delivered a notice of acceleration of the debt securities of that series, debt securities held by Turkey or any public sector instrumentality of Turkey or by a corporation, trust or other legal entity that is controlled by Turkey or a public sector instrumentality will be disregarded and deemed not to be outstanding and may not be counted in a vote or consent solicitation for or against a proposed modification, if on the record date for the proposed modification or other action or instruction hereunder, the debt security is held by Turkey or by a public sector instrumentality, or by a corporation, trust or other legal entity that is controlled by Turkey or a public sector instrumentality, except that (x) debt securities held by Turkey or any public sector instrumentality of Turkey or by a corporation, trust or other legal entity that is controlled by Turkey or a public Turkey instrumentality which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the fiscal agent the pledgee’s right so to act with respect to such debt securities and that the pledgee is not Turkey or a public sector instrumentality, and in case of a dispute concerning such right, the advice of counsel shall be full protection in respect of any decision made by the fiscal agent in accordance with such advice and any certificate, statement or opinion of counsel may be based, insofar as it relates to factual matters or information which is in the possession of the fiscal agent, upon the certificate, statement or opinion of or representations by the fiscal agent; and (y) in determining whether the fiscal agent will be protected in relying upon any such action or instructions hereunder, or any notice from holders, only debt securities that a responsible officer of the fiscal agent knows to be so owned or controlled will be so disregarded. Debt securities so owned which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the fiscal agent the pledgee’s right so to act with respect to such debt securities and that the pledgee is not Turkey or a public sector instrumentality.

As used in the preceding paragraph, “public sector instrumentality” means any department, secretary, ministry or agency of Turkey, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests, by contract or otherwise, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of that legal entity.

Other Amendments

Turkey and the Fiscal Agent may, without the vote or consent of any holder of debt securities of a series, amend the Fiscal Agency Agreement or the debt securities of the series for the purpose of:

•	adding to Turkey’s covenants for the benefit of the holders;

•	surrendering any of Turkey’s rights or powers with respect to the debt securities of that series;

•	securing the debt securities of that series;

•	curing any ambiguity or curing, correcting or supplementing any defective provision in the debt securities of that series or the Fiscal Agency Agreement;

•

amending the debt securities of that series or the Fiscal Agency Agreement in any manner that Turkey may determine and that does not materially adversely affect the interests of any holders of the debt securities of that series; or

•	correcting, in the opinion of Turkey, a manifest error of a formal, minor or technical nature.

Further Issues of Debt Securities of a Series

From time to time, without the consent of holders of the debt securities of any series that have been designated Collective Action Securities, and subject to the required approvals under Turkish law, Turkey may create and issue additional debt securities with the same terms and conditions as those of the debt securities of that series (or the same except for the amount of the first interest payment and the issue price), provided that such additional debt securities are fungible with the existing notes of such series for purposes of U.S. federal income taxation (regardless of whether any holders of such debt securities are subject to the U.S. federal tax laws). Turkey may also consolidate the additional debt securities to form a single series with the outstanding notes.

PLAN OF DISTRIBUTION

Turkey may sell any combination of the debt securities in any of three ways:

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.

Each prospectus supplement will set forth:

•	the name or names of any underwriters or agents;

•	the purchase price of the securities of that series;

•	the net proceeds to Turkey from the sale of the securities;

•	any underwriting discounts, agent commissions or other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

The securities may be sold from time to time in distinct series by different means at different prices that are negotiated and fixed or that vary based on market prices.

Underwriters used in the sale of securities will distribute the securities on a firm commitment basis. In this case, the underwriters will acquire the securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale. Turkey may offer the securities to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters. If securities are sold, there is no requirement to announce any such sale.

Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all such securities if any are purchased. The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

Turkey may also sell securities of any series directly to the public or through agents designated by Turkey from time to time. Unless otherwise specified in the applicable prospectus supplement, an agent used in the sale of securities will sell the securities on a reasonable best efforts basis for the period of its appointment.

In compliance with Financial Industry Regulatory Authority guidelines, the maximum compensation to any underwriters or agents in connection with the sale of any securities pursuant to this prospectus and any applicable prospectus supplement will not exceed 8% of the aggregate total offering price to the public of such securities as set forth on the cover page of the applicable prospectus supplement; however, it is anticipated that the maximum compensation paid will be significantly less than 8%.

Turkey may authorize agents, underwriters or dealers to solicit offers by certain specified entities to purchase the securities from Turkey under “delayed delivery” contracts. Purchasers of securities under delayed delivery contracts will pay the public offering price plus accrued interest, if any, and will take delivery of the securities on a date or dates stated in the applicable prospectus supplement. Delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement. The applicable prospectus supplement will set forth the commission payable for solicitation of these delayed delivery contracts.

Turkey may agree to indemnify agents and underwriters against certain liabilities, including liabilities under the United States Securities Act of 1933, as amended, or to contribute to payments which the agents or underwriters may be required to make in respect of any of these liabilities. Agents and underwriters may engage in transactions with or perform services for Turkey in the ordinary course of business.

Unless otherwise specified in the applicable prospectus supplement, Turkey will not register under the Securities Act the securities that it will offer and sell outside the United States. Thus, subject to certain exceptions, Turkey cannot offer, sell or deliver those securities within the United States or to U.S. persons. When Turkey offers or sells securities outside the United States, each underwriter or dealer involved in the sale of the securities will acknowledge that the securities:

•	have not been and will not be registered under the Securities Act; and

•	may not be offered or sold within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

Each of these underwriters or dealers will agree:

•	that it has not offered or sold, and will not offer or sell, any of these securities within the United States except in accordance with Rule 903 of Regulation S under the Securities Act; and

•	that neither such underwriter or dealer nor its affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts with respect to these securities.

DEBT RECORD

Turkey has not defaulted on any principal or interest of any external debt represented by bonds issued in public international markets since it began issuing such bonds in 1988.

VALIDITY OF THE SECURITIES

The validity of the debt securities will be passed upon for Turkey by the Chief Legal Advisor and Director General of Trials, Ministry of Treasury and Finance, the Republic of Turkey. Certain legal matters of United States law will be passed upon for Turkey by Arnold & Porter Kaye Scholer LLP, United States counsel to Turkey, and for the underwriters, if any, by United States counsel and Turkish counsel to the underwriters named in the applicable prospectus supplement.

As to all matters of Turkish law, Arnold & Porter Kaye Scholer LLP may rely on the opinion of the Chief Legal Advisor and Director General of Trials, Ministry of Treasury and Finance, the Republic of Turkey. As to all matters of United States law, the Chief Legal Advisor and Director General of Trials, Ministry of Treasury and Finance, the Republic of Turkey may rely on the opinion of Arnold & Porter Kaye Scholer LLP. Certain statements with respect to matters of Turkish law in this prospectus have been passed upon by the Chief Legal Advisor and Director General of Trials, Ministry of Treasury and Finance, the Republic of Turkey and are made upon his or her authority.

OFFICIAL STATEMENTS

The information set forth herein and in the documents incorporated by reference has been reviewed by the Director General of Debt Office, Ministry of Treasury and Finance, the Republic of Turkey, in his official capacity, and is included herein on his authority. Information included herein or therein which is identified as being taken or derived from a publication of Turkey or an agency, instrumentality or state economic enterprise of Turkey is included on the authority of such publication as a public official document of Turkey.

AUTHORIZED AGENT

The authorized agent of Turkey in the United States of America is the Treasury and Financial Counselor of the Republic of Turkey, whose address is: Turkish Embassy, Office of the Counselor for Treasury and Financial Affairs, 2525 Massachusetts Avenue N.W., Washington, D.C. 20008.

PRINCIPAL OFFICE OF THE REPUBLIC

Ministry of Treasury and Finance

Ismet Inonu Bulvari

06510 Emek

Ankara

Turkey

FISCAL AGENT, PAYING AGENT, TRANSFER AGENT, EXCHANGE AGENT

(WITH RESPECT TO CITIBANK, N.A., LONDON BRANCH) AND REGISTRAR

For USD Denominated Issuances	For EUR Denominated Issuances
The Bank of New York Mellon	Citibank, N.A., London Branch
101 Barclay Street, Floor 7 East	Citigroup Centre
New York, New York 10286	Canada Square
U.S.A.	Canary Wharf, London
E14 5LB

LEGAL ADVISERS TO THE REPUBLIC

As to United States Law	As to Turkish Law
Arnold & Porter Kaye Scholer LLP	Chief Legal Advisor and Director
250 West 55th Street	General of Trials to
New York, New York 10019	Ministry of Treasury and Finance
U.S.A.	Dikmen Caddesi, No: 12
06420 Çankaya
Ankara Turkey

TÜRKİYE CUMHURİYETİ

(THE REPUBLIC OF TURKEY)

$                                 % NOTES DUE                 ,

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

CITIGROUP	GOLDMAN SACHS INTERNATIONAL	J.P. MORGAN

March     , 2022